      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1996


                                                       REGISTRATION NO. 333-2582

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         SUNRISE ASSISTED LIVING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          8361                         54-1746596
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                            ------------------------

                          9401 LEE HIGHWAY, SUITE 300
                            FAIRFAX, VIRGINIA 22031
                                 (703) 273-7500
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                PAUL J. KLAASSEN
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         SUNRISE ASSISTED LIVING, INC.
                          9401 LEE HIGHWAY, SUITE 300
                            FAIRFAX, VIRGINIA 22031
                                 (703) 273-7500
(NAME AND ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

            ROBERT J. WALDMAN, ESQ.                         J. VAUGHAN CURTIS, ESQ.
            GEORGE P. BARSNESS, ESQ.                          NILS H. OKESON, ESQ.
             HOGAN & HARTSON L.L.P.                              ALSTON & BIRD
          555 THIRTEENTH STREET, N.W.                      1201 WEST PEACHTREE STREET
             WASHINGTON, D.C. 20004                          ATLANTA, GA 30309-3424

                            ------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this Form are to offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         SUNRISE ASSISTED LIVING, INC.

               CROSS-REFERENCE SHEET PURSUANT TO REGULATION S-K,
              ITEM 501(b), SHOWING THE LOCATION IN THE PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-1

  FORM S-1                                                              LOCATION OR
  ITEM NO.                      CAPTION                            CAPTION IN PROSPECTUS
  --------   ---------------------------------------------  -----------------------------------
      1.     Forepart of the Registration Statement and
               Outside Front Cover Page of Prospectus.....  Outside Front Cover Page
      2.     Inside Front and Outside Back Cover Pages of
               Prospectus.................................  Inside Front and Outside Back Cover
                                                              Pages; Additional Information
      3.     Summary Information, Risk Factors and Ratio
               of Earnings to Fixed Charges...............  Prospectus Summary; Risk Factors;
                                                              Business
      4.     Use of Proceeds..............................  Use of Proceeds
      5.     Determination of Offering Price..............  Underwriting
      6.     Dilution.....................................  Dilution
      7.     Selling Security Holders.....................  Outside Front Cover Page; Principal
                                                              and Selling Stockholders
      8.     Plan of Distribution.........................  Outside Front Cover Page;
                                                              Underwriting
      9.     Description of Securities to be Registered...  Description of Capital Stock
     10.     Interests of Named Experts and Counsel.......  Legal Matters; Experts
     11.     Information with Respect to the Registrant...  Outside Front Cover; Prospectus
                                                              Summary; The Company and its
                                                              Predecessors; Risk Factors;
                                                              Business; Use of Proceeds;
                                                              Dividend Policy; Capitalization;
                                                              Dilution; Selected Financial
                                                              Data; Management's Discussion and
                                                              Analysis of Financial Condition
                                                              and Results of Operations;
                                                              Business; Management; Certain
                                                              Transactions; Principal and
                                                              Selling Stockholders; Description
                                                              of Capital Stock; Shares Eligible
                                                              for Future Sale; Consolidated and
                                                              Combined Financial Statements
     12.     Disclosure of Commission Position on
               Indemnification for Securities Act
               Liabilities................................  Not applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



PROSPECTUS          SUBJECT TO COMPLETION, DATED MAY 7, 1996


                 , 1996
                                5,000,000 SHARES

                                  [SUNRISE LOGO]

                                  COMMON STOCK

      All of the 5,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"), offered hereby are being sold by Sunrise Assisted Living, Inc. ("Sunrise" or the "Company"). Up to 750,000 additional shares may be sold by certain stockholders of the Company (the "Selling Stockholders") if the Underwriters exercise their over-allotment option. See "Principal and Selling Stockholders" and "Underwriting." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

     Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $17.00 and $19.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.


     The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "SNRZ."


      SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
            SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                 CRIMINAL OFFENSE.
                             ------------------------

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

- --------------------------------------------------------------------------------

                                                 PRICE            UNDERWRITING           PROCEEDS
                                                TO THE            DISCOUNTS AND           TO THE
                                                PUBLIC           COMMISSIONS(1)         COMPANY(2)
- --------------------------------------------------------------------------------------------------------
Per Share................................           $                   $                    $
Total(3).................................           $                   $                    $

- --------------------------------------------------------------------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting expenses payable by the Company estimated at $1,200,000.

(3) The Selling Stockholders have granted to the Underwriters an option, exercisable within 30 days hereof, to purchase up to an aggregate of 750,000 additional shares of Common Stock at the price to the public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to the Public, Underwriting Discounts and Commissions, and
    Proceeds to the Selling Stockholders will be $          , $          , and
    $          , respectively. See "Underwriting."

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain prior conditions including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of such shares
will be made in New York, New York, on or about             , 1996.

DONALDSON, LUFKIN & JENRETTE
         SECURITIES CORPORATION

                   ALEX. BROWN & SONS
                                  INCORPORATED

                                                      NATWEST SECURITIES LIMITED

                          Sunrise Assisted Living Logo



                           SUNRISE MISSION STATEMENT



            To serve with kindness, love and professionalism, while


           demonstrating our commitment to the following principles:



       [Resident                                                            [Resident
        Photo]                                                               Photo]
 Nurturing the Spirit                                                Personalizing Services
       [Resident
        Photo]                                                              [Resident
  Enabling Freedom of                                                        Photo]
        Choice                        [Facility Photo]                 Protecting Privacy
                                                                            [Resident
       [Resident                                                             Photo]
        Photo]                                                             Encouraging
Fostering Individuality                                                   Independence
                                                                            [Resident
       [Resident                                                             Photo]
        Photo]                                                        Involving Family and
  Preserving Dignity        Sunrise of Bluemont Park, VA (owned)             Friends



    For United Kingdom Purchasers: The shares of Common Stock offered hereby may not be offered or sold in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, whether as principal or agent (except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986) and this Prospectus may only be issued or passed on to any person in the United Kingdom if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995.


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

[LEFT FACING PAGE OF GATEFOLD]


                        [SUNRISE ASSISTED LIVING LOGO]


[PHOTO OF REGISTERED NURSE                  [PHOTO OF SUNRISE CARE MANAGER
ASSISTING RESIDENT WITH TAKING              HELPING RESIDENT WITH BATHING]
MEDICATION]


[PHOTO OF SUNRISE CARE MANAGER              [PHOTO OF RESIDENTS ENJOYING
ASSISTING RESIDENT WITH EATING]             AFTERNOON COFFEE AT SUNRISE OF
                                            ANNAPOLIS]




[PHOTO OF EXTERIOR OF    [PHOTO OF SITTING ROOM         [PHOTO OF EXTERIOR OF
SUNRISE OF ANNAPOLIS]    AT SUNRISE OF FALLS CHURCH]    SUNRISE OF FALLS CHURCH]

[RIGHT FACING PAGE OF GATEFOLD]


                        [SUNRISE ASSISTED LIVING LOGO]


TOP, LEFT TO RIGHT: Sunrise Registered
Nurse assists resident with taking
medication; Sunrise Care Managers help
residents with bathing and dressing

CENTER, LEFT TO RIGHT: Sunrise Care
Manager assists resident with eating;         [PHOTO OF SUNRISE CARE MANAGER
Residents enjoy afternoon coffee at           HELPING RESIDENT WITH DRESSING]
Sunrise of Annapolis, Maryland; Residents in lobby at Sunrise of Annapolis; Sunrise
Registered Nurse takes a resident's blood pressure.

BOTTOM, LEFT TO RIGHT: Signature Sunrise
Assisted Living facilities in Maryland and Virginia (Sunrise of Annapolis, MD (joint venture); sitting room, exterior and ice cream parlor at Sunrise of Falls Church, VA
(owned); and Sunrise of Arlington, VA (owned)


[PHOTO OF RESIDENTS IN LOBBY AT               [PHOTO OF REGISTERED NURSE TAKING
SUNRISE OF ANNAPOLIS]                         A RESIDENT'S BLOOD PRESSURE]

[PHOTO OF ICE CREAM PARLOR AT                 [PHOTO OF EXTERIOR OF SUNRISE
SUNRISE OF FALLS CHURCH]                      OF ARLINGTON]

                               PROSPECTUS SUMMARY


    The following summary is qualified in its entirety by the more detailed information and consolidated and combined financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Except as otherwise specified, all information in this Prospectus reflects (i) conversion of 2,444,444 shares of Series A Convertible Preferred Stock of the Company (the "Series A Preferred Stock") into an equal number of shares of Common Stock upon completion of the Offering and (ii) redemption of 1,000,000 shares of Series B Exchangeable Preferred Stock of the Company (the "Series B Preferred Stock") at a redemption price of $10.00 per share (plus any accrued but unpaid dividends) using a portion of the net proceeds of the Offering. Unless the context suggests otherwise, references in this Prospectus to the "Company" or "Sunrise" mean Sunrise Assisted Living, Inc. and its subsidiaries and predecessor entities.


                                  THE COMPANY


    Sunrise Assisted Living, Inc. ("Sunrise" or the "Company") is a leading provider of assisted living services to the elderly. The Company currently operates 30 assisted living facilities in nine states with a capacity of approximately 2,500 residents, including 23 facilities owned by the Company or in which it has ownership interests and seven facilities managed for third parties. The Company had revenues of $37.4 million in 1995 and $10.4 million for the three months ended March 31, 1996. Approximately 98% of these revenues were derived from private pay sources. The Company's three-year growth objective is to develop and own at least 40 new Sunrise assisted living facilities with a capacity of approximately 3,600 residents. To date, the Company has obtained zoning approval for 17 new facilities with a total resident capacity of 1,560, including five facilities currently under construction. The Company has also entered into contracts to purchase 13 additional sites and is negotiating purchase terms for the remaining identified sites. Since the first Sunrise facility opened in 1981, the Company has developed 24 facilities, 16 of which it currently owns, and has completed all facilities for which it obtained zoning approval. In addition to its construction and development plans, the Company plans to acquire up to 15 additional facilities over the next three years.



    The Company believes that the assisted living industry is emerging as a preferred alternative to meet the growing demand for a cost-effective setting in which to care for the elderly who do not require the more intensive medical attention provided by a skilled nursing facility but cannot live independently due to physical or cognitive frailties. In general, assisted living represents a combination of housing and 24-hour a day personal support services designed to aid elderly residents with activities of daily living, such as bathing, eating, personal hygiene, grooming and dressing. Certain assisted living facilities may also provide assistance to residents with low acuity medical needs, or may offer higher levels of personal assistance for incontinent residents or residents with Alzheimer's disease or other forms of dementia. The assisted living industry is highly fragmented and characterized by numerous small operators. The Company believes that few assisted living operators provide a comprehensive range of assisted living services which permit elderly residents to "age in place." Annual expenditures in the assisted living industry have been estimated to be approximately $12 billion, including facilities ranging from "board and care" to full-service assisted living facilities such as those operated by the Company. The Company believes that consumer preference and demographic trends will allow assisted living to remain one of the fastest growing segments of elder care.


    The Company's objective is to capitalize on its 15-year history as a pioneer and leading provider in the assisted living industry and on the growing demand for assisted living as the preferred setting for elderly care. The Company's strategy is to: (i) provide high-quality personalized resident care and services; (ii) provide a full range of assisted living services; (iii) rapidly develop the Sunrise model in targeted markets; (iv) maintain the depth and quality of its management team; (v) pursue acquisitions and contract management opportunities; and (vi) achieve the benefits of regional density by clustering facilities.

                                  THE OFFERING


Common Stock offered by the Company... 5,000,000 shares
Common Stock to be outstanding
after the Offering.................... 13,516,419 shares(1)
Use of Proceeds....................... To finance the development and acquisition of additional assisted
                                       living facilities, to prepay a 25%
                                       mortgage participation interest and
                                       certain other indebtedness, to redeem
                                       the Series B Preferred Stock held by
                                       persons who may be considered affiliates
                                       of the Company and for working capital
                                       and other general corporate purposes.
                                       See "Use of Proceeds."
Nasdaq National Market symbol......... SNRZ


- ---------------

(1) Does not include (i) 1,315,266 shares of Common Stock subject to outstanding options at March 31, 1996 at a weighted average exercise price of $7.76 per share, (ii) 120,000 shares of Common Stock subject to options that the Company has agreed to grant prior to completion of the Offering at an exercise price per share equal to the initial public offering price, (iii) up to 250,000 shares of Common Stock subject to options that the Company expects to grant prior to completion of the Offering at an exercise price per share equal to the initial public offering price, and (iv) outstanding warrants for 50,000 shares of Common Stock at an exercise price per share equal to 85% of the initial public offering price. Under the treasury stock method of computation, outstanding options and warrants represent 755,902 common stock equivalents. See "Management -- 1996 Directors' Stock Option Plan," "-- 1995 Stock Option Plan" and "-- Non-Plan Stock Option Grant" and "Description of Capital Stock -- Warrants."

                             SUMMARY FINANCIAL DATA


                                                                                                        THREE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                                MARCH 31,
                                   -------------------------------------------------------------      -----------------------
                                    1991         1992         1993         1994          1995          1995           1996
                                                      (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA(1):
Operating revenue:
  Resident fees.................   $10,358      $15,801      $23,994      $32,139      $  34,893      $ 8,396      $    9,850
  Management services income....       605        1,078        1,604        1,830          2,498          498             597
                                   -------      -------      -------      -------      ---------      -------      ----------
                                    10,963       16,879       25,598       33,969         37,391        8,894          10,447
Operating expenses:
  Facility operating expenses...     8,386       11,824       17,761       17,983         21,202        5,346           6,510
  Facility development and pre-
    opening expenses............       189          231          474          263          1,201          204             184
  General and administrative....       993        1,655        2,034        4,183          6,875        1,322           2,121
  Depreciation and
    amortization................       618        1,355        2,799        3,160          3,042          760             882
                                   -------      -------      -------      -------      ---------      -------      ----------
Income from operations..........       777        1,814        2,530        8,380          5,071        1,262             750
  Interest income...............       267          350          317          566          1,229          330             278
  GECC mortgage interest
    expense.....................     --           --              --       (5,262)       (15,562)      (2,351)         (2,339)
  Other interest expense........    (1,115)      (2,212)      (3,808)      (3,060)        (1,320)        (268)           (478)
Equity in (losses) earnings on
  investments in unconsolidated
  partnerships..................      (754)        (299)        (104)          33             81           27              29
Minority interest...............        87          176          428          172             97            6              52
                                   -------      -------      -------      -------      ---------      -------      ----------
(Loss) income before
  extraordinary item............      (738)        (171)        (637)         829        (10,404)        (994)         (1,708)
Extraordinary item..............     --           --           --             850         --            --             --
                                   -------      -------      -------      -------      ---------      -------      ----------
Net (loss) income...............   $  (738)     $  (171)     $  (637)     $ 1,679      $ (10,404)     $  (994)     $   (1,708)
                                   =======      =======      =======      =======      =========      =======      ==========
PRO FORMA DATA(2):
Net loss per common share.......                                                       $   (1.18)                  $    (0.21)
Weighted average common shares
  and equivalents outstanding...                                                       8,826,127                    9,022,321
OPERATING AND OTHER DATA:
Facilities (at end of period):
  Owned (3).....................         9           14           16           19             20           19              22
  Managed.......................         2            5            7            9              8            8               8
                                   -------      -------      -------      -------      ---------      -------      ----------
    Total.......................        11           19           23           28             28           27              30
                                   =======      =======      =======      =======      =========      =======      ==========
Resident capacity (at end of
  period):
  Owned (3).....................       575        1,067        1,289        1,473          1,557        1,469           1,770
  Managed.......................       143          549          652          772            712          712             712
                                   -------      -------      -------      -------      ---------      -------      ----------
    Total.......................       718        1,616        1,941        2,245          2,269        2,181           2,482
                                   =======      =======      =======      =======      =========      =======      ==========
Occupancy rate (4)..............                               94.0%        94.8%          91.7%        91.8%           91.5%



                                                                                   AT MARCH 31, 1996
                                                                       ------------------------------------------
                                                                                                     PRO FORMA
                                                                        ACTUAL     PRO FORMA(2)    AS ADJUSTED(5)
                                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...........................................      6,255         6,255           62,155
Working capital.....................................................      1,016         1,016           56,916
Total assets........................................................    155,424       156,242          212,142
Total debt..........................................................    144,769       144,769          128,169
Series A convertible preferred stock................................     24,464        --              --
Series B exchangeable preferred stock...............................     10,000        10,000          --
Total common stockholders' (deficit) equity.........................    (34,420)       (9,011)          73,489


- ---------------
(1) The historical financial data for years prior to 1995 represent combined historical financial data for the Company's predecessor entities. See Note 1 of Notes to Consolidated and Combined Financial Statements.

(2) Gives effect to conversion of the Series A Preferred Stock into 2,444,444 shares of Common Stock and the issuance of 52,500 shares of Common Stock in exchange for additional partnership interests in one facility, all upon completion of the Offering. See "Certain Transactions." Does not include an anticipated charge to earnings of approximately $1.0 million in the quarter in which the Offering is completed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Anticipated Charge to Earnings."


(3) Includes the Queen Anne and Towson facilities in which the Company owns minority interests. Prior to 1994, several of the owned facilities were leased from predecessor entities.


(4) Based on monthly occupancy for owned facilities operated for at least 12 months, excluding facilities with temporary vacancies due to renovations or resident relocation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Government Regulation."


(5) Gives effect to the receipt and application of an estimated $82.5 million of net proceeds of the Offering.

                                  RISK FACTORS

     Prospective investors should carefully consider the factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Common Stock offered hereby.

RECENT NET LOSSES AND ANTICIPATED NET LOSS; STOCKHOLDERS' DEFICIT


     The Company incurred a net loss of $10.4 million in 1995, or a net loss per common share of $1.94, compared to net income (after a $0.9 million extraordinary gain) of $1.7 million in 1994 and a net loss of $0.6 million in 1993. The Company incurred a net loss of $1.7 million for the three months ended March 31, 1996, or a net loss per common share of $0.37, compared to a net loss of $1.0 million for the three months ended March 31, 1995. As a result of expenses incurred to support its growth strategy, the Company anticipates that it will incur a net loss in 1996 and may continue to do so thereafter if the Company does not achieve its development objectives, a significant number of newly developed assisted living facilities do not achieve break-even operating results within the time expected or development, construction or operating expenses exceed expectations. At March 31, 1996, the Company had a stockholders' deficit of $34.4 million. After giving effect to the receipt and application of the net proceeds of the Offering (estimated to be $82.5 million assuming an initial public offering price of $18.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company), pro forma stockholders' equity would have been $73.5 million. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


DEVELOPMENT AND CONSTRUCTION RISKS

     During the next three years, the Company plans to develop at least 40 new Sunrise assisted living facilities with a capacity of approximately 3,600 residents. The Company's ability to achieve its development plans will depend upon a variety of factors, many of which are beyond the Company's control. There can be no assurance that the Company will not suffer delays in its development program, which could slow the Company's growth. The successful development of additional assisted living facilities will involve a number of risks, including the possibility that the Company may be unable to locate suitable sites at acceptable prices or may be unable to obtain, or may experience delays in obtaining, necessary zoning, land use, building, occupancy, licensing and other required governmental permits and authorizations. The Company may also incur construction costs that exceed original estimates, may not complete construction projects on schedule and may experience competition in the search for suitable development sites. The Company relies on third-party general contractors to construct its new assisted living facilities. There can be no assurance that the Company will not experience difficulties in working with general contractors and subcontractors, which could result in increased construction costs and delays. Further, facility development is subject to a number of contingencies over which the Company will have little control and that may adversely affect project cost and completion time, including shortages of, or the inability to obtain, labor or materials, the inability of the general contractor or subcontractors to perform under their contracts, strikes, adverse weather conditions and changes in applicable laws or regulations or in the method of applying such laws and regulations. Accordingly, if the Company is unable to achieve its development plans, its business, financial condition and results of operations could be adversely affected. See "Business -- The Sunrise Strategy" and "-- Facility Development."

ACQUISITION RISKS; DIFFICULTIES OF INTEGRATION


     In addition to developing additional assisted living facilities, over the next three years the Company currently plans to acquire up to 15 additional assisted living facilities or other properties that can be repositioned as Sunrise assisted living facilities. The Company is actively pursuing acquisition opportunities and has had discussions with a number of potential sellers regarding potential acquisition transactions. Possible acquisition transactions are in the early stage of review by the Company. The Company has not entered into any agreements with respect to any material acquisitions. There can be no assurance that the Company's acquisition of assisted living facilities will be completed at the rate currently expected, if at all. The success of the Company's acquisitions will be determined by numerous factors, including the Company's ability to identify suitable acquisition candidates, competition for such acquisitions, the purchase price, the financial performance of the facilities after acquisition and the ability of the Company to integrate effectively the operations of acquired facilities. Any failure by the Company to integrate or operate acquired facilities effectively may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- The Sunrise Strategy" and "-- Facility Acquisitions."

NEED FOR ADDITIONAL FINANCING


     To achieve its growth objectives, the Company will need to obtain sufficient financial resources to fund its development, construction and acquisition activities. The estimated cost to complete and lease up the 40 new Sunrise model facilities targeted for completion over the next three years is between $300 million and $400 million, which substantially exceeds the net proceeds of the Offering. Accordingly, the Company's future growth will depend on its ability to obtain additional financing on acceptable terms. The Company currently estimates that the net proceeds of the Offering, together with existing financing commitments and financing expected to be available, will be sufficient to fund its development and acquisition programs for at least the next 12 months. The Company will from time to time seek additional funding through public or private financing sources, including equity or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. There can be no assurance that adequate funding will be available as needed or on terms acceptable to the Company. A lack of funds may require the Company to delay or eliminate all or some of its development projects and acquisition plans. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."



ADVERSE CONSEQUENCES OF INDEBTEDNESS AND OTHER OBLIGATIONS OF THE COMPANY



     LEVERAGE. The Company was subject to mortgage, construction and other indebtedness in an aggregate principal amount of approximately $144.8 million at March 31, 1996. The Company intends to continue financing its properties through mortgage financing and possibly operating leases or other financing vehicles, including lines of credit. The amount of mortgage indebtedness and other debt and debt related payments is expected to increase substantially as the Company pursues its growth strategy. As a result, an increasing portion of the Company's cash flow will be devoted to debt service and related payments and the Company will continue to be subject to risks normally associated with leverage. The consequences of such leverage include, but are not limited to, compliance with financial covenants and other restrictions that (i) require the Company to meet certain financial tests and maintain certain escrows of funds, (ii) require that the Company's founders, Paul Klaassen and Teresa Klaassen (the "Founders" or "Selling Stockholders"), maintain ownership of at least 25% of the Common Stock and that one of them serve as Chairman of the Board and President of the Company, (iii) limit, among other things, the ability of the Company and certain Company subsidiaries to borrow additional funds, dispose of assets and engage in mergers or other business combinations, and (iv) prohibit the Company from operating competing facilities within certain distances from mortgaged facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 8 of Notes to Consolidated and Combined Financial Statements.



     RISK OF RISING INTEREST RATES. At March 31, 1996, approximately $56.7 million in principal amount of the Company's indebtedness bore interest at floating rates. In addition, indebtedness that the Company may incur in the future may also bear interest at a floating rate. Therefore, increases in prevailing interest rates could increase the Company's interest payment obligations and could have an adverse effect on the Company's business, financial condition and results of operations. For example, a one-eighth of one percent increase in interest rates would increase the Company's annual interest expense by approximately $71,000. Approximately $8.0 million of floating rate indebtedness will be prepaid using a portion of the net proceeds of the Offering.



     CONSEQUENCES OF DEFAULT. There can be no assurance that the Company will generate sufficient cash flow from operations to cover required interest, principal and any operating lease payments. Any payment or other default could cause the lender to foreclose upon the facilities securing such indebtedness or, in the case of an operating lease, could terminate the lease, with a consequent loss of income and asset value to the Company. In certain cases, indebtedness secured by a facility is also secured by a pledge of the Company's interests in the facility. In the event of a default with respect to any such indebtedness, the lender could avoid the judicial procedures required to foreclose on real property by foreclosing on the pledge instead, thus accelerating the lender's acquisition of the facility. Further, because of cross-default and cross-collateralization provisions in certain of the Company's mortgages, a default by the Company on one of its payment obligations could adversely affect a significant number of the Company's other properties.



     BOND FINANCING. Two facilities have been financed by bonds. In order to continue to qualify for favorable tax treatment of the interest payable on these bonds, the facilities must comply with certain federal income tax requirements, principally pertaining to the maximum income level of a specified portion of the residents. Failure to satisfy these requirements constitutes an event of default under the bonds, thereby accelerating their maturity.



COMPETITION



     The long-term care industry is highly competitive and the Company believes that the assisted living segment, in particular, will become even more competitive in the future. The Company will be competing with numerous other companies providing similar long-term care alternatives such as home health care agencies, facility-based service programs, retirement communities and convalescent centers. In general, regulatory and other barriers to competitive entry in the assisted living industry are not substantial. In pursuing its growth strategy, the Company expects to face competition in its efforts to develop and acquire assisted living facilities. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than the Company. Consequently, there can be no assurance that the Company will not encounter increased competition that could limit its ability to attract residents or expand its business and that could have a material adverse effect on its business, financial condition and results of operations. Moreover, if the development of new assisted living facilities outpaces demand for those facilities in certain markets, such markets may become saturated. Such an oversupply of facilities could cause the Company to experience decreased occupancy, depressed margins and lower operating results. See "Business -- Competition."


DIFFICULTIES OF MANAGING RAPID GROWTH

     The Company expects that the number of owned and operated facilities will increase substantially as it pursues its development and acquisition programs for new assisted living facilities. This rapid growth will place significant demands on the Company's management resources. The Company's ability to manage its growth effectively will require it to continue to expand its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company is unable to manage its growth effectively, its business, financial condition and results of operations could be adversely affected. See "Business -- The Sunrise Strategy" and "-- Facility Development" and "Management."

DEPENDENCE ON SENIOR MANAGEMENT AND SKILLED PERSONNEL

     The Company depends on the services of Paul J. Klaassen, its Chairman of the Board, President, Chief Executive Officer and co-founder; Teresa M. Klaassen, its Executive Vice President and co-founder; and David W. Faeder, its Executive Vice President and Chief Financial Officer. The loss of the services of any such officers could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also depends on its ability to continue to attract and retain management personnel who will be responsible for the day-to-day operations of its assisted living facilities. If the Company is unable to hire qualified management personnel to operate its assisted living facilities, the Company's business, financial condition and results of operations could be adversely affected. See "Management."

STAFFING AND LABOR COSTS

     The Company competes with various health care services providers, including other elderly care providers, in attracting and retaining qualified or skilled personnel. A shortage of nurses or other trained personnel or general inflationary pressures may require the Company to enhance its wage and benefits package to compete effectively for personnel. In anticipation of the Company's growth plans, the Company's general and administrative expenses (which consist primarily of staffing and labor expenses, including hiring additional staff and increasing the salary and benefits of existing staff) have increased from 7.9% of operating revenue for 1993 to 12.3% of operating revenue for 1994 and 18.4% of operating revenue for 1995. General and administrative expenses were 20.3% of operating revenue for the three months ended March 31, 1996. There can be no assurance that the Company's labor costs will not continue to increase as a percentage of operating revenue. Any significant failure by the Company to attract and retain qualified employees, to control its labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



GOVERNMENT REGULATION



     The Company's assisted living facilities are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities, although requirements vary from state to state. In general, these requirements address, among other things: personnel education, training, and records; facility services, including administration of medication, assistance with self-administration of medication, and limited nursing services; monitoring of resident wellness; physical plant specifications; furnishing of resident units; food and housekeeping services; emergency evacuation plans; and resident rights and responsibilities, including in some states the right to receive certain health care services from providers of a resident's choice. In several states in which the Company operates or intends to operate, assisted living facilities also require a certificate of need before the facility can be opened. In most states, assisted living facilities also are subject to state or local building code, fire code and food service licensure or certification requirements. Like other health care facilities, assisted living facilities are subject to periodic survey or inspection by governmental authorities. From time to time in the ordinary course of business, the Company receives deficiency reports. The Company reviews such reports and seeks to take appropriate corrective action. Although most inspection deficiencies are resolved through a plan of correction, the reviewing agency typically is authorized to take action against a licensed facility where deficiencies are noted in the inspection process. Such action may include imposition of fines, imposition of a provisional or conditional license or suspension or revocation of a license or other sanctions. In March 1996, Maryland state officials imposed a $3,000 civil money fine against the Company for survey deficiencies at the Kensington facilities managed by the Company. The Company is appealing such fine, which is the first fine assessed against the Company in its 15-year history. Any failure by the Company to comply with applicable requirements could have a material and adverse effect on the Company's business, financial condition and results of operations. Regulation of the assisted living industry is evolving and the Company's operations could also be adversely affected by, among other things, future regulatory developments such as mandatory increases in scope and quality of care to be afforded residents and revisions to licensing and certification standards. Increased regulatory requirements could increase costs of compliance with such requirements.



     Virginia state and local authorities initiated actions in 1995 alleging that the Company permitted non-ambulatory residents to reside at the Company's Gunston and Countryside facilities in violation of state licensure requirements and the state building code. The Company entered into consent decrees, pursuant to which it agreed to permit only ambulatory residents to reside at the facilities until the buildings had been upgraded to meet more stringent fire code requirements for non-ambulatory residents. During 1995, the Company made capital improvements to these two facilities at an aggregate cost of approximately $1.1 million. The Company is awaiting the issuance of new licenses that would enable non-ambulatory residents to reside at these facilities. During 1995, the Company also relocated non-ambulatory residents from another Company-owned facility in Virginia whose license prohibits non-ambulatory residents. During 1995, as a result of survey deficiencies, Pennsylvania officials rescinded the regular licenses for the two Company-managed skilled nursing facilities located in Pennsylvania and issued six-month provisional licenses. The regular facility licenses have been reinstated. Also in 1995, a local Maryland housing agency, citing a number of factors, including a desire to seek competitive pricing bids, consideration of other uses for the property and past survey results, advised the Company that it will put the management contract for the Kensington facilities out for bid when the existing management contract with the Company expires in September 1996.

     Federal and state anti-remuneration laws, such as the Medicare/Medicaid anti-kickback law, govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, certain direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of, a particular provider of health care items or services. The Medicare/Medicaid anti-kickback law has been broadly interpreted to apply to certain contractual relationships between health care providers and sources of patient referral. Similar state laws vary from state to state, are sometimes vague and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of health care providers or suppliers from participation in (i.e., furnishing covered items or services to beneficiaries of) the Medicare and Medicaid programs. Although the Company is not a Medicare or Medicaid provider or supplier, it is subject to these laws because (i) the state laws typically apply regardless of whether Medicare or Medicaid payments are at issue, (ii) the Company manages two nursing homes in Pennsylvania which are certified to participate in Medicare and Medicaid, and
(iii) as required under some state licensure laws, and for the convenience of its residents, some of the Company's assisted living facilities maintain contracts with certain health care providers and practitioners, including pharmacies, visiting nurse organizations and hospices, through which the health care providers make their health care items or services (some of which may be covered by Medicare or Medicaid) available to facility residents. There can be no assurance that such laws will be interpreted in a manner consistent with the practices of the Company. See "Business -- Government Regulation."


DISCRETIONARY USE OF PROCEEDS


     The Company will use approximately $8.6 million of the net proceeds of the Offering to prepay a 25% mortgage participation interest and $8.0 million of the net proceeds to prepay a portion of outstanding variable rate indebtedness. Approximately $10.0 million of the net proceeds of the Offering will be used to redeem the Series B Preferred Stock currently held by persons who may be considered affiliates of the Company. The Company expects to use the remaining net proceeds (estimated to be $55.9 million) to fund the development and acquisition of additional assisted living facilities and for working capital and general corporate purposes. The Company's management will, therefore, retain broad discretion in allocating a significant portion of the net proceeds of the Offering. See "Use of Proceeds."


ENVIRONMENTAL RISKS


     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the cost of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of its properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company, or acquired or operated by the Company in the future, could have an adverse effect on the Company's business, financial condition and results of operations. Environmental audits performed on the Company's properties have not revealed any significant environmental liability that management believes would have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given that existing environmental audits with respect to any of the Company's properties reveal all environmental liabilities.

LIABILITY AND INSURANCE


     The Company's business entails an inherent risk of liability. In recent years, participants in the long-term care industry, including the Company, have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which involve large claims and significant legal costs. The Company is from time to time subject to such suits as a result of the nature of its business. The Company currently maintains insurance policies in amounts and with such coverage and deductibles as it believes are adequate, based on the nature and risks of its business, historical experience and industry standards. The Company currently maintains professional liability insurance and general liability insurance. The Company's medical professional liability coverage is limited to $1,000,000 per occurrence and $3,000,000 in the aggregate for all claims per annual policy period. The non-medical professional liability insurance coverage is limited to $1,000,000 per wrongful act and $2,000,000 in the aggregate. The general liability insurance is limited to $1,000,000 per facility/per event, with additional specific limitations of $100,000 per event (premises damage), $5,000 per event (medical expenses) and $1,000 per event (patient's property damage). The Company also has an umbrella excess liability protection policy in the total amount of $25,000,000. There can be no assurance that claims will not arise which are in excess of the Company's insurance coverage or are not covered by the Company's insurance coverage. A successful claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect on the Company's financial condition and results of operations. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually and there can be no assurance that the Company will be able to continue to obtain liability insurance coverage in the future or, if available, that such coverage will be available on acceptable terms.


SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 13,516,419 shares of Common Stock outstanding. Of these shares, the 5,000,000 shares sold in the Offering (or a maximum of 5,750,000, if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by "affiliates" of the Company, as such term in defined in Rule 144 promulgated under the Securities Act. The remaining 8,516,419 shares are "restricted securities" within the meaning of Rule 144. Subject to certain exceptions, the Company and all holders of outstanding shares of Common Stock and optionees holding options to purchase a total of 908,331 shares of Common Stock have agreed with the Underwriters, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock, any options to purchase Common Stock or any securities convertible into or exchangeable for shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), except as to shares held by affiliates of DLJ, which require the prior written consent of the representatives of the Underwriters other than DLJ. Up to 8,516,419 shares may be sold, subject to the limitations of Rule 144, beginning in January 1997. After expiration of the lock-up period, the holders of all of the restricted securities will be entitled to certain demand and/or incidental registration rights with respect to such shares. If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Common Stock. Further, the Company intends to register promptly following completion of the Offering 1,748,065 shares of Common Stock reserved for issuance pursuant to the Company's stock option programs, under which options to purchase 1,435,266 shares will be outstanding upon completion of the Offering, of which options for 300,000 shares will vest and become exercisable effective upon completion of the Offering and options for 246,316 shares will vest and become exercisable upon effectiveness of such registration. In addition, warrants to purchase 50,000 shares of Common Stock are outstanding. Sales of substantial amounts of shares of Common Stock in the public market after the Offering or the perception that such sales could occur could adversely affect the market price of the Common Stock and the Company's ability to raise equity. See "Shares Eligible for Future Sale,"
"Management -- 1996 Directors' Stock Option Plan", "-- 1995 Stock Option Plan" and "-- Non-Plan Stock Option Grant" and "Underwriting."

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


     Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after completion of the Offering. For factors that will be considered in determining the initial public offering price, see "Underwriting." After completion of the Offering, the market price of the Common Stock could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the shares of Common Stock, variations in the Company's operating results, changes in earnings estimates by securities analysts, publicity regarding the industry or the Company and the adoption of new statutes or regulations (or changes in the interpretation of existing statutes or regulations) affecting the health care industry in general or the assisted living industry in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations may adversely affect the market price of the shares of Common Stock.



CONTROL BY EXISTING STOCKHOLDERS AND MANAGEMENT



     The Founders will beneficially own an aggregate of approximately 44.5% of the outstanding Common Stock after completion of the Offering (39.0%, if the Underwriters' over-allotment option is exercised in full). Executive officers and directors as a group (including the Founders) will beneficially own approximately 65.7% of the outstanding Common Stock after the Offering (60.2%, if the Underwriters' over-allotment option is exercised in full). As a result, the Founders and the Company's other executive officers and directors will have significant influence over all matters requiring approval by the Company's stockholders, including business combinations and the election of directors. See "Principal and Selling Stockholders."


ANTI-TAKEOVER PROVISIONS


     The Company's Restated Certificate of Incorporation (the "Certificate") and the Company's Amended and Restated Bylaws (the "Bylaws"), as well as Delaware corporate law, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of these provisions allow the Company to issue, without stockholder approval, preferred stock having rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements, including advance notice and super-majority voting provisions, that could make it more difficult for stockholders to effect certain corporate actions. In addition, the Company's Board of Directors is divided into three classes, each of which serves for a staggered three-year term, which may make it more difficult for a third party to gain control of the Board of Directors. As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law which, in general, prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) for three years following the date such person became an interested stockholder unless certain conditions are satisfied. Pursuant to a Board resolution adopted at the time of formation of the Company, the Section 203 limits do not apply to any "business combination" between the Company and the Founders, their respective "affiliates" or their respective estates. The Company also has adopted a Stockholder Rights Agreement. See "Description of Capital Stock -- Stockholder Rights Agreement."


IMMEDIATE AND SUBSTANTIAL DILUTION


     The existing stockholders of the Company acquired their shares of Common Stock at an average cost substantially below the assumed initial public offering price set forth on the cover page of this Prospectus. Therefore, purchasers of Common Stock in the Offering will experience immediate and substantial dilution in net tangible book value per share of approximately $13.03, assuming an initial public offering price of $18.00 per share. See "Dilution."

                        THE COMPANY AND ITS PREDECESSORS


     The Company's predecessor was founded in 1981, and Sunrise Assisted Living, Inc. was incorporated in Delaware on December 14, 1994. In January 1995, in order to combine various activities relating to the development, ownership and operation of the Sunrise assisted living facilities, the Founders contributed all of their interests in various predecessor entities to the Company in exchange for 100% of the Common Stock of the Company (the "Contribution Transaction"). The predecessor entities consisted of a management company, a development company, and various entities that held 100% ownership interests in 15 facilities, 50% ownership interests in five facilities and minority ownership interests in two facilities (collectively, the "Sunrise Entities"). The net assets contributed by the Founders in the Contribution Transaction had a negative book value of $17.6 million after giving effect to: (i) the historical cost, less depreciation, of the assets contributed; (ii) the GECC Mortgage (as defined below); (iii) cash distributions totaling $9.6 million made in 1995 by the Sunrise Entities to the Founders, a portion of which is expected to be used to satisfy certain tax liabilities incurred by the Founders in the Contribution Transaction; and (iv) $1.4 million of indebtedness (representing the discounted value of $2.1 million of interest-free indebtedness) of the Founders assumed by the Company as part of the Contribution Transaction. Immediately prior to the Contribution Transaction in 1994, Sunrise Entities made distributions totaling $5.9 million to the Founders. In addition, in January 1995, the Company issued 2,444,444 shares of Series A Convertible Preferred Stock in a private placement to certain institutional investors (the "Series A Investors") for which the Company received net proceeds of $20.2 million. See "Certain Transactions."



     Prior to June 1994, 15 assisted living facilities now owned by the Company were held in separate limited partnerships and other entities partially owned by other parties. In June 1994, proceeds from the GECC Mortgage were used to refinance $71.5 million of existing mortgages and to finance the $5.5 million cash portion of the $48.3 million aggregate purchase price for all minority ownership interests in these 15 facilities. After the minority ownership interests in such facilities were acquired, the facilities were transferred to a newly formed limited partnership, Sunrise Assisted Living Limited Partnership ("SALLP"), in exchange for limited partnership interests in that entity. The carrying value of the net operating assets of the 15 facilities was stepped-up by $12.1 million to reflect the excess of the purchase price over the original book basis of $36.2 million of the interests acquired. The transfer of the Founders' interests in the 15 facilities was recorded using their historical book value. The Founders' interests in SALLP were contributed to the Company in the Contribution Transaction. See "Certain Transactions."



     Through SALLP, the Company currently has a $95.0 million principal amount term loan (the "GECC Mortgage") in place with General Electric Capital Corporation ("GECC"). The GECC Mortgage is evidenced by a single mortgage note that has two portions, a $65.0 million fixed rate portion (the "Fixed Rate Portion") and a $30.0 million floating rate portion (the "Floating Rate Portion"). Repayment of the GECC Mortgage is secured by mortgages on the 15 facilities owned by SALLP (the "SALLP Properties") and by assignments of all of SALLP's interest in the leases and rents at each of such mortgaged properties. Each mortgage is cross-collateralized and cross-defaulted allowing GECC to declare a default under any or all of the mortgages if SALLP fails to make any payment of principal, interest, premium or any other sum due under the GECC Mortgage.



     The Fixed Rate Portion bears interest at 8.56%, matures May 31, 2001 and requires periodic payments of interest only. The Floating Rate Portion bears interest at 5.75% in excess of LIBOR (London interbank offered rate), matures May 31, 2001 and requires periodic payments of interest only though June 1997, after which time principal and interest payments are due using a 20-year amortization schedule. If the debt service coverage ratio falls below 1.25:1 for six consecutive months after September 30, 1996, principal payments accelerate to the lesser of monthly net cash flow or amortization of the GECC Mortgage over a 20-year period. In addition, GECC is entitled to a 25% participation interest in the appreciation in value of the SALLP Properties at scheduled maturity or upon prepayment and a monthly participation interest of 25% of cash flow in excess of property operating expenses for the SALLP Properties, all of which participation interest will be prepaid upon completion of the Offering. The GECC Mortgage documents contain various representations, affirmative and negative covenants and events of default, including a requirement that the Founders maintain ownership of 25% of the Common Stock outstanding from time to time and that one of the

Founders serve as Chairman of the Board and President of the Company. See "Risk Factors -- Adverse Consequences of Indebtedness and Other Obligations of the Company."



     In May 1996, the Company entered into a Loan Modification Agreement regarding the GECC Mortgage whereby, upon consummation of the Offering, the Company will pay GECC approximately $8.6 million as payment in full of GECC's 25% participating interest in cash flow and appreciation in the value of the SALLP Properties. In addition, the Company will prepay $8.0 million of the Floating Rate Portion. The interest rate applicable to the remaining balance of the Floating Rate Portion will be reduced from LIBOR plus 5.75% to LIBOR plus 3.75%. See "Use of Proceeds." Had the Company modified the GECC loan documents effective January 1, 1995, GECC Mortgage interest expense for 1995 would have been approximately $7.8 million as compared to $15.6 million.


     The Company's executive offices are located at 9401 Lee Highway, Suite 300, Fairfax, Virginia 22031, and its telephone number is (703) 273-7500.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 5,000,000 shares of Common Stock offered hereby are estimated to be approximately $82.5 million, assuming an initial public offering price of $18.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company. The Company expects to use approximately $55.9 million of the net proceeds to finance development and acquisition of additional assisted living facilities and for working capital and general corporate purposes. The Company will use approximately $8.6 million of the net proceeds of the Offering to prepay the 25% GECC Mortgage participation interest and $8.0 million of the net proceeds to prepay a portion of the outstanding variable rate indebtedness on the GECC Mortgage. The Company will use the remaining $10.0 million of net proceeds of the Offering to redeem the Series B Preferred Stock held by the Series A Investors, some of whom may be considered affiliates of the Company. See "Certain Transactions." Pending such uses, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing securities or certificates of deposit. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders if the Underwriters' exercise the over-allotment option. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- The Sunrise Strategy."


                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its Common Stock and currently plans to retain future earnings, if any, to finance the growth of the Company's business rather than to pay cash dividends. Payments of any cash dividends in the future will depend on the financial condition, results of operations and capital requirements of the Company as well as other factors deemed to be relevant by the Board of Directors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION


     The following table sets forth at March 31, 1996 (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company, giving effect to the conversion of 2,444,444 shares of Series A Preferred Stock into an equal number of shares of Common Stock and the issuance of 52,500 shares of Common Stock in exchange for an additional ownership interest in one facility, all upon the completion of the Offering and (iii) the pro forma capitalization as adjusted to reflect the receipt and application of the estimated net proceeds from the Offering (assuming an initial public offering price of $18.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company). The table should be read in conjunction with the Consolidated and Combined Financial Statements and the related notes thereto contained elsewhere in this Prospectus.



                                                                         AT MARCH 31, 1996
                                                                -----------------------------------
                                                                                         PRO FORMA
                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                          (IN THOUSANDS)
Cash and cash equivalents.....................................  $   6,255   $   6,255    $  62,155
                                                                =========    ========     ========
Long-term debt (including current portion)....................  $ 144,769   $ 144,769    $ 128,169
Minority interests............................................      1,593       1,466        1,466
Redeemable preferred stock:
  Preferred Stock, par value $.01 per share,
  10,000,000 shares authorized:
  2,444,444 shares of Series A Preferred Stock
     issued and outstanding...................................     24,464          --           --
  1,000,000 shares of Series B Preferred Stock issued and
     outstanding..............................................     10,000      10,000           --
Common stockholders' deficit:
  Common Stock, $.01 par value, 60,000,000 shares
     authorized; 6,019,475 shares issued and outstanding,
     actual; 8,516,419 shares issued and outstanding,
     pro forma; and 13,516,419 issued and outstanding,
     pro forma as adjusted(1).................................         60          85          135
  Additional paid-in capital..................................    (19,331)      6,053       88,503
  Accumulated deficit.........................................    (15,149)    (15,149)     (15,149)
                                                                ---------    --------     --------
     Total common stockholders' (deficit) equity..............    (34,420)     (9,011)      73,489
                                                                ---------    --------     --------
          Total capitalization................................  $ 146,406   $ 147,224    $ 203,124
                                                                =========    ========     ========


- ---------------


(1) Does not include (i) 1,315,266 shares of Common Stock subject to outstanding options at March 31, 1996 at a weighted average exercise price of $7.76 per share, (ii) 120,000 shares of Common Stock subject to options that the Company has agreed to grant prior to completion of the Offering at an exercise price per share equal to the initial public offering price, (iii) up to 250,000 shares of Common Stock subject to options that the Company expects to grant prior to completion of the Offering at an exercise price per share equal to the initial public offering price, and (iv) outstanding warrants for 50,000 shares of Common Stock at an exercise price per share equal to 85% of the initial public offering price. Under the treasury stock method of computation, outstanding options and warrants represent 755,902 common stock equivalents. See "Management -- 1996 Directors' Stock Option Plan," "-- 1995 Stock Option Plan" and "-- Non-Plan Stock Option Grant" and "Description of Capital Stock -- Warrants."

                                    DILUTION


     The Company's net deficit in tangible book value at March 31, 1996 was approximately $40.7 million, or $6.76 per share. Net deficit in tangible book value per share at March 31, 1996 is equal to the Company's total tangible assets less its total liabilities, divided by the total number of outstanding shares of Common Stock at that date. Pro forma net deficit tangible book value at that date was $15.3 million or $1.79 per share, after giving effect to the conversion of the Series A Preferred Stock into 2,444,444 shares of Common Stock and the issuance of 52,500 shares of Common Stock in exchange for an additional ownership interest in one facility, all upon completion of the Offering. After giving effect to the sale of the 5,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $18.00 per share, the pro forma net tangible book value of the Common Stock at March 31, 1996 would have been approximately $67.2 million, or $4.97 per share. This represents an immediate increase in pro forma net tangible book value of $11.73 per share to existing stockholders and immediate dilution of $13.03 per share to purchasers of Common Stock in the Offering. The following table illustrates this dilution on a per share basis:



    Assumed initial public offering price(1)............................             $18.00
         Net deficit in tangible book value prior to the Offering.......   $(6.76)
         Increase attributable to conversion of Series A Preferred
          Stock.........................................................     4.97
                                                                               --
         Pro forma net deficit in tangible book value prior to the
          Offering......................................................    (1.79)
         Increase attributable to new investors.........................     6.76
    Pro forma net tangible book value after the Offering................               4.97
                                                                                         --
    Dilution to new investors in the Offering...........................             $13.03
                                                                                         ==


     The following table summarizes the differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid (based upon an assumed initial public offering price of $18.00 per share):


                                                                             TOTAL
                                              SHARES PURCHASED           CONSIDERATION
                                            ---------------------    ----------------------    AVERAGE PRICE
                                              NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
Existing stockholders(2).................    8,516,419      63.0%    $ 5,373,407       5.6%       $  0.63
New investors............................    5,000,000      37.0      90,000,000      94.4          18.00
                                            ----------    -------    -----------    -------
          Total..........................   13,516,419     100.0%    $95,373,407     100.0%       $  7.06
                                             =========     =====      ==========     =====


- ---------------
(1) Before deducting underwriting discounts and commissions and offering expenses to be paid by the Company.


(2) Includes 2,444,444 shares of Common Stock to be issued upon conversion of the Series A Preferred Stock and 52,500 shares of Common Stock to be issued in exchange for an additional ownership interest in one facility upon completion of the Offering. Also includes $22.0 million of consideration paid by the Series A Investors and the $17.6 million negative book value of the assets contributed by the Founders in the Contribution Transaction. See "The Company and its Predecessors."



     The foregoing tables assume no exercise of: options to purchase 1,315,266 shares of Common Stock (i) at exercise prices ranging from $3.00 to $18.00 per share (assuming an initial public offering price of $18.00 per share), with a weighted average exercise price of $7.76 per share; (ii) options to purchase 120,000 shares of Common Stock to be outstanding upon completion of the Offering at an exercise price per share equal to the initial public offering price; (iii) up to 250,000 shares of Common Stock subject to options that the Company expects to grant prior to completion of the Offering at an exercise price per share equal to the initial public offering price; and (iv) outstanding warrants to purchase 50,000 shares of Common Stock at an exercise price per share of 85% of the initial public offering price. To the extent that options or warrants are exercised, there will be further dilution to new investors. See
"Management -- 1996 Directors' Stock Option Plan," "-- 1995 Stock Option Plan" and "-- Non-Plan Stock Option Grant" and "Description of Capital
Stock -- Warrants."

                            SELECTED FINANCIAL DATA


     The following table sets forth selected financial data and other operating information of the Company. The selected financial data for the three-month periods ended March 31, 1995 and 1996 and for the year ended December 31, 1995 are derived from consolidated financial statements of the Company. The selected financial data for the four years ended December 31, 1994 are derived from the combined financial statements of Sunrise Entities. The financial statements of the Company for the year ended December 31, 1995 and the combined financial statements of Sunrise Entities for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors. The financial statements of Sunrise Entities for the year ended December 31, 1993 have been audited by Hoffman, Morrison & Fitzgerald P.C., independent auditors. The selected financial data for the years ended December 31, 1991 and 1992 are derived from unaudited combined financial statements of Sunrise Entities. The selected financial data for the three-month periods ended March 31, 1995 and 1996 were derived from unaudited consolidated financial statements of the Company. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. The data should be read in conjunction with the Consolidated and Combined Financial Statements and related notes thereto included elsewhere in this Prospectus.



                                                                                            THREE MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                        MARCH 31,
                                     -------------------------------------------------    -----------------------
                                      1991      1992      1993       1994       1995         1995         1996
                                                 (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA (1):
Operating revenue:
  Resident fees...................   $10,358   $15,801   $23,994   $ 32,139   $ 34,893    $    8,396   $    9,850
  Management services income......       605     1,078     1,604      1,830      2,498           498          597
                                     -------   -------   -------   --------   --------    ----------   ----------
                                      10,963    16,879    25,598     33,969     37,391         8,894       10,447
Operating expenses:
  Facility operating expenses.....     8,386    11,824    17,761     17,983     21,202         5,346        6,510
  Facility development and
    preopening expenses...........       189       231       474        263      1,201           204          184
  General and administrative......       993     1,655     2,034      4,183      6,875         1,322        2,121
  Depreciation and amortization...       618     1,355     2,799      3,160      3,042           760          882
                                     -------   -------   -------   --------   --------    ----------   ----------
Income from operations............       777     1,814     2,530      8,380      5,071         1,262          750
  Interest income.................       267       350       317        566      1,229           330          278
  GECC mortgage interest
    expense.......................     --        --        --        (5,262)   (15,562)(2)     (2,351)     (2,339)
  Other interest expense..........    (1,115)   (2,212)   (3,808)    (3,060)    (1,320)         (268)
Equity in (losses) earnings on
  investments in unconsolidated
  partnerships....................      (754)     (299)     (104)        33         81            27           29
Minority interest.................        87       176       428        172         97             6           52
                                     -------   -------   -------   --------   --------    ----------   ----------
(Loss) income before extraordinary
  item............................      (738)     (171)     (637)       829    (10,404)         (994)      (1,708)
Extraordinary item................     --        --        --           850      --           --           --
                                     -------   -------   -------   --------   --------    ----------   ----------
Net (loss) income (3).............   $  (738)  $  (171)  $  (637)  $  1,679   $(10,404)   $     (994)  $   (1,708)
                                     ========  ========  ========  =========  =========   ==========   ==========
  Net loss per common share.......                                            $  (1.94)   $    (0.23)  $    (0.37)
Weighted average common shares and
  equivalents outstanding.........                                            6,381,683    6,381,683    6,525,377
PRO FORMA DATA (4):
  Net loss per common share.......                                            $  (1.18)                $    (0.21)
  Weighted average common shares
    and equivalents outstanding...                                            8,826,127                 9,022,321
OPERATING AND OTHER DATA (5):
Facilities (at end of period):
  Owned (6).......................         9        14        16         19         20            19           22
  Managed.........................         2         5         7          9          8             8            8
                                     -------   -------   -------   --------   --------    ----------   ----------
    Total.........................        11        19        23         28         28            27           30
                                     ========  ========  ========  =========  =========   ==========   ==========
Resident capacity (at end of
  period):
  Owned (6).......................       575     1,067     1,289      1,473      1,557         1,469        1,770
  Managed.........................       143       549       652        772        712           712          712
                                     -------   -------   -------   --------   --------    ----------   ----------
    Total.........................       718     1,616     1,941      2,245      2,269         2,181        2,482
                                     ========  ========  ========  =========  =========   ==========   ==========
Occupancy rate (7)................                         94.0%      94.8%      91.7%         91.8%        91.5%

                                                       AT DECEMBER 31,                     AT MARCH 31,
                                      -------------------------------------------------    ------------
                                       1991      1992      1993       1994       1995          1996
                                                               (IN THOUSANDS)
BALANCE SHEET DATA (1):
Cash and cash equivalents..........   $   640   $ 2,499   $ 3,268   $  8,113   $  6,593      $  6,255
Working capital (deficit) (8)......      (468)      741     1,848     (8,354)       629         1,016
Total assets.......................    18,146    50,866    61,365    108,953    136,165       155,424
Total debt.........................    13,997    45,405    55,207    109,762    134,051       144,769
Series A convertible preferred
  stock............................     --        --        --         --        23,963        24,464
Series B exchangeable preferred
  stock............................     --        --        --         --         --           10,000
Total common stockholders'
  deficit..........................      (513)   (1,716)   (2,822)   (16,124)   (31,774)      (34,420)


- ---------------

    (1) The historical financial data for years prior to 1995 represent combined historical financial data for Sunrise Entities. See Note 1 of Notes to Consolidated and Combined Financial Statements.


    (2) Includes $0.7 million of debt discount amortization, $5.4 million of expense related to the 25% GECC participating interest in cash flow and appreciation in the value of the SALLP Properties and $9.5 million of additional interest expense related to the GECC Mortgage. Upon consummation of the Offering, the Company will pay GECC approximately $8.6 million to prepay GECC's 25% participating interest. In addition, the Company will prepay $8.0 million of the floating rate portion of the GECC Mortgage and the interest rate will be reduced on the floating rate portion from LIBOR plus 5.75% to LIBOR plus 3.75%. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year Ended December 31, 1995 Compared to Year Ended December 31, 1994."


    (3) Sunrise Entities comprised partnerships, limited liability companies or corporations that elected to be treated as S Corporations under Section 1362 of the Internal Revenue Code of 1986, as amended. Therefore, no provision or benefit for income taxes was included in their financial statements because taxable income or loss passed through pro rata to the owners. Pro forma tax provision is not provided for the years 1991-1994 because it is assumed that accumulated losses from 1991, 1992, and 1993 were utilized to offset any tax expense attributed to 1994 net income.


    (4) Gives effect to conversion of the Series A Preferred Stock into 2,444,444 shares of Common Stock and the issuance of 52,500 shares of Common Stock in exchange for an additional ownership interest in one facility, all upon completion of the Offering. See "Certain Transactions." Does not include an anticipated charge to earnings of approximately $1.0 million in the quarter in which the Offering is completed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Anticipated Charge to Earnings."


    (5) Operating and other data for 1994 reflect the purchase of all outside interests in six previously leased and managed facilities and all minority interests in seven consolidated facilities.


    (6) Includes the Queen Anne and Towson facilities in which the Company owns minority interests. Prior to 1994, several of the owned facilities were leased from Sunrise Entities.


    (7) Based on monthly occupancy for owned facilities operated for at least 12 months, excluding facilities with temporary vacancies due to renovations or resident relocation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Government Regulation."


    (8) Working capital (deficit) at December 31, 1994 included a liability for distributions made in connection with the formation of the Company. See "Certain Transactions."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the information contained in the Consolidated and Combined Financial Statements, including the related notes thereto, and the other financial information appearing elsewhere in this Prospectus.

OVERVIEW


     The Company presently operates 30 assisted living facilities in nine states with a capacity of approximately 2,500 residents, including 23 facilities owned by the Company or in which it has ownership interests and seven facilities managed for third parties. The Company also operates two skilled nursing facilities owned by a third party. As a leading provider of assisted living services, the Company provides assistance with the activities of daily living and other personalized support services ("Basic Care") in a residential setting for elderly residents who cannot live independently but who do not need the level of medical care provided in a skilled nursing facility. The Company also provides additional specialized care and services to residents with certain low acuity medical needs ("Extended Care") and residents with Alzheimer's disease or other forms of dementia ("Alzheimer's Care"). By offering this full range of services, the Company is able to accommodate the changing needs of residents as they age within a facility and develop further physical or cognitive frailties.



     The Company's Founders opened the first Sunrise assisted living facility in 1981. In January 1995, the Founders contributed all of their interests in the Sunrise Entities to the Company in exchange for 100% of the Common Stock and simultaneously raised $32.0 million in a private placement of Preferred Stock ($22.0 million funded at closing and $10.0 million subject to a call exercised by the Company in January 1996). See "The Company and its Predecessors."



     During the next three years, the Company plans to develop at least 40 of its model facilities in major metropolitan and suburban markets throughout the United States. The estimated cost to complete and lease up the 40 new Sunrise model facilities is between $300 million and $400 million. The Company anticipates that it will use a combination of net proceeds of the Offering, existing construction lines of credit, equity and debt financing and cash generated from operations to fund this development activity. During the next three years, the Company also plans to acquire up to 15 additional assisted living facilities or other properties that can be repositioned as Sunrise assisted living facilities. Since 1993, the total capitalized cost to develop, construct and open a Sunrise model facility, including land acquisition and construction costs, has ranged from approximately $5.5 million to $9.2 million. The cost of any particular facility may vary considerably based on a variety of site-specific factors. In order to achieve its growth plans, the Company will be required to obtain a substantial amount of additional financing. The Company currently estimates that the net proceeds to the Company of the Offering, together with existing financing commitments and financing expected to be available, will be sufficient to fund its development and acquisition programs for at least the next 12 months. See "-- Liquidity and Capital Resources" and "Risk Factors -- Need for Additional Financing."



     The Company derives its revenues from two primary sources: (i) resident fees for the delivery of assisted living services and (ii) management services income for management of facilities owned by third parties. Historically, most of the Company's operating revenue has come from resident fees, which in 1995 and for the three months ended March 31, 1996 comprised 93.3% and 94.3%, respectively, of total operating revenues. Resident fees typically are paid monthly by residents, their families or other responsible parties. In 1995 and for the three months ended March 31, 1996, approximately 98% of the Company's revenue was derived from private pay sources. Resident fees include revenue derived from Basic Care, community fees, Extended Care, Alzheimer's Care and other sources. Community fees are one-time fees generally payable by a resident upon admission, and Extended Care and Alzheimer's Care fees are paid by residents who require personal care in excess of services provided under the Basic Care program. Management services income, which in 1995 and for the three months ended March 31, 1996 accounted for the remaining 6.7% and 5.7%, respectively, of revenues, consists of management fees which are generally in the range of 4% to 6% of a managed facility's total operating revenues. Resident fees (excluding community fees) and management fees are recognized as revenues when services are provided. Community fees (generally equal to 60 times the daily resident fee) are recognized ratably over a three-month period.


     The Company classifies its operating expenses into the following categories: (i) facility operating expenses, which include labor, food, marketing and other direct facility expenses; (ii) facility development and pre-opening expenses, which include non-capitalized development expenses and pre-opening labor and marketing expenses; (iii) general and administrative expenses, which primarily include headquarters and regional staff expenses and other overhead costs; and (iv) depreciation and amortization. In anticipation of its growth plans, the Company made significant investments in its infrastructure in 1994 and, to a greater extent, in 1995 and the three months ended March 31, 1996 through the addition of headquarters and regional staff.



ANTICIPATED CHARGE TO EARNINGS



     In order to avoid a possible change in the Company's ability to continue to manage the Annapolis and Pikesville facilities resulting from the reduction in the Founders' ownership interest in the Company following completion of the Offering, the Company has agreed to make a $1.0 million cash payment to the third-party limited partner in these two facilities in exchange for the transfer to the Company by the third party of additional 1% partnership interests in each facility and the elimination of any requirement for the Founders to maintain a specified ownership interest in the Company. Substantially all of such cash payment will be reflected as a charge to general and administrative expense in the quarter in which the Offering is completed.


RESULTS OF OPERATIONS

     The following table sets forth certain data from the respective consolidated or combined statements of operations expressed as a percentage of operating revenue:


                                                                                    THREE MONTHS
                                                            YEARS ENDED                 ENDED
                                                           DECEMBER 31,               MARCH 31,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1995      1996
                                                                                     (UNAUDITED)
Operating revenue.................................   100.0%    100.0%    100.0%    100.0%    100.0%
Operating expenses:
  Facility operating expenses.....................    69.4(1)   52.9      56.7      60.1      62.3
  Facility development and pre-opening expenses...     1.9       0.8       3.2       2.3       1.8
  General and administrative......................     7.9      12.3      18.4      14.9      20.3
  Depreciation and amortization...................    10.9       9.3       8.1       8.5       8.4
                                                     -----     -----     -----     -----     -----
Income from operations............................     9.9      24.7      13.6      14.2       7.2
Other income (expense):
  Interest income.................................     1.2       1.7       3.3       3.7       2.7
  Interest expense:
     GECC mortgage interest expense...............      --     (15.5)    (41.6)    (26.5)    (22.4)
     Other interest expense.......................   (14.9)     (9.0)     (3.5)     (3.0)     (4.6)
                                                     -----     -----     -----     -----     -----
  Total interest expense..........................   (14.9)    (24.5)    (45.1)    (29.5)    (27.0)
                                                     -----     -----     -----     -----     -----
  Equity in (losses) earnings on investments in
     unconsolidated partnerships..................    (0.4)      0.1       0.2       0.3       0.3
  Minority interest...............................     1.7       0.5       0.3       0.1       0.5
                                                     -----     -----     -----     -----     -----
(Loss) income before extraordinary item...........    (2.5)      2.4     (27.8)       --        --
  Extraordinary item..............................      --       2.5        --        --        --
                                                     -----     -----     -----     -----     -----
Net (loss) income.................................    (2.5)%    4.9%     (27.8)%   (11.2)%   (16.4)%
                                                     =====     =====     =====     =====     =====


- ---------------
(1) Includes $2.7 million of rent expense related to six facilities leased in 1993 that were acquired in 1994. Excluding such rent expense, facility operating expenses as a percentage of operating revenue would have been 58.9%.

THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1995



     Operating Revenues. Operating revenue for the three months ended March 31, 1996 increased 17.5% to $10.4 million from $8.9 million for the three months ended March 31, 1995 due primarily to the growth in resident fees. Resident fees (including community fees and fees for Basic Care, Extended Care, Alzheimer's Care and other services) for the three months ended March 31, 1996 increased 17.3% to $9.8 million from $8.4 million in the three months ended March 31, 1995. This increase was due primarily to an increase in the average daily resident fee ($0.5 million), inclusion of the Annapolis, Raleigh and Chanate Lodge facilities ($1.1 million) and, to a lesser extent, the stabilization of the Gardner Park facility which had been operated by the Company for more than 12 months, and was offset partially by a decline in average resident occupancy. Resident occupancy declined from 91.8% in the three months ended March 31, 1995 to 91.5% in the three months ended March 31, 1996 for owned facilities operated by the Company for at least 12 months, excluding facilities with temporary vacancies due to renovations or resident relocations ("Same Facilities"). Resident occupancy was 88.8% in the three months ended March 31, 1996, including vacancies attributable to renovations at two facilities in order to meet requirements for accepting non-ambulatory residents and the relocation of non-ambulatory residents at a third facility.



     The average daily resident fee (excluding community fees) for Same Facilities increased 6.4% to $83 in the three months ended March 31, 1996 from $78 in the three months ended March 31, 1995 primarily due to a 5.8% increase in the average Basic Care rate to $73 in the three months ended March 31, 1996 from $69 in the three months ended March 31, 1995 and an increase in the number of residents receiving Extended Care and Alzheimer's Care services.



     Management services income in the three months ended March 31, 1996 increased by $0.1 million, or 20.0%, to $0.6 million due primarily to the increase in development consulting fees received.



     Operating Expenses. Operating expenses in the three months ended March 31, 1996 increased 27.1% to $9.7 million from $7.6 million in the three months ended March 31, 1995. The increase in operating expenses in the three months ended March 31, 1996 was attributable primarily to growth in facility operating expenses and general and administrative expenditures related to building the Company's infrastructure in connection with growth plans.



     Facility operating expenses for the three months ended March 31, 1996 increased 21.8% to $6.5 million from $5.3 million in the three months ended March 31, 1995. As a percentage of operating revenue, facility operating expenses in the three months ended March 31, 1996 increased to 62.3% from 60.1% in the three months ended March 31, 1995. Salary increases for existing staff, increased facility based staffing required to handle the increased number of residents receiving Extended Care or Alzheimer's Care and training of facility-based personnel comprised $0.3 million of the increase. The opening of the Annapolis and Raleigh facilities and, to a lesser extent, the acquisition of the Chanate Lodge facility comprised $0.7 million of the increase. The balance of $0.2 million is comprised of a $(0.2) million decrease in loss and legal accruals combined with an aggregate $0.4 million increase in bad debt expense, professional fees, maintenance and repairs, and real estate taxes.



     General and administrative expenses in the three months ended March 31, 1996 increased 60.5% to $2.1 million from $1.3 million in the three months ended March 31, 1995. As a percentage of operating revenue, general and administrative expenses in the three months ended March 31, 1996 increased to 20.3% from 14.9% in the three months ended March 31, 1995. Of the $0.8 million increase in general and administrative expenses in the three months ended March 31, 1996, $0.5 million relates to the hiring subsequent to March 31, 1995 of 30 additional headquarters and regional office management staff in anticipation of the Company's growth plans. The remaining $0.3 million is attributable to marketing, consulting, and public relations, and the combination of accounting, rent, office supplies, postage, telephone, travel and lodging.



     Depreciation and amortization in the three months ended March 31, 1996 increased 16.0% to $0.9 million from $0.8 million in the three months ended March 31, 1995 due to the opening of the Annapolis and Raleigh facilities and the acquisition of the Chanate Lodge facility.

     Other income (expense). Interest income remained relatively constant in the three months ended March 31, 1996 compared to the three months ended March 31, 1995. Interest expense increased $0.2 million in the three months ended March 31, 1996 compared to the three months ended March 31, 1995 as a result of the opening of the Annapolis and Raleigh facilities and the acquisition of the Chanate Lodge facility.



     Net (loss) income. The Company incurred a net loss of $1.7 million in the three months ended March 31, 1996, or a net loss per common share of $0.37, compared to a net loss of $1.0 million in the three months ended March 31, 1995, or a net loss per common share of $0.23. The increased loss was primarily attributable to the $2.1 million increase in operating expenses, which was offset, in part, by the $1.6 million increase in operating revenue. The Company did not recognize any income tax expense in the three months ended March 31, 1996 because of such net loss.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994


     Operating Revenue. Operating revenue for 1995 increased 10.1% to $37.4 million from $34.0 million in 1994 due primarily to the growth in resident fees. Resident fees (including community fees and fees for Basic Care, Extended Care, Alzheimer's Care and other services) for 1995 increased 8.6% to $34.9 million from $32.1 million in 1994. This increase was due primarily to $1.9 million of additional revenue generated by an increase in the Basic Care rate and the inclusion of a full year of resident fees of $1.4 million for the Gardner Park facility (opened in September 1994), and was offset partially by $0.8 million due to a decline in average resident occupancy. Resident occupancy fell from 94.8% to 91.7% in 1995 for Same Facilities. Resident occupancy was 89.6% in 1995 including vacancies attributable to renovating two facilities in order to meet requirements for accepting non-ambulatory residents and the relocating non-ambulatory residents at a third facility. Same Facility resident occupancy declined in 1995 largely as a result of a decline in resident occupancy at two facilities. At these two facilities, the Company has made management changes and instituted new marketing programs. In addition, the Company strengthened its senior management team by hiring a new chief operating officer. See "Management."



     The average daily resident fee (excluding community fees) for Same Facilities increased 6.7% to $80 in 1995 from $75 in 1994 primarily due to a 4.4% increase in the average Basic Care rate from $68 in 1994 to $71 in 1995 and an increase in the number of residents receiving Extended Care and Alzheimer's Care services.



     Management services income for 1995 increased by $0.7 million, or 36.5%, to $2.5 million from $1.8 million in 1994 due to a $0.4 million, or 26.2%, increase in management fees related to a full year of income from four management contracts entered into in 1994, and from ancillary services totaling $0.3 million.



     Operating Expenses. Operating expenses for 1995 increased 26.3% to $32.3 million from $25.6 million in 1994. The increase in operating expenses in 1995 is attributable primarily to growth in facility operating expenses, facility development and pre-opening expenses and general and administrative expenditures related to building the Company's infrastructure in connection with its growth plans.



     Facility operating expenses for 1995 increased 17.9% to $21.2 million from $18.0 million in 1994. As a percentage of operating revenue, facility operating expenses in 1995 increased to 56.7% from 52.9% in 1994. Of the $3.2 million increase in facility operating expenses in 1995, $1.2 million was attributable to combination of salary increases for existing staff, increased facility-based staffing required to handle the increased number of residents receiving Extended Care or Alzheimer's Care and training of facility-based personnel. The balance of the increase, $2.0 million, was due to the inclusion of a full year of operations at the Gardner Park facility, other facility expenses such as food, marketing, and legal, the renovation and opening of a portion of the Village House facility providing assisted living services, and the opening of the Annapolis facility in November 1995.



     Facility development and pre-opening expenses for 1995 increased $0.9 million to $1.2 million from $0.3 million in 1994. The increase was due to an increase in development activities. Labor costs increased $0.4 million, unrecoverable direct costs increased $0.6 million, and pre-opening expenses increased $0.2 million. These increases were offset by an increase in capitalized development expenses of $0.5 million.

     General and administrative expenses in 1995 increased 64.4% to $6.9 million from $4.2 million in 1994. As a percentage of operating revenue, general and administrative expenses in 1995 increased to 18.4% from 12.3% in 1994. Of the $2.7 million increase in general and administrative expenses in 1995, approximately 70.8% was related to labor costs including a $1.0 million increase in salary and benefits expenses relating to the hiring in 1995 of 33 additional headquarters and regional office management staff in anticipation of the Company's growth plans, and $0.9 million related to salary increases and benefits for existing staff. The remaining $0.8 million increase is attributable to marketing, consulting, and public relations and other general expenses.



     The provision for bad debt was $0.2 million and $0.1 million in 1995 and 1994, respectively. Receivable balances are reviewed on a monthly basis and a provision for bad debts is established as needed for those balances that in the judgment of management are uncollectible. During 1994, the Company also accrued $0.3 million to recognize anticipated losses on one of its management contracts. Also in 1994, the Company accrued $0.1 million in anticipation of actions taken by Virginia state and local authorities regarding licensure and state building code violations. No loss accruals were recorded in 1995. See "Risk
Factors -- Government Regulation."



     Depreciation and amortization in 1995 decreased 3.7% to $3.0 million from $3.2 million in 1994. In 1994, certain predecessor limited partnerships wrote off $0.2 million of deferred financing costs. These costs were expensed prior to June 8, 1994 when the Company acquired all minority ownership interests in the SALLP Properties utilizing a new debt facility.



     Other income (expense). Interest income for 1995 increased 117.4% to $1.2 million from $0.6 million in 1994 primarily due to a $0.4 million increase related to the purchase in 1995, for $5.0 million, of revenue bonds secured by a Company-managed facility and a $0.2 million increase due to higher cash balances related to the January 1995 private placement of Series A Preferred Stock. Interest expense for 1995 increased 102.9% to $16.9 million from $8.3 million in 1994. The increase in interest expense primarily was attributable to the GECC Mortgage. The GECC Mortgage interest expense increased by $4.2 million, or 79.4%, in 1995 reflecting the inclusion of an additional five months of interest compared to 1994. Interest expense for 1995 also includes $0.7 million of amortization expense, which relates to a $3.2 million loan discount recorded on the GECC Mortgage. Such discount is being amortized over the term of the GECC Mortgage. GECC Mortgage interest expense for 1995, totaling $5.4 million, represents accrual of interest expense relating to the 25% participation interest and is based upon an increase during 1995 in the estimated market value of facilities securing the GECC Mortgage.



     A Loan Modification Agreement with GECC was entered into in May 1996. The terms of the agreement provide that upon consummation of Offering, the Company will pay GECC approximately $8.6 million as payment in full of all participation interest due and payable pursuant to the GECC Mortgage. In addition, the Company will pay GECC $8.0 million to be applied to prepay a portion of the variable rate indebtedness. GECC will reduce the interest rate applicable to the outstanding portion of variable rate indebtedness from LIBOR plus 5.75% to LIBOR plus 3.75%. Had the Company modified the GECC loan documents effective January 1, 1995, GECC Mortgage interest expense for 1995 would have been approximately $7.8 million as compared to $15.6 million.



     Interest expense related to other debt for 1995 decreased 56.9% to $1.3 million from $3.1 million in 1994, due to the repayment of $71.5 million of debt with a portion of the proceeds from the GECC Mortgage.



     Net (loss) income. The Company incurred a net loss of $10.4 million in 1995, or a net loss per common share of $1.94, compared to net income of $1.7 million (after a $0.9 million extraordinary item) in 1994. The net loss in 1995 resulted primarily from the $6.1 million of expense recorded in 1995 relating to the GECC Mortgage loan discount and participation interest and the $6.7 million increase in operating expenses, which were offset, in part, by the $3.4 million increase in operating revenue. The Company did not recognize any income tax expense in 1995 because of such net loss. At December 31, 1995, the Company had net operating loss carryforwards for income tax purposes of approximately $3.9 million which expire in 2010. See Note 9 of Notes to Consolidated and Combined Financial Statements.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993


     Operating Revenue. Operating revenue for 1994 increased 32.7% to $34.0 million from $25.6 million in 1993 due primarily to the growth in resident fees. Resident fees for 1994 increased 33.9% to $32.1 million from $24.0 million in 1993. This increase was primarily due to the inclusion of a full year of resident fees from the Falls Church and Village House facilities, and the acquisition of the majority ownership interest in the Mercer Island facility which contributed $2.5 million and $1.9 million, respectively, to this increase. The remaining increase was a result of higher average resident occupancy. The average daily resident fee (excluding community fees) and the average Basic Care rate for Same Facilities of $75 and $68, respectively, was unchanged from 1993.



     Management services income for 1994 increased 14.0% to $1.8 million from $1.6 million in 1993 due to an increase in the number of facilities managed by the Company to 11 in 1994 from seven in 1993.



     Operating Expenses. Operating expenses for 1994 increased 10.9% to $25.6 million from $23.1 million in 1993. The increase in operating expenses in 1994 was primarily attributable to growth in general and administrative expenses and depreciation and amortization. Facility-based expenses were essentially flat in 1994 compared to 1993.



     Facility operating expenses for 1994 were $18.0 million compared to $17.8 million in 1993. Facility operating expenses for 1993 included $2.7 million of rental expense related to five facilities leased by the Company in 1993 that were acquired in 1994. Excluding such rent expense, facility operating expenses would have been $15.0 million in 1993, or 58.9% of operating revenue for that year compared to 52.9% for 1994. Before such rent expense in 1993, the facility operating expenses increased 19.4% to $18.0 million from $15.0 million in 1993. Of such increase, approximately $1.1 million was attributable to the inclusion of a full year of operations of the Falls Church and Village House facilities, $1.1 million was attributable to the acquisition of the Mercer Island facility that was managed by the Company in 1993 and $0.3 million was attributable to the opening of the Gardner Park facility in 1994. The remaining balance consists of a $0.9 million increase in labor costs offset, in part, by a $0.4 million decline in other operating expenses such as professional fees, advertising, taxes and utilities.



     Facility development and pre-opening expenses for 1994 decreased to $0.3 million from $0.5 million. This decrease was attributable to a $0.5 million increase in development labor costs offset by an increase of $0.7 million in capitalized costs. There were no capitalized costs in 1993 because there was limited internal development activity.



     General and administrative expenses in 1994 increased 105.6% to $4.2 million from $2.0 million in 1993 primarily due to an increase in salary and benefits expenses. As a percentage of operating revenue, general and administrative expenses in 1994 increased to 12.3% from 7.9% in 1993. Of the increase in general and administrative expenses in 1994, approximately 40.1% was related to salary and benefits expenses relating to salary increases and hiring of additional headquarters and regional office management staff. The additional increase was related to $0.4 million of bad debt and legal expense accruals, a $0.1 million increase in training and consulting fees, and increases in other general and corporate expenses such as marketing, telephone and rent.



     Depreciation and amortization for 1994 increased by 12.9% to $3.2 million from $2.8 million in 1993. The majority of this increase was related to $1.0 million of depreciation expense on the six facilities leased by the Company in 1993 that were acquired in 1994. In 1994, the Sunrise Entities increased the estimated useful life of property and equipment, which had the effect of reducing depreciation expense by $0.4 million.



     Other income (expense). Interest income for 1994 increased by $0.3 million to $0.6 million from $0.3 million in 1993. The increase in interest income is primarily attributable to higher cash balances from funds received as a result of the creation of a new debt facility in June 1994. Interest expense for 1994 increased by 118.5% to $8.3 million from $3.8 million in 1993, and is primarily attributable to seven months of interest expense on the GECC Mortgage. Interest expense on other debt declined 19.6% to $3.1 million from $3.8 million in 1993, primarily due to the repayment of $71.5 million of debt with a portion of the proceeds from the GECC Mortgage.

     Extraordinary item. In 1994, $3.4 million of second-trust mortgages related to two predecessor limited partnerships were pre-paid in full for $2.5 million. The prepayment at a discount was reflected as a $0.9 million extraordinary gain.



     Net (loss) income. The Company had net income (after the $0.9 million extraordinary item) of $1.7 million in 1994 compared to a net loss of $0.6 million in 1993. The improvement in operating results for 1994 resulted primarily from the $0.9 million gain recorded on the prepayment at a discount of the two second-trust mortgages and an $8.4 million increase in operating revenue, which were offset, in part, by $4.5 million of additional interest expense. For 1994 and prior periods, Sunrise Entities consisted of partnerships, limited liability companies or corporations that elected to be treated as S Corporations under the Internal Revenue Code of 1986, as amended. Accordingly, no provision or benefit for income taxes was made because taxable income or loss passed through to the owners of those entities.


LIQUIDITY AND CAPITAL RESOURCES


     To date, the Company has financed its operations from long-term borrowings, the private placement of equity securities and cash generated from operations. In June 1994, the Company obtained the GECC Mortgage and used the proceeds to consolidate $71.5 million of debt on 15 facilities, as well as to finance the acquisition of all other interests in the limited partnerships and other entities that previously held such facilities. At March 31, 1996, the Company had $144.8 million of outstanding debt (at a weighted average interest rate of 8.9%). Of such amount, the Company had $81.9 million of fixed rate debt at a weighted average interest rate of 8.29%, $56.7 million of variable rate debt at a weighted average interest rate of 9.78% and an accrued participation interest obligation of approximately $8.6 million relating to the GECC Mortgage, less a $2.4 million loan discount on the GECC Mortgage. The GECC Mortgage includes a requirement that the Founders continue to own at least 25% of the outstanding shares of Common Stock and that one of the Founders serve as Chairman of the Board and President of the Company. See Note 8 of Notes to Consolidated and Combined Financial Statements. In January 1995, the Company issued and sold 2,444,444 shares of Series A Preferred Stock in a private placement for which the Company received gross proceeds of $22.0 million. In January 1996, the Company issued and sold 1,000,000 shares of Series B Preferred Stock, receiving $10.0 million in net proceeds. The Series B Preferred Stock, which has a cumulative 9% dividend payable quarterly when, as and if declared by the Board of Directors, will be redeemed with a portion of the net proceeds of the Offering. Cash provided by operations in 1995 totaled $1.3 million. At March 31, 1996, the Company had working capital of $1.0 million. In February 1996, the Company acquired Chanate Lodge, a 120-unit assisted living facility located in Santa Rosa, California. The acquisition price was $8.5 million, including the assumption of $5.3 million of existing mortgage indebtedness.



     Cash provided by operating activities was $1.3 million for 1995, as compared to $2.7 million for 1994 and $3.1 million for 1993. Cash used for operating activities was $1.9 million for the three months ended March 31, 1996. Unrestricted cash balances were $6.6 million, $8.1 million and $3.3 million at December 31, 1995, 1994 and 1993, respectively. At March 31, 1996, the unrestricted cash balance was $6.3 million.



     Net cash used in investing activities totaled $30.1 million, $17.7 million and $4.2 million in 1995, 1994 and 1993, respectively. Net cash used in investing activities was $18.2 million for the three months ended March 31, 1996. The Company's investing activities included $24.5 million, $17.2 million and $4.3 million in 1995, 1994 and 1993, respectively, and $17.5 million for the three months ended March 31, 1996, related to the Company's development activities. Investing activities in 1995 included the purchase of $5.4 million carrying value of tax exempt mortgage revenue bonds. Investing activities in 1994 included the purchase of minority interests in 15 facilities using net proceeds of $5.5 million from the GECC Mortgage. See Note 4 of Notes to Consolidated and Combined Financial Statements.



     During 1995, the Company's financing activities provided net cash of $27.3 million compared to $19.8 million and $1.9 million provided in 1994 and 1993, respectively. Financing activities provided net cash of $19.7 million for the three months ended March 31, 1996, including $10.0 million of net proceeds from the sale of the Series B Preferred Stock and $10.7 million in additional borrowings. In 1995, $16.8 million was provided by additional borrowings relating primarily to the construction of facilities, and $20.2 million in net proceeds was provided by the issuance of Series A Preferred Stock. In addition, $9.6 million in cash distributions were made in 1995. During 1994, the Company consolidated its permanent financing on 15 facilities. Net cash provided by additional borrowings amounted to $25.1 million. The Company received cash contributions of $3.6 million and paid out dividends and distributions during 1994 totaling $10.5 million. In 1993, amortization of principal amounts outstanding exceeded new borrowings by $0.7 million. See Note 6 of Notes to Consolidated and Combined Financial Statements.



     The Company's growth strategy contemplates the development during the next three years of at least 40 of its model facilities with a capacity of approximately 3,600 residents. To date, the Company has obtained zoning approval for 17 new facilities with a resident capacity of 1,560 residents, including five facilities under construction, and has entered into contracts to purchase 13 additional sites. During the next three years the Company also plans to acquire up to 15 assisted living facilities or other properties that can be repositioned as Sunrise assisted living facilities. In March 1996, the Company obtained a $13.0 million unsecured credit facility to be used for development and acquisitions and working capital needs. The credit facility is for a term of five years. Advances under the facility bear interest at a rate per annum, fluctuating daily, equal to the greater of (i) the lender's prime lending rate and (ii) the Federal funds rate plus one-half of one percent.



     In April 1996, the Company obtained a commitment from a financial institution for an $80 million line of credit for construction and interim loans to finance the development of up to 10 assisted living facilities by a wholly owned subsidiary of the Company. The Company will guaranty repayment of all amounts outstanding under this line of credit. The line of credit will be for a term of five years and will be secured by cross-collateralized first mortgages on the real property and improvements and first liens on all other assets of the borrower subsidiary. With respect to each advance, payments of interest only are required for the first two years and payments of interest and principal are required thereafter, based on a 20-year amortization schedule. Advances under the line of credit bear interest at a rate per annum, fluctuating daily, depending upon the stabilization level of each developed facility. The interest rate will range from LIBOR plus 2.9% to LIBOR plus 1.7%. Construction of all 10 facilities to be financed by the line of credit must be commenced within 18 months of the closing of the line of credit.



     The Company's financing documents contain financial covenants and other restrictions that (i) require the Company to meet certain financial tests and maintain certain escrows of funds, (ii) require that the Founders maintain ownership of at least 25% of the Common Stock and that one of them serve as Chairman of the Board and President of the Company, (iii) limit, among other things, the ability of the Company and certain of its subsidiaries to borrow additional funds, dispose of assets and engage in mergers or other business combinations, and (iv) prohibit the Company from operating competing facilities within certain distances from mortgaged facilities. See "Risk Factors -- Adverse Consequences of Indebtedness and Other Obligations of the Company."



     The estimated cost to complete and lease up the 40 new Sunrise model facilities targeted for completion over the next three years is between $300 million and $400 million, which substantially exceeds the net proceeds of the Offering. The Company expects that the net proceeds of the Offering, together with existing financing commitments and additional financing the Company anticipates will be available, will be sufficient to fund its development and acquisition programs for at least the next 12 months. Substantial additional financing will be required to complete the Company's growth plans and to refinance existing indebtedness if cash flows from operations do not increase as a result of planned growth. There can be no assurance that such financing will be available on acceptable terms. See "Risk Factors -- Need for Additional Financing."



     At March 31, 1996, the Company had a stockholders' deficit of $34.4 million, which resulted primarily from the aggregate net losses of $12.1 million recorded in 1995 and the three months ended March 31, 1996, the $16.1 million negative book value of the net assets contributed by the Founders in the Contribution Transaction and $1.4 million of indebtedness (representing the discounted value of $2.1 million of interest-free indebtedness) of the Founders assumed by the Company in the Contribution Transaction. After giving effect to the receipt and application of the net proceeds from the Offering (estimated to be $82.5 million assuming an initial public offering price of $18.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company), pro forma stockholders' equity would have been $72.5 million at that date. See "Capitalization."



IMPACT OF CERTAIN ACCOUNTING STANDARDS



     In March 1995, the Company purchased all of the outstanding mortgage revenue bonds used to finance a facility managed by the Company. At March 31, 1996, these bonds had an aggregate carrying value of $5.6 million and are classified as available for sale in accordance with Financial Accounting Standards Board Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities. As a result of such classification, unrealized holding gains or losses, net of the related tax effect, is recorded as a separate component of stockholders' (deficit) equity. At March 31, 1996, the net carrying cost of the bonds approximated market value and, accordingly, there were no unrealized holding gains or losses, net of the related tax effect, on these bonds at that date. See Note 5 of Notes to Consolidated and Combined Financial Statements.



     In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. The Statement allows for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under Opinion No. 25, Statement No. 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value based accounting for those arrangements. These disclosure requirements are effective for fiscal years beginning after December 15, 1995, or upon initial adoption of the statement, if earlier. The Company adopted Statement No. 123 in the first quarter of 1996 and elected to continue to account for stock-based compensation arrangements under APB Opinion No. 25.


IMPACT OF INFLATION


     Resident fees from Company-owned assisted living facilities and management services income from facilities operated by the Company for third parties are the primary sources of revenue for the Company. The rates charged for the delivery of assisted living services are highly dependent upon local market conditions. In addition, employee compensation expense is the principal cost element of property operations. In the past, the Company has not been able to fully offset the effects of inflation on salaries and other operating expenses by increasing resident fees, and there can be no assurance that the Company will be able to do so in the future.

                                    BUSINESS

OVERVIEW


     Sunrise is a leading provider of assisted living services to the elderly. The Company currently operates 30 assisted living facilities in nine states with a capacity of approximately 2,500 residents, including 23 facilities owned by the Company or in which it has ownership interests and seven facilities managed for third parties. The Company had revenues of $37.4 million in 1995, and $10.4 million for the three months ended March 31, 1996. Approximately 98% of these revenues were derived from private pay sources. The Company's three-year growth objective is to develop at least 40 new Sunrise assisted living facilities with a capacity of approximately 3,600 residents. To date, the Company has obtained zoning approval for 17 new facilities with a resident capacity of 1,560, including five facilities currently under construction. The Company has also entered into contracts to purchase 13 additional sites and is negotiating purchase terms for the remaining identified sites. Since the first Sunrise facility opened in 1981, the Company has developed 24 facilities, 16 of which it currently owns, and has completed all facilities for which it obtained zoning approval. In addition to its construction and development plans, the Company plans to acquire up to 15 additional facilities over the next three years.


     The Company's objective is to capitalize on its 15-year history as a pioneer and leading provider in the assisted living industry and on the growing demand for assisted living as the preferred setting for elderly care. The Company's strategy is to (i) provide high-quality personalized resident care and services, (ii) provide a full range of assisted living services, (iii) rapidly develop the Sunrise model in targeted markets, (iv) maintain the depth and quality of its management team, (v) pursue acquisitions and contract management opportunities, and (vi) achieve the benefits of regional density by clustering facilities.

THE ASSISTED LIVING INDUSTRY


     The Company believes that the assisted living industry is emerging as a preferred alternative to meet the growing demand for a cost-effective setting in which to care for the elderly who do not require the more intensive medical attention provided by a skilled nursing facility but cannot live independently due to physical or cognitive frailties. In general, assisted living represents a combination of housing and 24-hour a day personal support services designed to aid elderly residents with activities of daily living ("ADLs"), such as bathing, eating, personal hygiene, grooming and dressing. Certain assisted living facilities may also provide assistance to residents with low acuity medical needs, or may offer higher levels of personal assistance for incontinent residents or residents with Alzheimer's disease or other forms of dementia. Annual expenditures in the assisted living industry have been estimated to be approximately $12 billion, including facilities ranging from "board and care" to full-service assisted living facilities such as those operated by the Company. The Company believes that consumer preference and demographic trends will allow assisted living to remain one of the fastest growing segments of elder care.


     The assisted living industry is highly fragmented and characterized by numerous small operators. The scope of assisted living services varies substantially from one operator to another. Many smaller assisted living providers do not operate in purpose-built facilities, do not have professionally trained staff, and may provide only limited assistance with low-level care activities. The Company believes that few assisted living operators provide a comprehensive range of assisted living services, such as Alzheimer's care and other services designed to permit residents to "age in place" within the facility as they develop further physical or cognitive frailties.

     The Company believes that assisted living is one of the fastest growing segments of elder care and will continue to experience significant growth due to the following:

     CONSUMER PREFERENCE. The Company believes that assisted living is increasingly becoming the setting preferred by prospective residents and their families in which to care for the frail elderly. Assisted living offers residents greater independence and allows them to age in place in a residential setting, which the Company believes results in a higher quality of life than that experienced in more institutional or clinical settings, such as skilled nursing facilities.

     FAVORABLE DEMOGRAPHIC TRENDS. As illustrated below, the number of seniors 85 years and older is estimated to increase by approximately 42% during the 1990s from 3.1 million seniors in 1990 to approximately 4.3 million seniors in 2000. It is estimated that total U.S. population will increase by approximately 11% during the same period. It is further estimated that approximately 57% of the population of seniors over age 85 need assistance with ADLs and more than one-half of such seniors develop Alzheimer's disease or other forms of dementia. In addition, the growing affluence of the elderly has made assisted living more affordable.

                       85 YEARS AND OVER
                FASTEST GROWING POPULATION IN U.S.


                                  1990       2000
                                  ----       ----
             85 YEARS AND OVER     0%         42%

             TOTAL POPULATION      0%         11%

Source: U.S. Bureau of Census


     SUPPLY/DEMAND IMBALANCE. As illustrated below, the supply of long-term care beds per 1,000 persons 85 years of age and older is declining. This decline may be attributed to several factors, including the aging of the population and the implementation of moratoriums on the granting of certificates of need for new skilled nursing facilities. In addition, many skilled nursing facilities are focusing on higher acuity patients with higher reimbursement profiles. As a result, fewer skilled nursing beds are available for the increasing number of elderly who need assistance with ADLs but do not require significant medical attention.

                     DECLINE IN NURSING BEDS PER THOUSAND
                      FOR INDIVIDUALS 85 YEARS OR OLDER


                      1967     1976     1980     1986     1990     2000E
                      ----     ----     ----     ----     ----     -----
BEDS PER THOUSAND     540       690      650      540      500      350

Source: U.S. Bureau of Census


     COST ADVANTAGES. Studies show that the annual cost per patient for skilled nursing care averaged approximately $35,000 in 1993. This average includes both government and private payors. In contrast, the annual per patient cost for assisted living care averaged approximately $24,000 in 1993. Because rates paid by private pay patients in skilled nursing facilities are much higher than government reimbursement rates, the comparable cost advantage of assisted living over a private pay skilled nursing facility rate is even greater. The

Company also believes that the cost of assisted living compares favorably with home health care, particularly when the costs associated with housing and meal preparation are added to the costs of home health care.

     CHANGING FAMILY DYNAMICS. As a result of the growing number of two-income families, many children are not able to care for elderly parents in their own homes. Two-income families are, however, better able to provide financial support for elderly parents. In addition, other factors, such as the growth in the divorce rate and single-parent households, as well as the increasing geographic dispersion of families, have contributed to the growing inability of children to care for aging parents in the home.

THE SUNRISE OPERATING PHILOSOPHY


     The Sunrise approach to assisted living is a unique combination of operating philosophy and a signature facility design. Since the first Sunrise facility opened in 1981, the Company's operating philosophy has been to provide care and services to its residents in a residential environment in a manner that: "nurtures the spirit, protects privacy, fosters individuality, personalizes services, enables freedom of choice, encourages independence, preserves dignity and involves family and friends." The Company believes that its operating philosophy is one of its strengths. Furthermore, in implementing its philosophy, the Company continuously seeks to refine and improve the care and services it offers. The elements of the operating philosophy focus on: the involvement of the resident and the resident's family in important care giving decisions; the Company's proprietary training programs for its management, Administrators and Care Managers; the Company's quality assurance programs; the full range of assisted living services offered by the Company; and the architecture and purpose-built design of Sunrise's "Victorian" model facilities.


THE SUNRISE STRATEGY

     The principal elements of the Company's strategy are as follows:

     PROVIDE HIGH-QUALITY PERSONALIZED RESIDENT CARE AND SERVICES. The Company strives to provide its residents with the highest quality personalized care and services. During the admission process, the Company develops a care plan for each resident based on a professional assessment and family consultation. The care plan is updated periodically by the Company, the resident and family members based upon the individual needs of the resident. The Company also has an extensive quality assurance program directed by regional- and facility-based nurses and other staff who periodically review performance of Care Managers, as well as other staff, and conduct monthly facility inspections.

     PROVIDE A FULL RANGE OF ASSISTED LIVING SERVICES. The Company provides a full range of assisted living services, which enables its residents to age in place. The Company also offers special care programs for those residents who suffer from Alzheimer's disease or other forms of dementia. As a result, residents are able to continue living in a Sunrise facility unless they develop medical conditions requiring institutional care available only in a skilled nursing facility or acute care hospital.


     RAPIDLY DEVELOP THE SUNRISE MODEL IN TARGETED MARKETS. During the next three years, the Company plans to develop at least 40 of its "Victorian" model facilities in major metropolitan areas and surrounding suburban markets throughout the United States. To date, the Company has obtained zoning approval for 17 new facilities, including five facilities currently under construction, and has entered into contracts to purchase 13 additional sites and is negotiating purchase terms for the remaining identified sites. Since the first Sunrise facility opened in 1981, the Company has developed 24 facilities, 16 of which it currently owns, and completed all facilities for which it obtained zoning approval. The Company believes it is well-positioned to achieve its growth plans based on its reputation as a high-quality provider of assisted living services, as well as its proven model facility and its experienced development team.


     MAINTAIN DEPTH AND QUALITY OF MANAGEMENT TEAM. In anticipation of its rapid development plans, the Company has made a significant investment in actively recruiting and developing a management team with extensive experience in the long-term care and assisted living industries. The Company believes that the depth and experience of its over 90-person headquarters and regional management team is unmatched in the assisted living industry and positions the Company to effectively manage its growth plans. The Company's 12 most senior operations managers have an average of 12 years experience in the assisted living industry. The Company has also created formal training programs for its management personnel, Administrators and Care Managers. In addition, the Company has an advisory board consisting of medical, geriatric care and interior and architectural design professionals who periodically advise the Company regarding trends in elderly care and the design of the Company's model facility.


     PURSUE ACQUISITIONS AND MANAGEMENT CONTRACT OPPORTUNITIES. During the next three years, the Company plans to acquire up to 15 additional assisted living facilities or other properties that can be repositioned as Sunrise assisted living facilities. The Company anticipates that the majority of these acquisitions will be targeted at new markets as a method of entering the market more quickly than the development process would otherwise permit. In other cases, the Company may enter into facility management contracts to establish or expand its market presence. The Company is actively pursuing acquisition opportunities and has had discussions with a number of potential sellers regarding potential acquisition transactions. Possible acquisition transactions are in the early stage of review by the Company. The Company has not entered into any agreements with respect to any material acquisitions.


     ACHIEVE THE BENEFITS OF REGIONAL DENSITY BY CLUSTERING FACILITIES. The Company's development and acquisition strategies focus on clustering facilities to achieve maximum regional density. This allows the Company to achieve operational and management efficiencies while delivering high-quality care and services within its target markets. Regional density also allows the Company to benefit from community familiarity with assisted living generally and the Sunrise model in particular.

SERVICES


     The Company offers a full range of assisted living services based upon individual resident needs. Upon admission, the Company, the resident and the resident's family assess the level of care required and jointly develop a specific care plan. This care plan includes selection of resident accommodations and determination of the appropriate level of care. The care plan is periodically reviewed and updated by the Company, the resident and the resident's family. By offering a full range of services, including Basic Care, Extended Care, Medication Management and Alzheimer's Care, the Company can accommodate residents with a broad range of service needs and enable residents to age in place. In addition, upon admission the Company generally charges each new resident a one-time community fee typically equal to two months of daily resident fees, which is refundable on a prorated basis if the resident leaves the facility during the first 90 days. Daily resident fees are periodically revised based on modifications to a resident's care plan.



     The average daily resident fee for Same Facilities was approximately $83 for the three months ended March 31, 1996, $80 for 1995 and $75 for each of 1994 and 1993. The average daily Basic Care rate for Same Facilities was approximately $73 for the three months ended March 31, 1996, $71 for 1995 and $68 for each of 1994 and 1993.


  BASIC CARE

     The Company's Basic Care program is provided to all residents and includes: assistance with ADLs, such as eating, bathing, dressing, personal hygiene, and grooming; three meals per day served in a common dining room (including two seating times per meal); coordination of special diets; 24-hour security; emergency call systems in each unit; transportation to physician offices, stores and community services; assistance with coordination of physician care, physical therapy and other medical services; health promotion and related programs; personal laundry services; housekeeping services; and social and recreational activities.

  EXTENDED CARE

     Through the Company's Extended Care program, residents who require more frequent or intensive assistance or increased care or supervision due to incontinence or wandering are provided extra care and supervision. The Company charges an additional daily fee based on additional staff hours of care and services provided. The Extended Care program allows the Company, through consultation with the resident, the resident's family and the resident's personal physician, to create an individualized care and supervision program for residents who might otherwise have to move to a more medically intensive facility. At March 31, 1996, approximately 43% of the Company's residents participated in the Company's Extended Care program.


  MEDICATION MANAGEMENT


     Many of the Company's residents also require assistance with medications. To the extent permitted by state law, the Company's Medication Management program includes the storage of medications, the distribution of medications as directed by the resident's physician and compliance monitoring. The Company charges an additional fixed daily fee for this service. At March 31, 1996, approximately 49% of the Company's assisted living residents participated in the Company's Medication Management program.


  ALZHEIMER'S CARE


     The Company believes its Alzheimer's Care program distinguishes it from many other assisted living providers who do not provide such specialized care. The Alzheimer's Care program provides the attention, care programs and services needed to help cognitively impaired residents maintain a higher quality of life. Specially trained staff provide Basic Care and other specifically designed care and services to cognitively impaired residents in separate areas of facilities. The Company charges each cognitively impaired resident a daily fee that includes one hour of additional staff time per day. Cognitively impaired residents who require additional care and services pay a higher daily rate based on additional staff hours of care and services provided. At March 31, 1996, approximately 26% of the Company's residents participated in the Alzheimer's Care program.


THE SUNRISE "VICTORIAN" MODEL FACILITY

     The Company's signature Victorian model facility, first designed in 1985, is a freestanding, residential-style facility with a capacity of 80 to 120 residents. The building ranges in size from approximately 40,000 to 60,000 square feet and is built generally on sites ranging from two to five acres. Approximately 40% of the building is devoted to common areas and amenities, including reading rooms, family or living rooms and other areas (such as bistros and ice cream parlors) designed to promote interaction among residents. The Company has four basic building plan designs, which provide it with flexibility in adapting the model to a particular site. The building is usually two or three stories and of steel frame construction built to institutional health care standards but strongly residential in appearance. The interior layout is designed to promote a home-like environment, efficient delivery of resident care and resident independence.

     Resident units are functionally arranged to provide a "community-within-a-community" atmosphere. The model facility may be configured with as many as eight different types of resident units, including double occupancy units, single units and two- and three-room suites. Sitting areas on each floor serve as a family or living room. The ground level typically contains a kitchen and common dining area, administrative offices, a laundry room, a private dining room, library or living room, and bistro or ice cream parlor. Typically, one floor or one or two wings of a facility contain resident units and common areas, including separate dining facilities, specifically designed to serve residents with Alzheimer's disease or other special needs.

     The architectural and interior design concepts incorporate the Sunrise operating philosophy of protecting resident privacy, enabling freedom of choice, encouraging independence and fostering individuality in a home-like setting. The Company believes its model facility meets the desire of many individuals to move to a new residence at least as comfortable as their former home. The Company believes that its residential environments also accomplish several other objectives, including: (i) lessening the trauma of change for elderly residents and their families; (ii) achieving operational efficiencies through proven designs; (iii) facilitating resident mobility and ease of access by care givers; and (iv) differentiating the Company from other assisted living and long-term care operators.

OWNED FACILITIES

     The table below sets forth certain information regarding owned facilities or facilities in which Sunrise has an ownership interest:


                                                    YEAR          DEVELOPED      SUNRISE
                                                 OPENED BY           OR           MODEL       RESIDENT       OWNERSHIP
        FACILITY                LOCATION          SUNRISE         ACQUIRED       FACILITY     CAPACITY     PERCENTAGE(1)
Sunrise of Oakton           Oakton, VA              1981        Acquired(2)                        51          100.0%
Sunrise of Leesburg         Leesburg, VA            1984        Acquired(2)                        35          100.0
Sunrise of Warrenton        Warrenton, VA           1986        Acquired(2)                        37          100.0
Sunrise of Arlington        Arlington, VA           1988        Developed         'X'              58          100.0
Sunrise of Bluemont Park    Arlington, VA           1990                                                       100.0
  Potomac                                                       Developed         'X'              59
  Shenandoah                                                    Developed         'X'              77
  James                                                         Developed         'X'              59
                                                                                              --------
                                                                                                  195
Sunrise of Mercer Island    Seattle, WA             1990        Developed         'X'              59          100.0
Sunrise of Fairfax          Fairfax, VA             1990        Developed         'X'              59          100.0(3)
Sunrise of Queen Anne       Seattle, WA             1991        Acquired                          136           33.3(4)
Sunrise of Frederick        Frederick, MD           1992        Developed         'X'              86          100.0
Sunrise of Countryside      Sterling, VA            1992                                                       100.0
  East Building                                                 Developed(5)      'X'              66
  West Building                                                 Developed(5)      'X'              64
                                                                                              --------
                                                                                                  130
Sunrise of Gunston          Lorton, VA              1992        Developed(5)      'X'              67          100.0
Sunrise of Atrium           Boca Raton, FL          1992        Acquired                          210          100.0
Sunrise of Falls Church     Falls Church, VA        1993        Developed         'X'              66          100.0
Sunrise of Village House    Gaithersburg, MD        1993        Acquired                          155(6)        50.0(7)
Sunrise of Towson           Towson, MD              1994        Developed         'X'              66           13.9(8)
Sunrise of Gardner Park     Peabody, MA             1994        Developed         'X'              59           50.0(8)(9)
Sunrise of Annapolis        Annapolis, MD           1995        Developed         'X'              88           51.0(8)(10)
Chanate Lodge               Santa Rosa, CA          1996        Acquired                          120          100.0
Sunrise of Raleigh          Raleigh, NC             1996        Developed         'X'              93           50.0(8)(11)
Sunrise of Pikesville       Pikesville, MD          1996        Developed         'X'             103           51.0(8)(10)
                                                                                              --------
          Total                                                                                 1,873
                                                                                              ========


- ---------------


 (1) Fifteen of the wholly owned facilities (Oakton, Leesburg, Warrenton, Arlington, Bluemont Park (three facilities), Mercer Island, Fairfax, Frederick, Countryside (two facilities), Gunston, Atrium and Falls Church) serve as collateral for the GECC Mortgage. The other eight owned facilities are subject to one or more mortgages or deeds of trust that mature between 1998 and 2033 and bear interest at market rates, ranging from 6.875% to 10.75% annually as of March 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Note 8 of Notes to Consolidated and Combined Financial Statements. All facilities that are wholly owned by the Company are consolidated in the Consolidated and Combined Financial Statements. The Village House, Gardner Park, Annapolis, Pikesville and Raleigh facilities are considered to be controlled by the Company and, therefore, are also consolidated in the Consolidated and Combined Financial Statements. The Queen Anne and Towson facilities are not controlled by the Company and, therefore, are accounted for under the equity method of accounting.


 (2) Each of these facilities has been redeveloped in a manner consistent with the Sunrise model.

 (3) Subject to long-term ground lease. See "Certain Transactions."

 (4) This property is held as a tenancy-in-common. The remaining ownership interests are owned by unaffiliated third parties. The Company manages this facility pursuant to a management contract that is subject to annual renewal at the option of the owners.

 (5) These facilities were initially developed by the Company for third parties and were subsequently acquired by the Company in 1992.


 (6) This facility is licensed for 40 assisted living residents. The remainder of the resident capacity is for independent living residents.



 (7) Sunrise manages this facility. Thomas J. Donohue, a director of the Company, owns a 30% ownership interest in this facility jointly with his wife. The Company has an option to acquire, and the Donohues have the right to require the Company to purchase, their interest in this facility. Upon completion of the Offering, the Company intends to purchase the Donohues' interest in this facility in exchange for 52,500 shares of Common Stock. Following such purchase, the Company will have an 80% ownership interest in this facility. See "Certain Transactions."


 (8) The remaining ownership interests are owned by third parties. Sunrise manages each of these facilities.


 (9) A current officer and a former employee of the Company each have a 25% ownership interest in this facility. Sunrise has the right to acquire these minority ownership interests for fair market value, as determined by an appraiser mutually agreeable to the parties.



(10) Commencing on June 1, 1998, the third-party owner of the remaining interests in the limited partnership that owns this facility ("the Partnership") has the right to require the Company to buy the facility from the Partnership for 112 1/2% of its "appraised fair market value" as mutually agreed upon by the parties or, if they cannot agree, as determined by an appraiser mutually selected by the parties. Commencing three years after the date that the certificate of occupancy is received for the facility (November 1998 for Annapolis and April 1999 for Pikesville) and continuing for two years thereafter, the Company has the right to give written notice to such third-party owner that it desires to buy the facility from the Partnership for 110% of its appraised fair market value. If the Company has not given such notice during such two-year period, then the Company will be deemed to have given such notice. Such third-party owner will then give notice either that it consents to such a sale of the facility or that it does not consent. If the third-party does not consent to such sale, the management agreement for the facility with the Company would be extended for an additional seven-year period. After the expiration of such seven-year period, the third-party would have the right to require the Company to purchase, and the Company would have the right to purchase, the facility from the Partnership at 115% of appraised fair market value. If any person or entity acquires ownership of more than 51% of the outstanding voting stock of the Company (other than the Company, any subsidiary of the Company, the Founders or any affiliate, associate or the estate of either Founder), then the put rights held by the third party owner become immediately exercisable. The third-party owner currently holds a 50% limited partnership interest in these facilities. The Company has agreed to purchase from the third-party a 1% partnership interest in each of the facilities upon completion of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of
     Operations -- Anticipated Charge to Earnings.".



(11) The Company has the option to purchase all or any part of the third-party interests in the limited liability company that owns this facility prior to April 28, 1999 at the greater of (i) $695,064, if purchased before April 28, 1997, $1,141,410, if purchased between April 28, 1997 and April 28, 1998, and $1,424,859, if purchased between April 28, 1998 and April 27, 1999; or (ii) the third party's 50% interest multiplied by the net value of the limited liability company's business as determined by applying a 12.5% capitalization rate to the net operating income of the limited liability company, and subtracting limited liability company liabilities, all as determined by the accountant regularly employed by the limited liability company. If Sunrise elects to exercise its option on or after April 28, 1999, the purchase price of the third-party interest shall be determined by an appraiser mutually agreeable to the parties.

MANAGED FACILITIES

     The Company also manages facilities for third-party owners. The following table sets forth certain information regarding facilities currently being managed by the Company or for which the Company has entered into development contracts which provide that the Company will manage the facility following completion of construction:


                                             SUNRISE                                           CONTRACT
                                              MODEL        RESIDENT         INITIAL           EXPIRATION
      FACILITY             LOCATION          FACILITY      CAPACITY      CONTRACT DATE           DATE
Woodbury Lake          Deptford, NJ            'X'             87          March 1993        June 1996(1)
Kensington             Kensington, MD                                      July 1993        Sept. 1996(2)
  Groves                                       'X'             70
  Highlands                                    'X'             67
  Woodlands                                    'X'             70
                                                              ---
                                                              207
Mill Run (3)           Bristol, PA                            186          April 1992         April 1997
Lincolnia(4)           Fairfax, VA                             84          June 1989          June 1996
John Bertram House     Salem, MA                               32          June 1994          Oct. 1998
Mount Laurel           Mount Laurel, NJ        'X'             90         May 1994(5)         Jan. 1999
Boston                 Boston, MA                             139         July 1995(5)        Jan. 2002
                                                              ---
          Total                                               825
                                                           ======


- ---------------


(1)This contract is subject to two five-year renewals. Pursuant to the management agreement, the Company has a right of first refusal to purchase this facility if the owner receives a bona fide offer to purchase the facility during the term of the management agreement.



(2) Upon expiration of the contract, the Company intends to submit a bid to continue managing the facility. See "Risk Factors -- Government Regulation."



(3) The Company owns $5.4 million carrying value of tax exempt mortgage bonds on this facility. See Note 5 of Notes to Consolidated and Combined Financial Statements.



(4) The Company does not provide financial or accounting services for this facility.



(5) Currently under construction. As of the dates shown, the Company has entered into development contracts for these facilities which provide that the Company will begin managing Mt. Laurel for a 25-year period and the Boston facility for a three-year period, following completion of construction.

     The Company also manages two skilled nursing facilities, Pembrook and Prospect Park, located in West Chester and Prospect Park, Pennsylvania. The Pembrook facility has 240 beds and the Prospect Park facility has 180 beds. Both of these facilities are owned by a single unaffiliated nonprofit corporation. The management contracts for these facilities were initially entered into in May 1994 and expire in April 1999. The owner of these facilities has the option to terminate the management agreements in May 1997. The Company does not provide financial or accounting services for these facilities.


FACILITY DEVELOPMENT

     The Company targets sites for development located in major metropolitan areas and their surrounding suburban communities. In evaluating a prospective market, the Company considers a number of factors, including population, income and age demographics, target site visibility, probability of obtaining zoning approvals, estimated level of market demand and the ability to maximize management resources in a specific market by clustering its development and operating activities.


     The Company has developed 24 of its Victorian model facilities, 16 of which it currently owns. During the next three years, the Company plans to develop at least 40 additional Victorian model facilities with an aggregate capacity of over 3,600 residents. To date, the Company has obtained zoning approval for 17 new facilities, including five facilities currently under construction, and has contracts to purchase 13 additional sites and is currently negotiating purchase terms for the remaining identified sites. Historically, the Company has completed all facilities for which it has obtained zoning approval. The Company bases its development upon its "Victorian" model facility that it has developed and refined since the first model facility was designed in 1985. Use of a standard model allows the Company to control development costs, maintain facility consistency and improve operational efficiency. Use of the Sunrise model also creates "brand" awareness in the Company's markets. See "Risk
Factors -- Development and Construction Risks" and "-- Need for Additional Financing."



     The primary milestones in the development process are (i) site selection and contract signing, (ii) zoning and site plan approval and (iii) completion of construction. Once a market has been identified, site selection and contract signing typically take approximately one to three months. Zoning and site plan approval generally take 10 to 12 months and are typically the most difficult steps in the development process due to the Company's selection of sites in established communities which usually require site rezoning. Facility construction normally takes 12 months. The Company believes its extensive development experience gives it an advantage relative to certain of its competitors in obtaining necessary governmental approvals and completing construction in a timely manner. After a facility receives a certificate of occupancy, residents usually begin to move in immediately. Since 1993, the total capitalized cost to develop, construct and open a Sunrise model facility, including land acquisition and construction costs, has ranged from approximately $5.5 million to $9.2 million. The cost of any particular facility may vary considerably based on a variety of site-specific factors.


     The Company's development activities are coordinated by its experienced 18-person development staff, which has extensive real estate acquisition, engineering, general construction and project management experience. Architectural design and hands-on construction functions are usually contracted to experienced outside architects and contractors.

     The following table sets forth certain information regarding Sunrise model facilities that either are owned and under construction or are subject to purchase contracts and zoned:


                                                                ESTIMATED
                                                DEVELOPMENT     COMPLETION    RESIDENT    OWNERSHIP
        FACILITY                LOCATION         PHASE(1)        DATE (2)     CAPACITY    PERCENTAGE
Sunrise of Blue Bell       Philadelphia, PA    Construction     4th Q 1996         97        100.0
                           metro region
Sunrise of Columbia        Columbia, MD        Construction     1st Q 1997         96        100.0
Sunrise of Hunter Mill     Hunter Mill, VA     Construction     1st Q 1997         96        100.0
Sunrise of Abington        Philadelphia, PA    Construction     2nd Q 1997         97        100.0
  Building I               metro region
Sunrise of Abington        Philadelphia, PA    Construction     2nd Q 1997         71        100.0
  Building II              metro region
Sunrise of Granite Run     Granite Run, PA         Zoned      1st half 1997        95        100.0
Sunrise of Petaluma        Petaluma, CA            Zoned      1st half 1997        84        100.0(3)(5)
Sunrise of Severna Park    Severna Park, MD        Zoned      1st half 1997        99         50.0(4)(5)
  Building I
Sunrise of Severna Park    Severna Park, MD        Zoned      1st half 1997        74         50.0(4)(5)
  Building II
Sunrise of Springfield     Springfield, MA         Zoned      1st half 1997        97        100.0
Sunrise of Franconia       Franconia, VA           Zoned      1st half 1997        98        100.0
Sunrise of Rockville       Rockville, MD           Zoned      1st half 1997        86        100.0
Sunrise of Alexandria      Alexandria, VA          Zoned      1st half 1997        92        100.0(6)
Sunrise of Old Tappan      Old Tappan, NJ          Zoned      2nd half 1997        95        100.0
Sunrise of Morris Plains   Morris Plains, NJ       Zoned      2nd half 1997        95        100.0
Sunrise of Wayne           Wayne, NJ               Zoned      2nd half 1997        90        100.0
Sunrise of Westfield       Westfield, NJ           Zoned      2nd half 1997        95        100.0
                                                                               ------
                                                                                -----
     Total                                                                      1,557
                                                                              ===========


- ---------------


(1) The Columbia, Blue Bell and Hunter Mill facilities under construction are subject to one or more mortgages or deeds of trust that mature between December 2002 and April 2003 and bear interest at market rates currently averaging approximately 7.5%.


(2) There can be no assurance that construction delays will not be experienced. See "Risk Factors -- Development and Construction Risks."


(3) Not a Sunrise model facility. Sunrise has entered into an operating lease with a third-party owner/developer who will complete the facility under a design reviewed and approved by Sunrise.



(4) The remaining ownership interests are owned by unaffiliated third parties. Sunrise is the general partner or managing member of the limited partnership or limited liability company, respectively, that will lease the facility.



(5) Will be operated under a 15-year operating lease, with two 10-year extension options.



(6) Subject to a long-term ground lease.



     The Company has entered into purchase contracts for 13 additional sites in Maryland, Pennsylvania, New Jersey, Connecticut, New York, Georgia and Washington. The Company has completed preliminary feasibility studies and submitted rezoning requests on eight of such sites and is conducting preliminary feasibility studies on the remaining sites. The Company's development team is negotiating purchase terms on additional sites identified for development.


FACILITY ACQUISITIONS

     The Company and its predecessors have completed seven acquisitions, including five acquisitions of long-term care facilities which have been repositioned to provide Sunrise assisted living services and two acquisitions of Sunrise model facilities initially developed for third parties. During the next three years, the Company plans to acquire up to 15 additional assisted living facilities or other properties that can be repositioned as Sunrise assisted living facilities. In evaluating possible acquisitions, the Company considers, among other factors, (i) location, construction quality, condition and design of the facility, (ii) current and projected facility cash flow, (iii) the ability to increase revenue, occupancy and cash flow by providing a full range of assisted living services, (iv) costs of facility repositioning (including renovations, if any) and (v) the extent to which the acquisition will complement the Company's development plans.

COMPANY OPERATIONS

  OPERATING STRUCTURE


     The Company has centralized accounting, finance and other operational functions at the corporate headquarters and regional office levels in order to allow facility-based personnel to focus on resident care, consistent with the Company's operating philosophy. Headquarters staff members in Fairfax, Virginia are responsible for: the establishment of Company-wide policies and procedures relating to, among other things, resident care, facility design and facility operations; billing and collection; accounts payable; finance and accounting; management of the Company's development and acquisition activities; development of employee training materials and programs; and providing overall strategic direction to the Company. Regional staff are responsible for: overseeing all aspects of facility-based operations, including marketing activities; resident care; the hiring of Administrators, Care Managers and other facility-based personnel; compliance with applicable local and state regulatory requirements; and implementation of the Company's development and acquisition plans within a given geographic region.


     The Company is currently organized into four regions (Mid-Atlantic, Pennsylvania/New Jersey, New England and Western). Each of the regions is headed by a Regional Senior Vice President with extensive experience in the long-term care and assisted living industries. The regional staff typically consists of a Marketing Specialist, a Resident Care Specialist and a Human Resources Specialist. The Company's two largest regions also have separate Marketing Specialists for existing facilities and those in development, an Activities Specialist, a Regulatory Specialist, a Dietary Specialist and a Maintenance Specialist. The Company expects that all regions will create similar staff positions as the number of facilities in those regions increases.

  FACILITY STAFFING

     Each of the Company's assisted living facilities has an Administrator responsible for the day-to-day operations of the facility, including quality of care, social services and financial performance. Each Administrator receives specialized training from the Company. The Company believes that the quality and size of its facilities, coupled with its competitive compensation philosophy, have enabled it to attract high-quality, professional Administrators. The Administrator is supported by the Director of Resident Care, a nurse who oversees the Care Managers and is directly responsible for day-to-day care of the residents, and by the Director of Community Relations, who oversees marketing and outreach programs. Other key positions include the Director of Dining Services, the Activities Director, and in certain homes, the Director of Alzheimer's Care.


     Care Managers, who work on full-time, part-time and flex-time schedules, provide most of the hands-on resident care, such as bathing, dressing and other personalized care services (including housekeeping, meal service and resident activities). To the extent permitted by state law, nurses, or Care Managers who complete a special training program, supervise the storage and distribution of medications. The use of Care Managers to provide substantially all services to residents has the benefits of consistency and continuity in resident care. In most cases, the same Care Manager assists the resident in dressing, dining and coordinating daily activities. The number of Care Managers working in a facility varies according to the level of care required by the residents of the facility and the numbers of residents receiving Alzheimer's Care and Extended Care services.


     The Company believes that its assisted living facilities can be most efficiently managed by maximizing direct resident and staff contact. Employees involved in resident care, including the administrative staff, are trained in the Care Manager duties and participate in supporting the care needs of the residents. Accounting functions are centralized so that administrative staff may devote substantially all of their time to care giving.

  STAFF EDUCATION AND TRAINING

     The Company has attracted, and continues to seek, highly dedicated, experienced personnel. The Company has adopted formal training procedures and review and evaluation procedures to help ensure quality care for its residents. The Company believes that education, training and development enhance the effectiveness of its employees. All employees are required to complete the Company's training program, which centers around its proprietary "Five-Star Educational Program." This program includes a core curriculum consisting of care basics, Alzheimer's care, resident care procedures and communication skills. For Care Managers who desire to advance into facility management, the Five-Star Education Program provides additional training in medical awareness and management skills. There are also leadership certifications in areas such as community relations, facility management, recruiting, staffing, human resources and regulations. Sunrise also has developed an "Administrator-in-Training ("AIT") Program" that places an Administrator trainee in an existing facility to learn the position based on hands-on experience and direct supervision from a current Administrator. This program has trained over 30 Administrators since 1985. The AIT Program is intended to ensure that enough Sunrise-trained professionals will be available to manage acquired and newly developed facilities.

  QUALITY ASSURANCE

     The Company coordinates quality assurance programs at each of its assisted living facilities through its corporate headquarters staff and through its regional offices. The Company's commitment to quality assurance is designed to achieve a high degree of resident and family member satisfaction with the care and services provided by the Company. In addition to ongoing training and performance reviews of Care Managers and other employees, the Company's quality control measures include:

     Family and Resident Feedback. The Company surveys residents and family members on a regular basis to monitor the quality of services provided to residents. Approximately 30 days after moving into a facility, a resident or family member is surveyed by a Sunrise representative to inquire about their initial level of satisfaction. Thereafter, annual written surveys are used to appraise and monitor the level of satisfaction of residents and their families. A toll-free telephone line also is maintained which may be used at any time by a resident's family members to convey comments.

     Regular Facility Inspections. Facility inspections are conducted by regional vice presidents and other regional staff on at least a monthly basis. These inspections cover: the appearance of the exterior and grounds; the appearance and cleanliness of the interior; the professionalism and friendliness of staff; resident care plans; the quality of activities and the dining program; observance of residents in their daily living activities; and compliance with government regulations.

     Third-Party Reviews. To further evaluate customer service, the Company engages an independent service evaluation company to "mystery shop" the Company's facilities. These professionals assess the Company's performance from the perspective of a customer, without the inherent biases of a Company employee. Each assisted living facility is "shopped" at least three times per year in person, as well as one or more times per month by telephone. To evaluate medication management, third-party pharmacists conduct periodic reviews of on-site handling and storage of medications, record-keeping and coordination of medications.

  MARKETING AND SALES

     The Company's marketing strategy is intended to create awareness of the Company and its services among potential residents and their family members and referral sources, such as hospital discharge planners, physicians, clergy, area agencies for the elderly, skilled nursing facilities, home health agencies and social workers. A central marketing staff develops overall strategies for promoting the Company throughout its markets and monitors the success of the Company's marketing efforts. Each regional office generally has at least one Marketing Specialist and each facility typically has a Director of Community Relations who oversees marketing and outreach programs. In addition to direct contacts with prospective referral sources, the

Company also relies on print advertising, yellow pages advertising, direct mail, signage and special events, such as grand openings for new facilities, health fairs and community receptions.


     Approximately six months prior to opening a facility, the Company opens its pre-leasing center and begins marketing to referral sources. At that time, the Company's staff also begins to accept deposits from prospective residents. Since 1993, the Company's new development facilities have been at least 45% pre-leased when opened, and such facilities have achieved, on average, 90% occupancy within 10 months or less after opening.



  THIRD-PARTY RESIDENT SERVICES


     While the Company serves the vast majority of a resident's needs with its own staff, certain services, such as physician care, infusion therapy, physical and speech therapy and other home health care services, may be provided to residents at Sunrise facilities by third parties. Company staff assist residents in locating qualified providers for such health care services.

COMPETITION

     Providers of assisted living services compete for residents primarily on the basis of quality of care, price, reputation, physical appearance of the facilities, services offered, family and physician preferences and location. As assisted living receives increased attention, the Company believes that competition will grow from new local and regional companies that operate, manage and develop assisted living facilities within the same geographic areas as the Company. Some of the Company's existing and potential competitors have significantly greater resources than does the Company. See "Risk
Factors -- Competition."

GOVERNMENT REGULATION


     The Company's assisted living facilities are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities, although requirements vary from state to state. In general, these requirements address, among other things: personnel education, training, and records; facility services, including administration of medication, assistance with self-administration of medication, and limited nursing services; monitoring of resident wellness; physical plant specifications; furnishing of resident units; food and housekeeping services; emergency evacuation plans; and resident rights and responsibilities, including in some states the right to receive certain health care services from providers of a resident's choice. In several states in which the Company operates or intends to operate, assisted living facilities also require a certificate of need before the facility can be opened. In most states, assisted living facilities also are subject to state or local building code, fire code and food service licensure or certification requirements. Like other health care facilities, assisted living facilities are subject to periodic survey or inspection by governmental authorities. From time to time in the ordinary course of business, the Company receives deficiency reports. The Company reviews such reports and seeks to take appropriate corrective action. Although most inspection deficiencies are resolved through a plan of correction, the reviewing agency typically is authorized to take action against a licensed facility where deficiencies are noted in the inspection process. Such action may include imposition of fines, imposition of a provisional or conditional license or suspension or revocation of a license or other sanctions. In March 1996, Maryland state officials imposed a $3,000 civil fine against the Company for survey deficiencies at the Kensington facilities managed by the Company. The Company is appealing such fine, which is the first fine assessed against the Company in its 15-year history. Any failure by the Company to comply with applicable requirements could have a material and adverse effect on the Company's business, financial condition and results of operations.


     Virginia state and local authorities initiated actions in 1995, alleging that the Company permitted non-ambulatory residents to reside at the Company's Gunston and Countryside facilities in violation of state licensure requirements and the state building code. The Company entered into consent decrees, pursuant to which it agreed to permit only ambulatory residents to reside at the facility until the building had been upgraded to meet the more stringent fire code requirements applicable to facilities that house non-ambulatory residents. During 1995, the Company made capital improvements to these two facilities at an aggregate cost of

$1.1 million. The Company is awaiting the issuance of new licenses that would enable non-ambulatory residents to reside at these facilities. During 1995, the Company relocated non-ambulatory residents from another Company-owned facility in Virginia whose license prohibits non-ambulatory residents. During 1995, as a result of survey deficiencies, Pennsylvania officials rescinded the regular licenses for the two Company-managed skilled nursing facilities located in Pennsylvania and issued six-month provisional licenses. The regular facility licenses have since been reinstated. Also in 1995, a local Maryland housing agency, citing a number of factors, including a desire to seek competitive pricing bids, consideration of other uses for the property and past survey results, advised the Company that it will put the management contract for the Kensington facility out for bid when the existing management contract with the Company expires in September 1996.



     Federal and state anti-remuneration laws, such as the Medicare/Medicaid anti-kickback law, govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, certain direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of, a particular provider of health care items or services. The Medicare/Medicaid anti-kickback law has been broadly interpreted to apply to certain contractual relationships between health care providers and sources of patient referral. Similar state laws vary from state to state, are sometimes vague and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of health care providers or suppliers from participation in (i.e., furnishing covered items or services to beneficiaries of) the Medicare and Medicaid programs. Although the Company is not a Medicare or Medicaid provider or supplier, it is subject to these laws because (i) the state laws typically apply regardless of whether Medicare or Medicaid payments are at issue, (ii) the Company manages two nursing homes in Pennsylvania which are certified to participate in Medicare and Medicaid, and
(iii) as required under some state licensure laws, and for the convenience of its residents, some of the Company's assisted living facilities maintain contracts with certain health care providers and practitioners, including pharmacies, visiting nurse organizations and hospices, through which the health care providers make their health care items or services (some of which may be covered by Medicare or Medicaid) available to facility residents. There can be no assurance that such laws will be interpreted in a manner consistent with the practices of the Company. See "Risk Factors -- Government Regulation."



     Management is not aware of any non-compliance by the Company with applicable regulatory requirements that would have a material adverse effect on the Company's financial condition or results of operations.


EMPLOYEES


     At March 31, 1996, the Company had 1,768 employees, including 1,168 full-time employees, of which 83 were employed at the Company's headquarters. The Company believes employee relations are very good.


LEGAL PROCEEDINGS

     The Company is involved in various lawsuits and claims arising in the normal course of business. In the opinion of management of the Company, although the outcomes of these suits and claims are uncertain, in the aggregate they should not have a material adverse effect on the Company's business, financial condition and results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning each of the Company's directors and executive officers:


                NAME                   AGE                   POSITION(S) WITH THE COMPANY
Paul J. Klaassen(1)(2)...............  38            Chairman of the Board of Directors, President
                                                     and Chief Executive Officer
Teresa M. Klaassen(1)(2).............  40            Executive Vice President, Secretary and
                                                     Director
David W. Faeder(1)...................  39            Executive Vice President, Chief Financial
                                                     Officer and Director
Timothy S. Smick.....................  44            Executive Vice President and Chief Operating
                                                     Officer
Thomas B. Newell.....................  38            Executive Vice President and General Counsel
                                                     of the Company and President of Sunrise
                                                     Development, Inc.
Brian C. Swinton.....................  51            Executive Vice President, Sales and Marketing
Ronald V. Aprahamian(3)(4)...........  49            Director
Thomas J. Donohue(3)(4)..............  57            Director
Richard A. Doppelt(4)................  40            Director
Scott F. Meadow(2)(3)................  42            Director
Darcy J. Moore.......................  39            Director


- ---------------

(1) Member of the Executive Committee.
(2) Member of the Stock Option Committee.
(3) Member of the Compensation Committee.
(4) Member of the Audit Committee.


     Messrs. Doppelt and Meadow and Ms. Moore have been designated as Series A directors, Messrs. Aprahamian and Donohue have been designated as non-management directors and Messrs. Klaassen and Faeder and Ms. Klaassen have been designated as management directors, pursuant to the Stockholders' Agreement dated as of January 4, 1995 among the Company, Paul J. Klaassen, Teresa M. Klaassen and the Series A Investors (the "Stockholders' Agreement"). The Stockholders' Agreement terminates upon completion of the Offering.


     Paul J. Klaassen, a co-founder of the Company, has served as Chairman of the Board, President and Chief Executive Officer since 1981. Mr. Klaassen is the founding Chairman of the Assisted Living Facilities Association of America ("ALFAA"), the largest assisted living industry trade association. Mr. Klaassen also serves on the editorial advisory boards of Contemporary Long Term Care, Retirement Housing Report, Assisted Living Today and Assisted Living Briefing magazines.

     Teresa M. Klaassen, a co-founder of the Company, has served as a director and Executive Vice President and Secretary since 1981. Ms. Klaassen is a founding member of ALFAA and currently serves on the boards of directors of several long-term care organizations.


     David W. Faeder has served as a director, Executive Vice President and Chief Financial Officer since 1993. From 1991 to 1993, Mr. Faeder was a Vice President of CS First Boston Corporation, serving in both the investment banking and fixed income departments. From 1984 to 1991, Mr. Faeder served as a Vice President of Morgan Stanley, where he worked in the Real Estate Capital Markets Group.



     Timothy S. Smick has served as Executive Vice President and Chief Operating Officer of the Company since February 1996. From 1994 to 1996, Mr. Smick was a senior housing consultant to LaSalle Advisory, Ltd., a pension fund advisory company. From 1984 to 1994, Mr. Smick was the Chairman and Chief

Executive Officer of PersonaCare, Inc., a company which he co-founded and which provided subacute, skilled nursing and assisted living care. From 1979 to 1981, Mr. Smick was the Regional Operations Director for Manor Healthcare, a division of ManorCare, Inc., a long-term care company.


     Thomas B. Newell has served as Executive Vice President and General Counsel of the Company and President of Sunrise Development, Inc. since January 1996. From 1989 to January 1996, Mr. Newell was a partner with the law firm of Watt Tieder & Hoffar, where his practice concentrated on all aspects of commercial and real estate development transactions and where he represented the Company for more than five years.



     Brian C. Swinton will join the Company as Executive Vice President, Sales and Marketing, on May 31, 1996. From January 1994 to April 1996, Mr. Swinton was a Senior Vice President of Forum Group, Inc., a developer and operator of retirement communities and assisted living facilities, where his responsibilities included marketing, sales and product development. From 1986 to 1994, Mr. Swinton served as Vice President, Sales, Marketing and Product Development at Marriott International, where he was responsible for designing, developing, marketing and the initial operations of the Brighton Gardens assisted living concept.



     Ronald V. Aprahamian has been a director of the Company since February 1995. Mr. Aprahamian has been Chairman of the Board and Chief Executive Officer of The Compucare Company, a health care information technology company, since 1988. Mr. Aprahamian also is a director of Metrocall, Inc., a paging company.



     Thomas J. Donohue has been a director of the Company since February 1995. Mr. Donohue has been the President and Chief Executive Officer of the American Trucking Association, the national trade organization of the trucking industry since 1984. Mr. Donohue is a director of: the National Football League Alumni Association; IPAC, an international consulting firm; Newmyer Associates, a Washington, D.C. firm that tracks and analyzes public policy; and the Hudson Institute. In addition, Mr. Donohue served on the President's Commission on Intermodal Transportation.


     Richard A. Doppelt has been a director of the Company since January 1995. Mr. Doppelt is Venture Group Manager of Allstate Venture Capital, a division of Allstate Insurance Company. He has been a member of Allstate Venture Capital since 1987. Prior to joining Allstate, he practiced as a corporate attorney with the law firm of Morrison & Foerster. Mr. Doppelt is a director of several privately held companies.

     Scott F. Meadow has been a director of the Company since February 1996. Mr. Meadow also served as a director of the Company from December 1994 to August 1995. Mr. Meadow has been a Senior Vice President of The Sprout Group, the venture capital division of DLJ Capital Corporation, since February 1996. From 1992 to 1995, Mr. Meadow was a General Partner of Frontenac Company, a venture capital firm. From 1982 to 1992, he was a general partner of William Blair Venture Partners, a venture capital firm. Mr. Meadow is a director of Medpartners/Mullikin Inc., a physician practice management company, as well as several privately held companies.

     Darcy J. Moore has been a director of the Company since February 1996. Ms. Moore has been a General Partner of Frontenac Company, a venture capital firm, since 1992. From 1990 to 1992, Ms. Moore served as an Associate of the venture capital firm of William Blair Venture Partners. Ms. Moore is a director of:
Healthcare Resource Management, Inc., a radiology services company; Nurse on Call, Inc., a demand management company; and ElderHealth, Inc., an elder care company.


     The Board of Directors is divided into three classes, each consisting of approximately one-third of the total number of directors. There are currently eight directors. Class I directors, consisting of Messrs. Klaassen and Doppelt, will hold office until the 1998 annual meeting of stockholders; Class II directors, consisting of Ms. Klaassen, Ms. Moore and Mr. Aprahamian, will hold office until the 1999 annual meeting of stockholders; and Class III directors, consisting of Messrs. Faeder, Meadow and Donohue, will hold office until the 1997 annual meeting of stockholders. Paul J. Klaassen and Teresa M. Klaassen are husband and wife. No other family relationship exists among the Company's directors and officers.

COMMITTEES OF THE BOARD OF DIRECTORS

     Executive Committee. The members of the Executive Committee are Messrs. Klaassen and Faeder and Ms. Klaassen. The Executive Committee has been delegated all of the powers of the Board of Directors to the extent permitted under the Delaware General Corporation Law.


     Audit Committee. The members of the Audit Committee are Messrs. Aprahamian, Donohue and Doppelt, all of whom are non-employee directors. The Audit Committee, among other things, makes recommendations concerning the engagement of independent auditors, reviews the results and scope of the annual audit and other services provided by the Company's independent auditors and reviews the adequacy of the Company's internal accounting controls.



     Compensation Committee. The members of the Compensation Committee are Messrs. Donohue, Aprahamian and Meadow, all of whom are non-employee directors. The Compensation Committee makes recommendations to the full Board of Directors concerning salary and bonus compensation and benefits for executive officers of the Company.


     Stock Option Committee. The members of the Stock Option Committee are Messrs. Klaassen and Meadow and Ms. Klaassen. The Stock Option Committee has the power and authority to take all actions and make all determinations under the Company's 1995 Stock Option Plan, including the grant of options thereunder.

COMPENSATION OF DIRECTORS


     Non-employee directors are reimbursed for expenses actually incurred in connection with attending meetings of the Board of Directors. In 1995, Messrs. Aprahamian and Donohue each received a grant of a ten-year non-incentive stock option for 6,666 shares of Common Stock at an exercise price of $3.00 per share and in 1996, they each received grants of ten-year non-incentive stock options for 3,334 shares of Common Stock at an exercise price of $10.50 per share and 15,000 shares of Common Stock at an exercise price equal to the initial public offering price. Options for 10,000 shares vest upon filing of a Form S-8 Registration Statement. Following completion of the Offering, options for the remaining 15,000 shares vest one-third on each anniversary date thereafter.



1996 DIRECTORS' STOCK OPTION PLAN



     Any director who is a member of the Board of Directors who is not an officer or employee of the Company or any of its subsidiaries (other than a Series A director) is eligible to receive options under the Company's 1996 Directors' Stock Option Plan (the "Director Plan"). An aggregate of 50,000 shares of Common Stock are reserved for issuance to participants under the Director Plan. Each non-employee director whose commencement of service is after April 25, 1996, the effective date of the Director Plan, and before termination of the Plan shall be granted an initial option, as of the date of the director's commencement of service, to purchase 10,000 shares of Common Stock. An additional option to purchase 5,000 shares of Common Stock will be granted immediately after each subsequent annual meeting of the Company's stockholders (commencing with the 1997 annual meeting) occurring before the Director Plan terminates to each non-employee director who is then serving on the Board. In the event of any changes in the Common Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or other exchanges of shares and the like, appropriate adjustments will be made by the Board of Directors to the number of shares of Common Stock available for issuance under the Director Plan, the number of shares subject to outstanding options and/or the exercise price per share of outstanding options.



     Options granted under the Director Plan give the option holder the right to purchase Common Stock at a price fixed in the stock option agreement executed by the option holder and the Company at the time of grant. The option exercise price will not be less than the fair market value of a share of Common Stock on the date the option is granted. "Fair market value" for purposes of the Director Plan generally will be equal to the closing price for the Common Stock on the day prior to the date of grant. The period for exercising an option begins six months after the option is granted and generally ends ten years from the date the option is granted.

Options granted under the Director Plan vest immediately. All options to be granted under the Director Plan will be non-incentive stock options.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     During fiscal 1995, Messrs. Aprahamian, Donohue and Meadow served on the Compensation Committee. In 1993, Mr. Donohue, jointly with his wife, made a capital contribution of $500,000 in exchange for a 30% membership interest in Sunrise Village House LLC, a limited liability company (the "LLC") that owns the Village House facility. The Company owns a 50% membership interest in, and is the managing member of, the LLC, and manages the facility pursuant to a management contract that expires in 2003. The Company has an option exercisable on or after April 1, 2000 to purchase the Donohues' interest at fair market value and, after such date, the Donohues have the option to require the Company to purchase their interest in the LLC at fair market value. Distributions made by the LLC to the Donohues in 1993, 1994 and 1995 aggregated $18,700, $35,616 and $40,295, respectively. Upon completion of the Offering, the Company intends to purchase the Donohues' 30% interest in the LLC in exchange for 52,500 shares of Common Stock (equivalent to $945,000, assuming an initial public offering price of $18.00 per share). The purchase price was determined based on a valuation of the facility prepared by the Company based primarily upon a capitalization of net operating income from the facility. The Donohues will have incidental registration rights with respect to their shares. On January 4, 1995 and on January 14, 1996, DLJ Capital Corporation and Sprout Growth II, L.P. (entities affiliated with Mr. Meadow) purchased an aggregate of 733,333 shares of Series A Preferred Stock at $9.00 per share and an aggregate of 300,000 shares of Series B Preferred Stock at $10.00 per share, respectively. The Series A Preferred Stock will convert into an equal number of shares of Common Stock upon completion of the Offering and the Series B Preferred Stock will be redeemed by the Company for $10.00 per share (plus any accrued but unpaid dividends) with a portion of the net proceeds of the Offering.


     The Company has entered into a Registration Agreement with the Series A Investors. For a description of the terms of the Registration Agreement, see "Description of Capital Stock -- Registration Rights."

     Scott F. Meadow, a director of the Company, is an executive officer of The Sprout Group, the venture capital division of DLJ Capital Corporation. DLJ Capital Corporation is an affiliate of DLJ, the lead managing underwriter of the Offering. See "Underwriting."

ADVISORY BOARD

     The Company has an advisory board consisting of professionals who meet periodically to advise the Board of Directors and management regarding resident care, design improvements to the Sunrise model facility, and other matters relating to the Company's facilities and services. The current members of the Advisory Board include:

     Nathan Billig, M.D. is a professor in the Department of Psychiatry at Georgetown University Medical Center, and is Director of the Geriatric Psychiatry Program. He is the author of Growing Older and Wiser, and professional publications related to geriatric psychiatry and coincidence of medical and psychiatric disorders.


     Victor Regnier, AIA is a professor and the former Dean, School of Architecture, University of Southern California. He is the author of (i) Housing the Aged: Design Directives and Policy Considerations, (ii) Assisted Living Housing for the Elderly: Design Innovations from the United States and Europe, and (iii) Assisted Living for the Frail and Aged: Innovations in Design, Management and Financing. Mr. Regnier is a fellow in both the American Institute of Architects and the Gerontological Society of America.


     Dean J. Storer, M.D. is an Associate Clinical Professor, Department of Psychiatry, George Washington University Medical Center. He is the Medical Director of a large geriatric psychiatry group practice whose primary focus is on the diagnosis of dementia and treatment of its associated problems.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth certain summary information concerning the compensation paid to the Company's Chief Executive Officer and each of the other two most highly compensated executive officers whose salary exceeded $100,000 in 1995 for services rendered in all capacities to the Company for fiscal 1995. The table also sets forth certain summary information concerning the compensation rate for two other individuals who became executive officers subsequent to fiscal 1995. All of the executive officers named below are referred to herein as the "named executive officers."

                           SUMMARY COMPENSATION TABLE


                                                                       LONG-TERM
                                                                      COMPENSATION/
                                              ANNUAL COMPENSATION        AWARD
                                              -------------------     ------------
                                                                       SHARES OF
                                                                      COMMON STOCK
                                                                       UNDERLYING         ALL OTHER
       NAME AND PRINCIPAL POSITION(S)               SALARY             OPTIONS(1)      COMPENSATION(2)
Paul J. Klaassen............................       $ 200,000                  --           $ 2,310
  Chairman of the Board, President and
  Chief Executive Officer
Teresa M. Klaassen..........................         100,000                  --             1,818
  Executive Vice President and Secretary
David W. Faeder.............................         175,000             466,666             2,310
  Executive Vice President and Chief
  Financial Officer
Timothy S. Smick(3).........................         175,000             141,666                --
  Executive Vice President and Chief
  Operating Officer
Thomas B. Newell(4).........................         175,000             129,999                --
  Executive Vice President and General
  Counsel of the Company and President of
  Sunrise
  Development, Inc.


- ---------------

(1) Includes options granted through February 1996.
(2) Represents matching contributions made by the Company under its 401(k) plan.
(3) Mr. Smick joined the Company in February 1996. Salary information shown for Mr. Smick is for 1996.
(4) Mr. Newell joined the Company in January 1996. Salary information shown for Mr. Newell is for 1996.


     Brian C. Swinton is expected to join the Company as Executive Vice President, Sales and Marketing on May 31, 1996. Mr. Swinton's initial annual salary will be $165,000 and he will receive options to purchase 120,000 shares of Common Stock upon commencement of his employment. The option exercise price will equal the initial public offering price.

  OPTION GRANTS

     The following table sets forth certain information concerning the grant of options to purchase Common Stock to each of the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                  NUMBER OF     PERCENT OF                                 POTENTIAL REALIZABLE
                                  SHARES OF        TOTAL                                     VALUE AT ASSUMED
                                   COMMON         OPTIONS                                 ANNUAL RATES OF STOCK
                                    STOCK       GRANTED TO     EXERCISE                   PRICE APPRECIATION FOR
                                 UNDERLYING      EMPLOYEES     OR BASE                         OPTION TERM
                                   OPTIONS       IN FISCAL      PRICE      EXPIRATION    ------------------------
NAME AND PRINCIPAL POSITION(S)   GRANTED(1)        YEAR         ($/SH)        DATE           5%           10%
David W. Faeder................    450,000(2)       31.0%       $ 8.00      01/04/05     $2,264,021    $5,737,473
  Executive Vice President and      16,666(3)        1.2         10.50      02/15/06        110,052       278,898
  Chief Financial Officer
Timothy S. Smick...............    141,666(3)       11.0         10.50      02/15/06        935,476     2,370,681
  Executive Vice President and
  Chief Operating Officer
Thomas B. Newell...............      3,333           0.2          3.00      05/15/05          6,288        15,936
  Executive Vice President and      63,333           4.4          7.50      11/19/05        298,723       757,024
  General Counsel of the            63,333(3)        4.4         10.50      02/15/06        418,212     1,059,833
  Company and President of
  Sunrise Development, Inc.


- ---------------

(1) All options included in this table vest 25% upon effectiveness of a registration statement on Form S-8 to be filed promptly following completion of the Offering and 25% on each of the next three anniversary dates thereof, except as otherwise indicated. The vesting of Mr. Newell's options accelerate in the event of involuntary termination of employment (other than for cause).


(2) See "-- Non-Plan Stock Option Grant" for the terms of 450,000 of Mr. Faeder's options.


(3) Granted in February 1996.



     Mr. Swinton will be granted stock options for 120,000 shares at an exercise price equal to the initial public offering price upon commencement of his employment on May 31, 1996. Prior to completion of the Offering, the Company anticipates granting additional options to purchase up to 250,000 shares of Common Stock at an exercise price per share equal to the initial public offering price to executive officers and other employees of the Company.


  FISCAL YEAR-END VALUES OF STOCK OPTIONS

     The following table sets forth certain information concerning the fiscal year-end value of unexercised stock options held by the named executive officers. None of the named executive officers exercised any options during fiscal 1995.

                         FISCAL YEAR-END OPTION VALUES

                                                 NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                                                      OPTIONS(1)                  IN-THE-MONEY OPTIONS(2)
                                             -----------------------------     -----------------------------
                   NAME                      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
David W. Faeder............................       --            466,666             --             --
Timothy S. Smick...........................       --            141,666             --             --
Thomas B. Newell...........................       --            129,999             --            $14,999

- ---------------
(1) Includes options granted in February 1996.
(2) There was no public trading market for the Common Stock at December 31, 1995. These values have been calculated on the basis of a per share price of $7.50, the fair market value of the Common Stock as determined by the Board of Directors on December 15, 1995, less the applicable exercise price, multiplied by the number of shares underlying such options.

FEBRUARY 1996 OPTION GRANTS



     On February 15, 1996 and February 29, 1996, the Company granted a total of 327,000 stock options at an exercise price of $10.50 per share. The Company believes that these options were granted at no less than fair market value. Accordingly, no compensation expense was recorded for these options. Subsequent to the date of the grants, the Company negotiated a loan modification with GECC, pursuant to which GECC agreed to accept a prepayment, payable upon consummation of the Offering, of $8.6 million for its 25% participation interest in the cash flow and increase in value of the SALLP Properties. GECC also agreed to a reduction in the interest rate on the floating rate portion of the GECC Mortgage from LIBOR plus 5.75% to LIBOR plus 3.75%, in exchange for an $8.0 million prepayment of the variable rate portion of the GECC Mortgage payable upon consummation of the Offering. Had the Company entered into the GECC loan modification effective January 1, 1995, GECC mortgage interest expense for 1995 would have been approximately $7.8 million compared to $15.6 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company believes that the fair market value of its Common Stock significantly increased as a result of the loan modification completed on May 1, 1996 because it eliminated the uncertainty and the financial impact of GECC's 25% participation interest in cash flow and property appreciation. In addition, the market price for publicly traded assisted living companies increased significantly following the February 1996 grant dates. Due to these factors, if the February 1996 options had been granted at an exercise price of $10.50 per share subsequent to the GECC loan modification and the increase in the market prices of comparable publicly traded companies, they would have been deemed compensatory in an amount reflecting the difference between the mid-point of the initial public offering price range, discounted by approximately 25%, and the exercise price of the options. The Company believes that approximately a 25% discount to the mid-point of the range would be appropriate given the Company's status as a private company until completion of the Offering and, among other factors: (i) the Founders' continued ownership of 100% of the Common Stock; (ii) the mandatory redemption features, dividend preferences and other rights of the Series A Investors which continue until completion of the Offering; (iii) illiquidity of the Common Stock subject to the options; (iv) option vesting and exercise conditions; (v) risk associated with completion of the Offering; and
(vi) market pricing uncertainties.


1995 STOCK OPTION PLAN


     The Sunrise Assisted Living, Inc. 1995 Stock Option Plan, as amended (the "Stock Option Plan"), provides for the granting of options to acquire Common Stock ("Options"), which may be either incentive stock options (an "ISO") or nonqualified stock options (an "NSO"). The Stock Option Plan is administered by the Stock Option Committee of the Board of Directors, and all full-time employees or any other individual (including non-employee directors of, or consultants or advisors providing bona fide services to, the Company) whose participation in the Stock Option Plan is determined by the Stock Option Committee to be in the best interests of the Company are eligible to receive Option grants thereunder. The Stock Option Plan does not have a termination date, but a grant of an ISO may not occur 10 years after the effective date of the Stock Option Plan. Receipt of Option grants under the Stock Option Plan is contingent upon the execution by each prospective Option holder of an agreement in such form as the Stock Option Committee will from time to time determine.



     The Stock Option Plan provides for the grant of Options to purchase up to 1,298,065 shares of Common Stock. The purchase price per share of Common Stock subject to an Option is fixed by the Stock Option Committee when the Option is granted. Options to purchase no more than 250,000 shares of Common Stock may be granted to any one eligible individual during the first 10 years after the effective date of the Stock Option Plan and 50,000 shares per year thereafter. The terms of Options granted under the Stock Option Plan, including the vesting provisions of such Options, are established at the time of grant. No person may receive any ISO if, at the time of grant, such person owns directly or indirectly more than 10% of the total combined voting power of the Company unless the Option price is at least 110% of the fair market value of the Common Stock and the exercise period of such ISO is by its terms limited to five years. There is also a $100,000 limit on the value of Common Stock (determined at the time of grant) covered by ISOs that first become exercisable by an optionee in any calendar year. No option granted to a reporting person under Section 16 of the Securities

Exchange Act of 1934 (the "Exchange Act") may be exercisable during the first six months after the date of grant.


     Payment for shares purchased under the Stock Option Plan may be made: (i) in cash or in cash equivalents; (ii) if permitted by the Option agreement, by exchanging shares of Common Stock with a fair market value equal to or less than the total Option price plus cash for any difference; (iii) if permitted by the Option agreement, by delivery of a promissory note of the person exercising the Option; (iv) if permitted by the Option agreement, by causing the Company to withhold shares of Common Stock otherwise issuable pursuant to the exercise of an Option equal in value to the exercise price; or (v) by a combination of the foregoing. Payment in full of the option price need not accompany the written notice of exercise provided the notice directs that the stock certificate for the shares for which the option is exercised be delivered to a licensed broker acceptable to the Company as the agent for the individual exercising the option and, at the time such stock certificate is delivered, the broker tenders to the Company cash (or cash equivalents acceptable to the Company) equal to the option price.


     In the event of stock splits, stock dividends, recapitalizations, combinations of shares or certain other events, the Stock Option Plan provides for adjustment of: (i) the number of shares available for Option grants, including the maximum number of shares that may be granted to any one individual, and (ii) the number of shares and the per share exercise price for shares subject to unexercised Options. Upon any dissolution or liquidation of the Company, the sale of substantially all of the Company's assets, a merger, reorganization or consolidation in which the Company is not the surviving corporation or any other transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board which results in any person or entity owning 80% or more of the total combined voting power of all classes of stock of the Company, the Stock Option Plan and the Options issued thereunder will terminate, unless provision is made in connection with such transaction for the continuation of the plans and/or the assumption of the Options or for the substitution for such Options of new options covering the stock of a successor corporation or a parent or subsidiary thereof, with appropriate adjustment as to the number and kinds of shares and the per share exercise price.


     Options granted under the Stock Option Plan are non-transferable except by will or by the laws of descent and distribution upon the death of the Option holder, with the exception (other than, unless permissible under Rule 16b-3, an optionee who is, or during the preceding six months has been, a reporting person under Section 16 of the Exchange Act) of certain allowable transfers to such holder's family members or to a trust established and maintained for the benefit of such holder or such holder's family members.



     Options granted to date under the Stock Option Plan generally terminate:
(i) upon termination of employment for any reason (to the extent the Option has not vested); (ii) upon termination of employment for cause (whether or not the Option has vested); (iii) one year after termination of employment due to death or disability (to the extent the Option has vested); and (iv) three months after the optionee's termination of employment other than for cause, death or disability (to the extent the Option has vested). The Board of Directors may terminate or amend the Stock Option Plan at any time; provided, however, that any amendment by the Board which, if not approved by the Company's stockholders in accordance with applicable requirements of Rule 16b-3, would cause the Plan to not comply with Rule 16b-3 (or any successor rule or other regulatory requirements) or the Internal Revenue Code of 1986, as amended, shall not be effective unless approved by the affirmative vote of stockholders who hold more than 50% of the combined voting power of the outstanding shares of voting stock of the Company present or represented, and entitled to vote thereon at a duly constituted stockholders' meeting.



NON-PLAN STOCK OPTION GRANT



     The Company has granted 450,000 non-qualified stock options outside of the Stock Option Plan to David W. Faeder pursuant to a Stock Option Agreement, as amended, effective as of January 4, 1995 (the "Faeder Option Agreement"). The exercise price of such non-plan options is $8.00 per share. The fair market value of the Common Stock on January 4, 1995 was estimated to be $3.00 per share. Such non-plan options vest as follows: 300,000 shares become exercisable when the Common Stock price reaches $15.75 per share; 75,000 shares become exercisable when the Common Stock price reaches $25.00 per share or if there is a merger, consolidation or any sale of all or substantially all of the assets of the Company that requires the consent or vote of the holders of Common Stock (a "Fundamental Change") or upon any liquidation, dissolution or winding up of the Company (a "Liquidation"); and options for 75,000 shares become exercisable when the Common Stock price reaches $30.00 per share or there is a Fundamental Change or Liquidation. All of such options vest in accordance with the foregoing whether or not Mr. Faeder is employed by the Company at the time of vesting, subject to forfeiture as described in the following paragraph; provided, however, with respect to a Fundamental Change or Liquidation, Mr. Faeder must be employed by the Company on the date of such Fundamental Change or Liquidation in order for vesting to occur. In any case, all options become exercisable in approximately six years, when Mr. Faeder reaches age 45, if he has been continuously providing services to the Company since the date of the Faeder Option Agreement.


     In general, Mr. Faeder's non-plan options expire 10 years after the date of grant and are non-transferable except in the event of death or disability. If Mr. Faeder's employment with the Company terminates by reason of death or permanent and total disability, his non-plan options, whether or not then exercisable, may be exercised within five years after such death or disability. If Mr. Faeder's employment is terminated for "cause" (as defined in the Faeder Option Agreement) by the Company or voluntarily by Mr. Faeder without "good reason" (as defined in the Faeder Option Agreement), the non-plan options are forfeited. Termination of Mr. Faeder's employment by the Company without cause or voluntarily by Mr. Faeder for good reason does not result in forfeiture of his non-plan options.

     Mr. Faeder's non-plan options contain provisions providing for adjustment of the number of shares and the per share exercise price for shares subject to unexercised options in connection with certain changes in the outstanding shares, such as a recapitalization.

401(K) PLAN

     The Company has adopted a contributory retirement plan (the "401(k) Plan") for its employees age 21 and over with at least one year of service to the Company. The 401(k) Plan is designed to provide tax-deferred income to the Company's employees in accordance with the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The 401(k) Plan provides that each participant may contribute up to 16% of his or her salary (not to exceed the annual statutory limit). The Company makes a matching contribution to each participant's account equal to 25% of such participant's contribution up to 7% of such participant's annual compensation. Matching contributions made by the Company in 1995 totaled $80,198. Upon death, disability, retirement or other termination of employment, participants may elect to receive periodic or lump sum distributions from the 401(k) Plan. Participants also may make withdrawals from the 401(k) Plan in cases of demonstrated hardship.

                              CERTAIN TRANSACTIONS


     The Company leases certain real property on which the Fairfax facility is located from Teresa M. Klaassen and her sister pursuant to a 99-year ground lease dated June 5, 1986 (the "Ground Lease"). The Ground Lease provides for monthly rent of $21,272, as adjusted annually based on the Consumer Price Index. Annual rent expense under the ground lease for 1993, 1994 and 1995 was $241,896, $248,496 and $255,258, respectively. The Company has subleased approximately 50% of the property subject to the Ground Lease to Sunrise Foundation, Inc., a not-for-profit organization operated by the Founders ("Sunrise Foundation"), which operates a school and day care center on the property. The sublease terminates upon expiration of the Ground Lease and provides for monthly rent equal to 50% of all of the rent payable under the Ground Lease. Sunrise Foundation also reimburses the Company for use of office facilities and support services. Reimbursements for the years ended December 31, 1993, 1994 and 1995 were $60,000 for each year.



     The Founders lease certain real property located in Fairfax County, Virginia for use as a residence pursuant to a 99-year ground lease with the Company entered into in June 1994. The rent is $1.00 per month. This property is part of a parcel, which includes the Oakton facility, that was transferred by the Founders to the Company in connection with obtaining the GECC Mortgage. Rather than attempting to subdivide the parcel, which would have caused a significant delay in consummation of that transaction, the Company agreed to lease the Founders' residence back to them as a condition to the transfer of the property.



     In connection with the Contribution Transaction, in 1995 the Sunrise Entities made distributions aggregating $9.6 million to, and the Company assumed $1.4 million of indebtedness (representing the discounted value of $2.1 million of interest-free indebtedness) of, the Founders. A portion of the cash distributions is expected to be used to pay tax liabilities incurred by the Founders in the Contribution Transaction. See Note 1 of Notes to Consolidated and Combined Financial Statements. In 1996, one of the Sunrise Entities made an additional $390,000 distribution to the Founders relating to prior period net income. Immediately prior to the Contribution Transaction in 1994, Sunrise Entities made distributions totaling $5.9 million to the Founders. See "The Company and its Predecessors."



     Sunrise Terrace, Inc., a wholly owned subsidiary of the Company, made various advances to the Founders in 1993 and 1994. The largest amount outstanding in 1993 was $954,000 and in 1994 was $1.2 million. The Founders repaid such advances in full in 1994.



     Prior to June 1994, 15 assisted living facilities now owned by the Company were held in separate limited partnerships and other entities partially owned by other parties. In June 1994, proceeds from the GECC Mortgage were used to refinance $71.5 million of existing mortgages and $5.5 million to finance the acquisition of all minority ownership interests in these 15 facilities. The minority ownership interests in such facilities were acquired by the Founders and those facilities were transferred to a newly formed limited partnership, SALLP, in exchange for limited partnership interests in that entity. The Founders' interests in SALLP were contributed to the Company in the Contribution Transaction.



     In 1993, Thomas J. Donohue, a director of the Company, jointly with his wife, made a capital contribution of $500,000 in exchange for a 30% membership interest in Sunrise Village House LLC, a limited liability company (the "LLC") that owns the Village House facility. The Company owns a 50% membership interest in, and is the managing member of, the LLC, and manages the facility pursuant to a management contract that expires in 2003. The Company has an option exercisable at any time on or after April 1, 2000 to purchase the Donohues' interest at the greater of (i) 30% of the gross assets of the LLC less 30% of the liabilities of the LLC as of the date notice of exercise of the option is given; or (ii) the sum of the Donohues' capital contributions to the LLC and an amount equal to 8% cumulative interest on their outstanding net capital contribution to the LLC during the period between commencement of the LLC and date of settlement, less any distributions to the Donohues under the LLC agreement. After such date, the Donohues have the option (exercisable annually on April 1) to require the Company to purchase their interest in the LLC at such price. Distributions made by the LLC to the Donohues in 1993, 1994 and 1995 aggregated $18,700, $35,616 and $40,295, respectively. Upon completion of the Offering, the Company intends to purchase the Donohues' 30% interest in the LLC in exchange for 52,500 shares of Common Stock (equivalent to $945,000, assuming an initial public offering price of $18.00 per share). The purchase price was determined based on a valuation of the facility prepared by the Company based primarily upon a capitalization of net operating income from the facility. The Donohues will have incidental registration rights with respect to their shares.



     The table below sets forth (i) the number of shares of Series A Preferred Stock issued by the Company for $9.00 per share on January 4, 1995 and (ii) the number of shares of Series B Preferred Stock issued by the Company for $10.00 per share on January 19, 1996, to certain entities affiliated with directors of the Company. The Series A Preferred Stock will convert into an equal number of shares of Common Stock upon completion of the Offering, and the Series B Preferred Stock will be redeemed by the Company for $10.00 per share (plus any accrued but unpaid dividends) with a portion of the net proceeds of the Offering.

                                                                        NUMBER OF        NUMBER OF
                                                                        SHARES OF        SHARES OF
                                                                        SERIES A         SERIES B
                                                                        PREFERRED        PREFERRED
                          ENTITY/DIRECTOR                               STOCK (1)          STOCK
Allstate Insurance Company and affiliated entities/
  Richard A. Doppelt...............................................      977,778          400,000
DLJ Capital Corporation and Sprout Growth II, L.P./
  Scott F. Meadow..................................................      733,333          300,000
Frontenac VI Limited Partnership/
  Darcy J. Moore...................................................      733,333          300,000

- ---------------
(1) See "Principal and Selling Stockholders" for a description of the beneficial ownership of these shares.

     The Company has entered into a Registration Agreement with the Series A Investors. For a description of the terms of the Registration Agreement, see "Description of Capital Stock -- Registration Rights."

     Scott F. Meadow, a director of the Company, is an executive officer of The Sprout Group, a venture capital division of DLJ Capital Corporation. DLJ Capital Corporation is an affiliate of DLJ, the lead managing underwriter of the Offering. See "Underwriting."


     The Company has adopted a policy that all future transactions between the Company and its executive officers, directors and other affiliates must be (i) approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of April 30, 1996 and as adjusted to reflect the sale of the shares offered hereby, by (i) each person known by the Company to be the beneficial owner of more than five percent of the Common Stock; (ii) each director of the Company; (iii) each named executive officer of the Company; and (iv) all executive officers and directors of the Company as a group. Footnote (3) to the table also sets forth certain information with respect to the beneficial ownership of the Selling Stockholders, assuming the Underwriters exercise their over-allotment option in full.



                                                                                 PERCENT OF OWNERSHIP
                                                                               -------------------------
                                                       NUMBER OF SHARES         BEFORE           AFTER
                       NAME                         BENEFICIALLY OWNED (1)     OFFERING         OFFERING
Paul J. Klaassen (2)(3)...........................         6,019,475               70.7%           44.5%
Teresa M. Klaassen (2)(3).........................         6,019,475               70.7            44.5
David W. Faeder (2)(4)............................           304,167                3.6             2.2
Timothy S. Smick (2)(5)...........................            35,417                  *               *
Thomas B. Newell (2)(6)...........................            32,500                  *               *
Ronald V. Aprahamian (7)..........................            10,000                  *               *
Thomas J. Donohue (8).............................            10,000                  *               *
Richard A. Doppelt(9).............................           977,778               11.5             7.2
Scott F. Meadow (10)..............................           733,333                8.6             5.4
Darcy J. Moore (11)...............................           733,333                8.6             5.4
Allstate Insurance Company (12)...................           977,778               11.5             7.2
DLJ Capital Corporation (13)......................           733,333                8.6             5.4
Frontenac VI Limited Partnership (14).............           733,333                8.6             5.4
Sprout Growth II, L.P.(15)........................           667,161                7.8             4.9
Executive officers and directors
  as a group (11 persons) (16)....................         8,886,003              100.0%           63.9%


- ---------------

 *   Less than one percent.


(1) Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days. Percentage of beneficial ownership prior to the Offering is based on 8,516,419 shares of Common Stock outstanding, which assumes conversion of 2,444,444 shares of Series A Preferred Stock into an equal number of shares of Common Stock. Percentage of beneficial ownership after the Offering is based on 13,516,419 shares of Common Stock to be outstanding, which number includes 5,000,000 shares of Common Stock to be issued in the Offering.


(2) The business address of the named person is c/o the Company, 9401 Lee Highway, Suite 300, Fairfax, VA 22031.


(3) The Founders hold these shares jointly. If the Underwriters exercise their over-allotment option in full, the Founders would sell 750,000 shares of Common Stock and would beneficially own 5,269,475 shares (39.0%) of the Common Stock outstanding after the Offering.



(4) Represents 300,000 shares issuable upon the exercise of stock options that are exercisable within 60 days and 4,167 shares issuable upon the exercise of stock options that are exercisable upon effectiveness of a registration statement on Form S-8 to be filed promptly following completion of the Offering.



(5) Represents 35,417 shares issuable upon the exercise of stock options that are exercisable upon effectiveness of a registration statement of Form S-8 to be filed promptly following completion of the Offering.

(6) Represents 32,500 shares issuable upon the exercise of stock options that are exercisable upon effectiveness of a registration statement on Form S-8 to be filed promptly following completion of the Offering.



(7) The business address of the named person is c/o The Compucare Company, 12110 Sunset Hills Drive, Reston, VA 22090. Represents 10,000 shares issuable upon the exercise of stock options that are exercisable upon effectiveness of a registration statement on Form S-8 to be filed promptly following completion of the Offering.



(8) The business address of the named person is c/o American Trucking Association, 2200 Mill Road, Alexandria, VA 22314. Represents 10,000 shares issuable upon the exercise of stock options that are exercisable within 60 days. Does not include 52,500 shares of Common Stock expected to be issued upon completion of the Offering in exchange for an ownership interest in one of the Company's facilities. See "Certain Transactions."


(9) The business address of the named person is c/o Allstate Insurance Company, Northbrook, IL 60062. Represents 547,555 shares beneficially owned by Allstate Insurance Company and 342,222 shares beneficially owned by Allstate Life Insurance. Also includes shares held in trust for the benefit of Allstate Retirement Plan (48,889 shares) and Agents Pension Plan (39,112 shares) by Continental Trust Company, as trustee. Mr. Doppelt is Venture Group Manager of Allstate Venture Capital, an affiliate of these companies, and in such capacity may be deemed to share beneficial ownership with respect to such shares; however, he disclaims any beneficial ownership except to the extent of his pecuniary interest therein.

(10) The business address of the named person is c/o The Sprout Group, 277 Park Avenue, New York, NY 10172. Represents 667,161 shares beneficially owned by Sprout Growth II, L.P. ("Sprout") and 66,172 shares beneficially owned by DLJ Capital Corporation ("DLJ Capital"). Mr. Meadow is a general partner of DLJ Growth Associates II, L.P., which is a general partner of Sprout, and a Senior Vice President of The Sprout Group, a division of DLJ Capital. Mr. Meadow may be deemed to share beneficial ownership with respect to such shares; however, he disclaims any beneficial ownership, except to the extent of his pecuniary interest therein.

(11) The business address of the named person is c/o Frontenac Company, 135 S. LaSalle Street, 38th Floor, Chicago, IL 60603. Represents 733,333 shares beneficially owned by Frontenac VI Limited Partnership ("Frontenac VI"). Frontenac Company is the general partner of Frontenac VI. Ms. Moore is a general partner of Frontenac Company. In such capacity, Ms. Moore may be deemed to share beneficial ownership with respect to such shares; however, she disclaims beneficial ownership thereof except to the extent of her pecuniary interest therein.


(12) The business address of Allstate Insurance Company is Northbrook, IL 60062. Includes shares owned by Allstate Insurance Company (547,555 shares) and Allstate Life Insurance Company (342,222 shares). These Allstate entities are affiliates through interrelated ownership and/or control. Also includes shares held in trust for the benefit of Allstate Retirement Plan (48,889 shares) and Agents Pension Plan (39,112 shares) by Continental Trust Company, as trustee, as to which Allstate Insurance Company disclaims beneficial ownership except to the extent of its pecuniary interest therein.


(13) The business address of DLJ Capital is 277 Park Avenue, New York, NY 10172. Includes 667,161 shares beneficially owned by Sprout of which DLJ Capital is the managing general partner. In such capacity, DLJ Capital may be deemed to share beneficial ownership with respect to such shares. Sprout is one of a number of funds associated with The Sprout Group, a division of DLJ Capital. DLJ Capital is a wholly owned subsidiary of Donaldson, Lufkin & Jenrette, Inc. ("DLJ, Inc."), a publicly held holding company which is traded on the New York Stock Exchange. DLJ, the lead managing underwriter, is also a wholly owned subsidiary of DLJ, Inc.

(14) The business address of Frontenac VI is 135 S. LaSalle Street, 38th Floor, Chicago, IL 60603.


(15) The business address of Sprout is 277 Park Avenue, New York, NY 10172. For a description of the affiliation between Sprout and DLJ, see note (13) above.



(16) See notes (3), (4), (5), (6), (7), (8), (9), (10) and (11) above. Includes an additional 30,000 shares issuable upon the exercise of stock options that are exercisable upon effectiveness of a registration statement on Form S-8 to be filed promptly following completion of the Offering.

                          DESCRIPTION OF CAPITAL STOCK


     Upon completion of the Offering, the Company's authorized capital stock will consist of 60,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). At December 31, 1995, there were outstanding 6,019,475 shares of Common Stock and 2,444,444 shares of Series A Preferred Stock. On January 19, 1996, the Company issued and sold 1,000,000 shares of Series B Preferred Stock. Upon completion of the Offering, all of the outstanding shares of Series A Preferred Stock will be converted into an equal number of shares of Common Stock and all of the outstanding shares of Series B Preferred Stock will be redeemed by the Company. All of the currently outstanding shares of Common Stock and Preferred Stock are validly issued, fully paid and nonassessable under the Delaware General Corporation Law (the "DGCL").



     The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation (the "Certificate") which will be filed with the Delaware Secretary of State and become effective promptly following completion of the Offering, and by the provisions of applicable law. A copy of the form of Certificate is included as an exhibit to the Registration Statement of which this Prospectus is a part.


COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of stockholders. The Certificate does not provide for cumulative voting, and accordingly, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. The Certificate provides that whenever there is paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement fund or other retirement payments, if any, to which such holders are entitled, then dividends may be paid on the Common Stock out of any assets legally available therefor, but only when and as declared by the Board of Directors. The Certificate also provides that in the event of any liquidation, dissolution or winding up of the Company, after there is paid to or set aside for the holders of any class of stock having preference over the Common Stock the full amount to which such holders are entitled, then the holders of the Common Stock, shall be entitled, after payment or provision for payment of all debts and liabilities of the Company, to receive the remaining assets of the Company available for distribution, in cash or in kind. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock will be subject to the rights of the holders of any shares of any series of Preferred Stock that the Company may issue in the future.

PREFERRED STOCK

     The Certificate provides that the Board of Directors of the Company is authorized to issue Preferred Stock in series and to fix and state the voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Such action may be taken by the Board without stockholder approval. Under the Certificate, each share of each series of Preferred Stock is to have the same relative rights as, and be identical in all respects with, all other shares of the same series. While providing flexibility in connection with possible financings, acquisitions and other corporate purposes, the issuance of Preferred Stock, among other things, could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, be used as a means of discouraging, delaying or preventing a change in control of the Company. There will be no shares of Preferred Stock outstanding upon completion of the Offering and the Company has no present plan to issue shares of its Preferred Stock.

WARRANTS

     In March 1996, the Company obtained a $13.0 million unsecured line of credit. As part of such transaction, the Company issued to the lender warrants to purchase a total of 50,000 shares of Common Stock. The per share exercise price of the warrants is equal to 85% of the initial public offering price, subject to various anti-dilution adjustments. The warrants may be exercised at any time through March 19, 2006. The Company has also granted to the lender incidental registration rights with respect to the shares of Common Stock underlying the warrants. The Company is required to bear the expenses of any such registrations.

REGISTRATION RIGHTS


     The Founders, as holders of 6,019,475 shares of outstanding Common Stock (the "Founders' Shares"), the holders of 2,444,444 shares of Common Stock issuable upon conversion of the Series A Preferred Stock or their respective transferees and any employee, officer, agent, consultant or director of the Company or any subsidiary who hereafter owns, directly or indirectly, 1% more of the outstanding Common Stock (on a fully diluted basis) whom the Company permits to become a party to the Registration Agreement (defined below) are entitled to certain rights with respect to the registration of such shares (the "Registrable Securities") under the Securities Act. These rights are provided under the terms of the Registration Agreement, dated January 4, 1995, between the Company and the holders of the Registrable Securities (the "Registration Agreement"). The following summary of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Registration Agreement.


     Demand Registration. Pursuant to the terms of the Registration Agreement, upon the earlier of (i) an Initial Public Offering or (ii) January 4, 1998, holders of Registrable Securities may request that the Company offer some or all of such Registrable Securities to the public pursuant to an effective registration statement under the Securities Act. Registration on Form S-1 may be demanded by either of the Founders or by the holders of not less than 25% of the Investors' Shares (defined below). Registration on Form S-3 may be demanded by either 25% of the holders of Investors' Shares or by holders of 25% of the then outstanding Founders' Shares, provided that the aggregate offering value of the Registrable Securities requested to be included in such registration must be reasonably expected to equal at least $1 million. The holders have the right to require the Company to file a registration statement on Form S-1 two times and on Form S-3 an unlimited number of times. However, the Company is obligated to pay registration expenses only for the first two registrations on Form S-3. The Company is also required to give notice of such requested registration to all holders of all Registrable Securities of the Company. If a demand registration is an underwritten public offering and the managing underwriter advises the Company that the number of Registrable Securities and other securities being registered exceeds the number of securities which can be sold in such offering without having a material adverse effect on the offering, the Company may cut back pro rata the number of Registrable Securities and other securities being registered. "Investors' Shares" means any shares of Common Stock held of record by stockholders other than the Founders, including shares issued or issuable upon the conversion of the Series A Preferred Stock.

     Incidental Registration. In addition, the Registration Agreement provides that if the Company at any time proposes to register any of its securities under the Securities Act, on a form other than Form S-4 or S-8, the holders of Registrable Securities are entitled to have their shares included in such registration statement on a pro rata basis, subject to certain other terms and conditions.


     The Company has agreed under the Registration Agreement to indemnify the selling holders of the Registrable Securities against certain liabilities under the Securities Act.


LIMITATION OF LIABILITY AND INDEMNIFICATION

     Limitations of Director Liability. Section 102(b)(7) of the DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although Section 102(b)(7) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Certificate limits the liability of directors to the Company or its stockholders to the full extent permitted by

Section 102(b)(7). Specifically, directors of the Company are not personally liable for monetary damages to the Company or its stockholders for breach of the director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.


     Indemnification. To the maximum extent permitted by law, the Bylaws provide for mandatory indemnification of directors and officers of the Company against an expense, liability and loss to which they may become subject, or which they may incur as a result of being or having been a director or officer of the Company. In addition, the Company must advance or reimburse directors and officers for expenses incurred by them in connection with indemnifiable claims.



     Prior to completion of the Offering, the Company intends to enter into separate indemnification agreements with its directors and officers. Each indemnification agreement provides for, among other things: (i) indemnification against any and all expenses, liabilities and losses (including attorneys' fees, judgments, fines, taxes, penalties and amounts paid in settlement) of any claim against an indemnified party unless it is determined, as provided in the indemnification agreement, that indemnification is not permitted under applicable law and (ii) prompt advancement of expenses to any indemnified party in connection with his or her defense against any claim.



     The Company also maintains directors' and officers' liability insurance.


CERTAIN ANTI-TAKEOVER PROVISIONS

     Upon completion of the Offering, the Certificate and the Bylaws will contain, among other things, certain provisions described below that may reduce the likelihood of a change in the Board of Directors or voting control of the Company without the consent of the Board of Directors. These provisions could have the effect of discouraging, delaying, or preventing tender offers or takeover attempts that some or a majority of the stockholders might consider to be in the stockholders' best interest, including offers or attempts that might result in a premium over the market price for the Common Stock.


     Classified Board. The number of directors of the Company shall be such number as from time to time is fixed by, or in the manner provided in, the Bylaws within the range of a minimum of two and a maximum of eleven directors specified in the Certificate. Pursuant to the Bylaws, the number of directors within the range set forth in the Certificate shall be determined by resolution of the Board passed by at least two-thirds of the directors then in office. Directors are divided into three classes, each consisting of approximately one-third of the total number of directors. The term of office of each class is three years and expires in successive years at the time of the annual meeting of stockholders.


     Filling of Board Vacancies; Removal. Any vacancy occurring in the Board of Directors, including any vacancy created by an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for the remainder of the full term of the class in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. Directors may only be removed with cause by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock then entitled to vote at an election of directors.


     Other Constituencies. The Board of Directors, when evaluating any offer, bid, proposal or similar communication of another party to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with or into another corporation or corporations, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Company and its stockholders, give due consideration to all relevant factors, including, without limitation, the social, economic and regulatory effects on the Company, on employees, providers and payors of the Company and its subsidiaries, on residents and families served by the Company and its subsidiaries, on operations of the

Company's subsidiaries and on the communities in which the Company and its subsidiaries operate or are located.


     Stockholder Action by Unanimous Written Consent. Any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, unless such consent is unanimous.


     Call of Special Meetings. Special meetings of stockholders may be called at any time but only by the Chairman of the Board, the President, by a majority of the directors then in office or by stockholders possessing at least 25% of the voting power of the issued and outstanding voting stock entitled to vote generally in the election of directors.



     Bylaw Amendments. The stockholders may amend the Bylaws by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock of the Company entitled to vote thereon. Directors may also amend the Bylaws by a two-thirds vote of the directors then in office.



     Certificate Amendments. Except as set forth in the Certificate or as otherwise specifically required by law, no amendment of any provision of the Certificate shall be made unless such amendment has been first proposed by the Board of Directors upon the affirmative vote of at least two-thirds of the directors then in office and thereafter approved by the affirmative vote of the holders of at least a majority of the outstanding shares of stock of the Company entitled to vote thereon; provided however, if such amendment is to the provisions described above or the provisions in the Certificate relating to the authorized number of shares of Preferred Stock, Board authority to issue Preferred Stock or the limitation on directors liability, such amendment must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of stock entitled to vote thereon.


     Stockholder Nominations and Proposals. With certain exceptions, the Company's Bylaws require that stockholders intending to present nominations for directors or other business for consideration at a meeting of stockholders notify the Company's Secretary by the later of 60 days before the date of the meeting and 15 days after the date notice of the meeting is mailed or public notice of the meeting is given.

     Certain Statutory Provisions. Section 203 of the DGCL provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an "Interested Stockholder"), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became in Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation which increase the proportionate interest of the Interested Stockholder or a transaction in which the Interested Stockholder receives certain other benefits.

     Pursuant to a Board resolution adopted at the time of formation of the Company, the Section 203 limits do not apply to any "Business Combination" between the Company and the Founders, their respective "affiliates" or their respective estates.


STOCKHOLDER RIGHTS AGREEMENT



     The Board of Directors has adopted a Stockholder Rights Agreement ("Rights Agreement") and declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. All shares of Common Stock issued by the Company between the date of adoption of the Rights

Agreement and the Distribution Date (as defined below), or the date, if any, on which the Rights are redeemed will have Rights attached to them. The Rights will expire ten years after adoption of the Rights Agreement, unless earlier redeemed or exchanged. Each Right, when exercisable, entitles the holder to purchase one one-thousandth of a share of Series C Junior Participating Preferred Stock ("Preferred Stock") at a price of $85.00 (the "Purchase Price"). Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.


     The Rights Agreement will provide that the Rights initially attach to all certificates representing shares of Common Stock then outstanding. The Rights will separate from the Common Stock and a distribution of Rights certificates will occur (a "Distribution Date") upon the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date") or (ii) 10 business days (or such later date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person of 20% or more of the outstanding shares of Common Stock. Notwithstanding the foregoing, neither of the Founders (nor their affiliates, associates and estates) each of whom, as of the date of adoption of the Rights Agreement, beneficially owned in excess of 20% of the outstanding shares of Common Stock will be deemed an "Acquiring Person." Until the Distribution Date, the Rights will be evidenced by the Common Stock certificates, and will be transferred with, and only with, the Common Stock certificates.

     If a Person becomes the beneficial owner of 20% or more of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock which the Outside Directors determine to be fair to and otherwise in the best interests of the Company and its stockholders), each holder of a Right will, after the end of a redemption period, have the right to exercise the Right by purchasing Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times such amount.

     If at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction in which it is not the surviving corporation (other than a merger which follows an offer described in the preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right shall have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the Right.


     In general, the Board of Directors of the Company may redeem the Rights at a price of $.005 per Right at any time until ten days after an Acquiring Person has been identified as such. Under certain circumstances, the decision to redeem the Rights will require the concurrence of a majority of the Continuing Directors, defined as any member of the Board of Directors who was a member of the Board of Directors prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors. The term "Outside Directors" means "Continuing Directors" who are not officers of the Company.


     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company. The Rights, however, will not interfere with any merger or other business combination approved by the Board of Directors since the Board may, at its option, at any time prior to any person becoming an Acquiring Person, redeem all rights or amend the Rights Agreement to exempt the person from the Rights Agreement.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is First Union National Bank of North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have outstanding 13,516,419 shares of Common Stock. The 5,000,000 shares sold in the Offering (or a maximum of 5,750,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 8,516,419 shares outstanding are "restricted securities" as that term is defined under Rule 144 and were issued by the Company in private transactions in reliance upon one or more exemptions under the Securities Act. Such restricted securities may be resold in a public distribution only if registered under the Securities Act (which registration is contemplated with respect to all of such restricted securities as described below) or pursuant to an exemption therefrom, including Rule 144. Certain of the existing stockholders and executive officers and directors of the Company have agreed, subject to certain exceptions, that they will not sell any shares of Common Stock prior to the expiration of 180 days from the date of this Prospectus without the prior written consent of DLJ, except as to shares held by affiliates of DLJ which require the consent of representatives of the Underwriters other than DLJ, subject to certain exceptions.



     In addition to the outstanding shares of Common Stock, the Company has reserved for issuance 1,798,065 shares of Common Stock for issuance upon the exercise of options which have been granted, 300,000 of which are exercisable within 60 days of the date of this Prospectus and 246,316 of which are exercisable upon the effectiveness of a registration statement on Form S-8 to be filed promptly following completion of the Offering.



     In general, under Rule 144 a person (or persons whose shares are aggregated), including an affiliate of the Company, who has beneficially owned restricted securities for at least two years is entitled to sell within any three-month period a number of shares that does not exceed the greater of the average weekly trading volume during the four calendar weeks preceding such sale or 1% of the then outstanding shares of Common Stock, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the two-year holding period, to sell shares of Common Stock. A person who is deemed not to have been an "affiliate" of the Company at any time during the 90 days preceding a sale by such person, and who has beneficially owned such shares for at least three years, would be entitled to sell such shares without regard to the volume limitations described above.


     The Commission has proposed to amend the holding period required by Rule 144 to permit sales of "restricted securities" after one year rather than two years (and two years rather than three years for "non-affiliates" under Rule 144(k)). If such proposed amendment is adopted, restricted securities would become freely tradable (subject to any applicable contractual restrictions) at correspondingly earlier dates.


     Subject to certain exceptions, the Company and all holders of outstanding shares of Common Stock and optionees holding options to purchase a total of 908,331 shares of Common Stock have agreed, subject to certain exceptions, with the Underwriters not to sell or otherwise dispose of any shares of Common Stock, any options to purchase Common Stock or any securities convertible into or exchangeable for shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ, except as to shares held by affiliates of DLJ which require the prior written consent of the representatives of the Underwriters, other than DLJ.



     Upon the completion of the Offering, options and warrants which could be exercised for the purchase of 576,935 shares of Common Stock (after the passage of applicable time vesting periods) will not be subject to the lock-up restrictions discussed above. Of such 576,935 shares of Common Stock issuable upon the exercise of such options and warrants, 181,734 options and warrants will become exercisable within 60 days after completion of the Offering.



     After the Offering, the holders of 8,516,419 shares of Common Stock or their transferees will be entitled to certain rights with respect to the registration of such shares for sale under the Securities Act. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING


     Subject to the terms and certain conditions contained in the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Alex. Brown & Sons Incorporated and NatWest Securities Limited are acting as representatives (collectively, the "Representatives"), have severally agreed to purchase from the Company an aggregate of 5,000,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:



                                                                            NUMBER OF
                                   UNDERWRITERS                               SHARES
        Donaldson, Lufkin & Jenrette Securities Corporation...............
        Alex. Brown & Sons Incorporated...................................
        NatWest Securities Limited........................................
                                                                             ---------
                  Total...................................................   5,000,000
                                                                             =========


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby (other than the shares of the Common Stock covered by the over-allotment option described below) if any are taken.

     Prior to the Offering, there has been no established trading market for the shares of Common Stock. The initial price to the public for the shares of Common Stock offered hereby has been determined by negotiation between the Company and the Representatives. The factors considered in determining the initial price to the public include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies, and the general condition of the securities markets at the time of the Offering.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Underwriters have advised the Company that they propose to offer the shares of Common Stock to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession not to exceed $
per share. The Underwriters may allow, and such dealers may reallow, discounts
not in excess of $     per share to any other Underwriter and certain other
dealers.

     The Founders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 750,000 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions, solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite such Underwriter's name in the preceding table bears to the total number of shares offered.


     NatWest Securities Limited, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of the Common Stock offered hereby and subject to certain exceptions, it will not offer any Common Stock within the United States, its territories of possessions, or to persons who are citizens thereof or residents therein. The Underwriting Agreement does not limit sale of the Common Stock offered hereby outside of the United States.



     NatWest Securities Limited has further represented and agreed that (a) it has not offered or sold and will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (whether as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Financial Services Act 1986 (the "Act"); (b) it has complied and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the shares of Common Stock in, from, or otherwise involving the United Kingdom; and (c) it has only issued or passed on and will only issue or pass on, in the United Kingdom, any document that consists of or any part of listing particulars, supplementary listing particulars, or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom the document may otherwise lawfully be issued or passed on.


     Certain affiliates of DLJ beneficially own an aggregate of 733,333 shares of Series A Preferred Stock which, upon consummation of the Offering, will automatically convert to 733,333 shares of Common Stock and will represent 5.4% of the outstanding Common Stock. Such entities also own 300,000 shares of Series B Preferred Stock which will be redeemed using a portion of the net proceeds from the Offering. Because affiliates of DLJ beneficially own more than ten percent of the preferred equity of the Company (prior to giving effect to the conversion thereof upon consummation of the Offering), the Offering is being conducted in accordance with the applicable provisions of Schedule E to the By-Laws of the National Association of Securities Dealers, Inc. In accordance with these requirements, Alex. Brown & Sons Incorporated (the "Independent Underwriter") is assuming the responsibilities of acting as "qualified independent underwriter" and will recommend the maximum public offering price for the shares of Common Stock in compliance with the requirements of Schedule
E. In connection with the Offering, the Independent Underwriter is performing due diligence investigations and is reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. The initial public offering price of the Common Stock will be no higher than the price recommended by the Independent Underwriter.


     Pursuant to the Stockholders' Agreement entered into in connection with the issuance of the Series A Preferred Stock, Sprout and DLJ Capital, both affiliates of DLJ, have the right to designate one member of the Board of Directors. Their current designee is Scott F. Meadow. Mr. Meadow is a general partner of DLJ Growth Associates II, L.P., which is a general partner of Sprout, and a Senior Vice President of The Sprout Group, a division of DLJ Capital. DLJ Capital is a wholly owned subsidiary of DLJ, Inc. DLJ, the lead managing underwriter, is also a wholly owned subsidiary of DLJ, Inc. The Stockholders' Agreement will terminate upon completion of the Offering.


     The Underwriters do not intend to confirm sales of shares of Common Stock to any accounts over which they exercise discretionary authority.


     Subject to certain exceptions, the Company and certain of its existing stockholders and directors and executive officers have agreed not to offer, sell, contract to sell, or otherwise dispose of any shares of Common Stock or any securities convertible or exchangeable into any shares of Common Stock prior to the expiration of 180 days from the date of this Prospectus, without the prior written consent of DLJ, except as to shares held by affiliates of DLJ which require the prior written consent of the Representatives other than DLJ. See "Shares Eligible for Future Sale."


     At the request of the Company, up to 500,000 shares of Common Stock offered hereby have been reserved for sale to certain individuals, including employees of the Company and other entities with whom directors of the Company are affiliated, and members of their families. The price of such shares to such persons will be the initial public offering price set forth on the cover of this Prospectus. The number of shares available to the general public will be reduced to the extent those persons purchase reserved shares. Any shares not so purchased will be offered hereby at the public offering price set forth on the cover of this Prospectus.

                                 LEGAL MATTERS


     The validity of the shares offered hereby will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Alston & Bird, Atlanta, Georgia, is acting as counsel for the Underwriters in connection with certain legal matters relating to the sale of Common Stock offered hereby.


                                    EXPERTS

     The consolidated financial statements of Sunrise Assisted Living, Inc. as of December 31, 1995, and for the year then ended, and the combined financial statements of Sunrise Entities as of December 31, 1994 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of the firm as experts in accounting and auditing. The combined financial statements of Sunrise Entities for the year ended December 31, 1993 and the combined financial statements of Acquired Entities of Sunrise as of December 31, 1993 and for the year then ended, have been audited by Hoffman, Morrison & Fitzgerald P.C., independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of the firm as experts in accounting and auditing.


                       CHANGE IN INDEPENDENT ACCOUNTANTS



     In November 1994, the Company's Board of Director's decided to retain Ernst & Young LLP as the independent accountants for the Company and replaced the Company's former accountants. There were no disagreements with the former accountants regarding accounting principles or practices, financial statement disclosure, or auditing scope or procedures. The former accountants' report on Sunrise Entities, for the year ended December 31, 1993, included herein, did not contain an adverse opinion or a disclaimer of an opinion or qualifications as to uncertainty, audit scope or accounting principles. Prior to retaining Ernst & Young LLP, the Company had not consulted with Ernst & Young LLP regarding accounting principles.

                             ADDITIONAL INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, each such statement being qualified by and subject to such reference in all respects.


     As a result of the Offering, the Company will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Commission. Reports, registration statements, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     The Company intends to furnish holders of the Common Stock with annual reports containing among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. The Company also intends to furnish such other reports as it may determine or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
SUNRISE ASSISTED LIVING, INC. AND SUNRISE ENTITIES
Report of Independent Auditors........................................................  F-2
Report of Independent Auditors........................................................  F-3
Consolidated Balance Sheets as of March 31, 1996 (unaudited) and as of December 31,
  1995 of the Company and Combined Balance Sheets as of December 31, 1994 of the
  Sunrise Entities....................................................................  F-4
Consolidated Statements of Operations of the Company for the three months ended March
  31, 1996 and 1995 (unaudited) and for the year ended December 31, 1995 and Combined
  Statements of Operations of the Sunrise Entities for each of the two years ended
  December 31, 1994...................................................................  F-5
Consolidated Statement of Changes in Stockholders' Deficit of the Company and Combined
  Statement of Owners' Deficit of the Sunrise Entities................................  F-6
Consolidated Statements of Cash Flows of the Company for the three months ended March
  31, 1996 and 1995 (unaudited) and for the year ended December 31, 1995 and Combined
  Statements of Cash Flows of the Sunrise Entities for each of the two years ended
  December 31, 1994...................................................................  F-7
Notes to Consolidated and Combined Financial Statements...............................  F-8
ACQUIRED ENTITIES OF SUNRISE
Independent Auditors' Report..........................................................  F-24
Combined Balance Sheet as of December 31, 1993........................................  F-25
Combined Statement of Operations and Partners' Deficit for the year ended December 31,
  1993................................................................................  F-26
Combined Statement of Cash Flows for the year ended December 31, 1993.................  F-27
Notes to Combined Financial Statements................................................  F-28

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
Sunrise Assisted Living, Inc.


     We have audited the accompanying consolidated balance sheet of Sunrise Assisted Living, Inc. (the "Company") as of December 31, 1995, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. We also have audited the combined balance sheet of Sunrise Entities (the predecessor to the Company, see Note 1) as of December 31, 1994, and the related combined statements of operations, owners' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunrise Assisted Living, Inc. as of December 31, 1995, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. Further, in our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Sunrise Entities as of December 31, 1994, and the combined results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                /s/ERNST & YOUNG LLP
                                                --------------------
                                                   ERNST & YOUNG LLP
Washington, D.C.
February 15, 1996

  except for Notes 10 and


  Note 16, as to which the date is May 1, 1996

                          INDEPENDENT AUDITORS' REPORT

To the Partners and Stockholders
  Sunrise Entities

We have audited the accompanying combined statements of operations and partners'/stockholders' deficits and cash flows of Sunrise Entities (collectively, the "Company") for the year ended December 31, 1993. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Sunrise Entities for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                        /s/Hoffman, Morrison & Fitzgerald P.C.
                                       ---------------------------------------
                                           Hoffman, Morrison & Fitzgerald P.C.

Vienna, Virginia
March 13, 1996

          CONSOLIDATED BALANCE SHEET OF SUNRISE ASSISTED LIVING, INC.

             AS OF MARCH 31, 1996 (UNAUDITED) AND DECEMBER 31, 1995

               AND THE COMBINED BALANCE SHEET OF SUNRISE ENTITIES
                            AS OF DECEMBER 31, 1994


                                                      DECEMBER 31,                              PRO FORMA
                                               ---------------------------    MARCH 31,         MARCH 31,
                                                   1994           1995       ------------   ------------------
                                                                                 1996              1996
                                                                             (UNAUDITED)    (UNAUDITED-NOTE 2)
ASSETS
Current assets:
  Cash and cash equivalents..................  $  8,113,371   $  6,593,157   $  6,254,911      $  6,254,911
  Accounts receivable, less allowance of
    $50,000 and $235,000.....................     1,097,886      1,313,987      1,419,972         1,419,972
  Prepaid and other current assets...........     1,017,402        975,804      2,481,962         2,481,962
                                               ------------   ------------   ------------   ------------------
         Total current assets................    10,228,659      8,882,948     10,156,845        10,156,845
Property and equipment, net..................    95,294,729    117,070,569    133,809,419       133,809,419
Investment...................................       --           5,375,404      5,568,343         5,568,343
Restricted cash and cash equivalents.........     1,175,410      1,466,924      1,946,363         1,946,363
Other assets.................................     2,254,629      3,369,467      3,943,469         3,943,469
                                               ------------   ------------   ------------   ------------------
         Total assets........................  $108,953,427   $136,165,312   $155,424,439      $155,424,439
                                               =============  =============  =============  ==================
LIABILITIES AND OWNERS'/STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses......  $  3,008,239   $  6,720,274   $  7,175,959      $  7,175,959
  Distribution payable.......................     9,646,167        --             182,500           182,500
  Deferred revenue...........................       950,789      1,154,359      1,309,448         1,309,448
  Other current liabilities..................       760,740        110,469         94,843            94,843
  Current portion of long-term debt..........     4,216,667        268,576        377,691           377,691
                                               ------------   ------------   ------------   ------------------
         Total current liabilities...........    18,582,602      8,253,678      9,140,441         9,140,441
Notes payable to affiliated entities.........     1,610,231      1,735,138      1,716,338         1,716,338
Interests in unconsolidated partnerships.....       267,321        284,283        254,956           254,956
Long-term debt, less current maturities......   103,935,457    132,047,774    142,675,441       142,675,441
                                               ------------   ------------   ------------   ------------------
         Total liabilities...................   124,395,611    142,320,873    153,787,176       153,787,176
Minority interests...........................       681,944      1,654,699      1,593,066         1,593,066
Preferred stock, $0.01 par value, 10,000,000
  shares
  authorized:
    Series A convertible preferred stock,
      convertible and redeemable; $9 stated
      value and
      liquidation value of $9; plus 9%
      preferred return;
      2,444,444 shares issued and
      outstanding............................       --          23,963,496     24,463,995         --
    Series B exchangeable preferred stock,
      exchangeable and redeemable; cumulative
      dividend at 9%; $10 stated value and
      liquidation
      value of $10 plus any accrued and
      unpaid
      dividends; none issued and
      outstanding............................                                  10,000,000        10,000,000
Owners'/Stockholders' deficit:
  Common stock of predecessor................        10,501        --             --              --
  Additional paid-in capital of
    predecessor..............................       852,020        --             --              --
  Accumulated deficit of predecessor.........   (16,986,649)       --             --              --
  Common stock, $0.01 par value, 60,000,000
    shares authorized, 6,019,475 shares
    issued and outstanding (8,463,919 pro
    forma 1995 issued and outstanding).......       --              60,195         60,195            84,639
  Contributed capital (deficiency)...........       --         (19,466,287)   (19,331,287)        5,108,264
  Accumulated deficit........................       --         (12,367,664)   (15,148,706)      (15,148,706)
                                               ------------   ------------   ------------   ------------------
         Total owners'/stockholders'
           deficit...........................   (16,124,128)   (31,773,756)   (34,419,798)       (9,955,803)
                                               ------------   ------------   ------------   ------------------
         Total liabilities and
           owners'/stockholders' deficit.....  $108,953,427   $136,165,312   $155,424,439      $155,424,439
                                               =============  =============  =============  ==================


                            See accompanying notes.

     CONSOLIDATED STATEMENT OF OPERATIONS OF SUNRISE ASSISTED LIVING, INC.
         FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED)
                    AND FOR THE YEAR ENDED DECEMBER 31, 1995
          AND THE COMBINED STATEMENT OF OPERATIONS OF SUNRISE ENTITIES
           FOR EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993



                                               DECEMBER 31,                       THREE MONTHS ENDED
                                ------------------------------------------            MARCH 31,
                                   1993           1994            1995        --------------------------
                                                                                 1995           1996
                                                                              (UNAUDITED)    (UNAUDITED)
Operating revenue:
  Resident fees..............   $23,993,737    $32,138,979    $ 34,893,269    $ 8,396,309    $ 9,849,888
  Management services
     income..................     1,604,367      1,829,707       2,497,523        497,572        597,283
                                -----------    -----------    ------------    -----------    -----------
                                 25,598,104     33,968,686      37,390,792      8,893,881     10,447,171
Operating expenses:
  Facility operating
     expenses................    17,760,450     17,983,070      21,201,951      5,346,125      6,510,364
  Facility development and
     pre-opening expenses....       474,206        262,825       1,200,604        203,620        183,900
  General and
     administrative..........     2,034,340      4,182,777       6,875,006      1,321,639      2,120,663
  Depreciation and
     amortization............     2,798,581      3,159,764       3,042,488        760,289        881,785
                                -----------    -----------    ------------    -----------    -----------
                                 23,067,577     25,588,436      32,320,049      7,631,673      9,696,712
  Income from operations.....     2,530,527      8,380,250       5,070,743      1,262,208        750,459
  Other income (expense):
     Interest income.........       317,144        565,449       1,229,327        330,321        277,866
     Interest expense:
       GECC mortgage
          interest...........       --          (5,261,789)    (15,562,287)    (2,350,796)    (2,339,388)
       Other debt............    (3,808,093)    (3,059,777)     (1,319,612)      (268,497)      (478,222)
                                -----------    -----------    ------------    -----------    -----------
  Total interest expense.....    (3,808,093)    (8,321,566)    (16,881,899)    (2,619,293)    (2,817,610)
Equity in (losses) earnings
  on investments in
  unconsolidated/non-combined
  partnerships...............      (104,382)        33,024          80,914         26,486         29,326
Minority interest............       427,798        171,870          96,751          6,032         51,633
                                -----------    -----------    ------------    -----------    -----------
(Loss) income before
  extraordinary item.........      (637,006)       829,027     (10,404,164)      (994,246)    (1,708,326)
Extraordinary item...........       --             850,000         --             --             --
                                -----------    -----------    ------------    -----------    -----------
Net (loss) income............   $  (637,006)   $ 1,679,027    $(10,404,164)   $  (994,246)   $(1,708,326)
                                ===========    ===========    ============    ===========    ===========
Net loss per common and
  common equivalent shares...                                 $      (1.94)   $     (0.23)   $     (0.37)
Weighted average number of
  common and common
  equivalent shares
  outstanding................                                    6,381,683      6,381,683      6,525,377
Pro forma net loss per share
  data
  (Unaudited -- Note 2):
  Net loss per common and
     common equivalent
     shares..................                                 $      (1.18)                  $     (0.21)
  Weighted average number of
     common and common
     equivalent shares
     outstanding.............                                    8,826,127                     9,022,321


                            See accompanying notes.

 CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT OF THE COMPANY AND
         COMBINED STATEMENT OF OWNERS' DEFICIT OF THE SUNRISE ENTITIES



                                   ADDITIONAL     ACCUMULATED
                        COMMON      PAID-IN-    OWNERS' DEFICIT
                       STOCK OF    CAPITAL OF         OF         SHARES OF  COMMON   CONTRIBUTED
                        SUNRISE      SUNRISE        SUNRISE       COMMON     STOCK     CAPITAL       ACCUMULATED
                       ENTITIES     ENTITIES       ENTITIES        STOCK    AMOUNT   (DEFICIENCY)      DEFICIT          TOTAL
                      -----------  -----------  ---------------  ---------  -------  ------------    ------------    ------------
Balance at December
  31, 1992...........  $  10,500    $ 822,568    $  (4,370,189)                                      $  1,600,729    $ (1,936,392)
Contribution of
  partnership
  capital............                                   33,022                                                             33,022
Distributions........                                 (457,814)                                           (29,354)       (487,168)
Net loss.............                               (1,707,434)                                         1,070,428        (637,006)
                      -----------  -----------  ---------------  ---------  -------  ------------    ------------    ------------
Balance at December
  31, 1993...........     10,500      822,568       (6,502,415)                                         2,641,803      (3,027,544)
Acquisition of
  interests not
  previously owned by
  principal
  shareholders.......                                3,846,815                                                          3,846,815
Contribution of
  partnership
  capital............                                3,550,336                                                          3,550,336
Other capital
  contributions......                  29,353                                                                              29,353
Dividends............                                                                                  (3,750,000)     (3,750,000)
Cash distributions...                              (16,432,652)                                                       (16,432,652)
Other
  distributions......                               (2,019,563)                                                        (2,019,563)
Net income...........                                  494,801                                          1,184,226       1,679,027
Initial
  capitalization of
  Sunrise Assisted
  Living, Inc........                                                  100  $    1   $         99                             100
                      -----------  -----------  ---------------  ---------  -------  ------------    ------------    ------------
Combined balance at
  December 31, 1994..     10,500      851,921      (17,062,678)        100       1             99          76,029     (16,124,128)
Issuance of common
  stock for net
  assets of Sunrise
  Entities...........    (10,500)    (851,921)      17,062,678   6,019,375  60,194    (16,184,422)        (76,029)             --
Liability of
  Stockholder assumed
  at formation.......                                                                  (1,447,561)                     (1,447,561)
Cost of issuance of
  Series A
  convertible
  preferred stock....                                                                  (1,834,403)                     (1,834,403)
Net loss.............                                                                                 (10,404,164)    (10,404,164)
Preferred return on
  Series A
  convertible
  preferred stock....                                                                                  (1,963,500)     (1,963,500)
                      -----------  -----------  ---------------  ---------  -------  ------------    ------------    ------------
Balance at December
  31, 1995...........  $      --    $      --    $          --   6,019,475  $60,195  $(19,466,287)   $(12,367,664)   $(31,773,756)
Issuance of common
  stock warrants.....                                                                     135,000                         135,000
Preferred return on
  Series A
  convertible
  preferred stock....                                                                                    (500,500)       (500,500)
Dividends payable on
  Series B
  exchangeable
  preferred stock....                                                                                    (182,500)       (182,500)
Distributions to
  stockholders.......                                                                                    (389,716)       (389,716)
Net loss.............                                                                                  (1,708,326)     (1,708,326)
                      -----------  -----------  ---------------  ---------  -------  ------------    ------------    ------------
Balance March 31,
  1996 (Unaudited)...  $      --    $      --    $          --   6,019,475  $60,195  $(19,331,287)   $(15,148,706)   $(34,419,798)
                      ==========   ==========    =============   =========  =======  ============    ============    ============


                            See accompanying notes.

     CONSOLIDATED STATEMENT OF CASH FLOWS OF SUNRISE ASSISTED LIVING, INC.

       FOR THE THREE MONTHS ENDED MARCH 31, 1995 AND 1996 (UNAUDITED) AND
                      YEAR ENDED DECEMBER 31, 1995 AND THE

              COMBINED STATEMENT OF CASH FLOWS OF SUNRISE ENTITIES

           FOR EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993



                                                                                                      THREE MONTHS ENDED MARCH
                                                                     DECEMBER 31,                                31,
                                                      -------------------------------------------    ---------------------------
                                                         1993            1994            1995           1995 (UNAUDITED)1996
OPERATING ACTIVITIES
Net (loss) income..................................   $  (637,006)   $  1,679,027    $(10,404,164)   $  (994,246)   $ (1,708,326)
Adjustments to reconcile net (loss) income to net
  cash provided by operating activities:
    Equity in losses (earnings) on investment in
      unconsolidated/non-combined partnerships.....       104,382         (33,024)        (80,914)       (51,656)        (29,326)
    Minority interest..............................      (427,798)       (171,870)        (96,751)        (6,032)          9,339
    Provision for bad debts........................       --              123,368         185,256         34,004         141,995
    Provision for loss accrual.....................       --              350,000         --
    Extraordinary gain on extinguishment of debt...       --             (850,000)        --
    Depreciation and amortization..................     2,798,581       3,159,764       3,042,488        760,289         881,785
    Amortization of discount on long-term debt.....       --              --              724,000        --              114,300
    Accrual of participation mortgage interest.....       --              --            5,400,000
    Interest included in convertible obligations...       105,658         --              --
    Conversion of accrued interest into note
      payable......................................       222,098         --              --
    Changes in assets and liabilities:
      (Increase) decrease:
        Accounts receivable........................      (256,350)       (299,820)       (401,357)        33,606        (247,980)
        Prepaid and other current assets...........       (89,766)       (595,799)         41,598       (190,045)     (1,506,160)
        Other assets...............................       --               36,309        (379,776)        96,649        (103,350)
      Increase (decrease):
        Accounts payable and accrued expenses......     1,341,388        (362,950)      3,712,035        748,009         455,684
        Deferred revenue...........................         6,242        (298,909)        203,570       (298,096)        155,089
        Other liabilities..........................       (97,069)        --             (650,271)      (626,201)        (15,626)
                                                      -----------    ------------    ------------    -----------    ------------
Net cash provided by (used in) operating
  activities.......................................     3,070,360       2,736,096       1,295,714       (493,719)     (1,852,576)
INVESTING ACTIVITIES
Increase in restricted cash and cash equivalents...       118,700        (552,631)       (291,514)      (320,673)       (479,439)
Acquisition of interests in facilities.............    (1,055,412)     (5,513,607)        --
Purchases of property and equipment................    (3,218,190)    (11,650,798)    (24,537,610)    (2,381,738)    (17,520,100)
Disposition of property and equipment..............       --              --               24,586         22,889         --
Purchase of investment.............................       --              --           (5,375,404)    (5,000,000)       (192,936)
Distribution from investment in unconsolidated
  partnership......................................       --               33,024          97,876         35,371         --
                                                      -----------    ------------    ------------    -----------    ------------
Net cash used in investing activities..............    (4,154,902)    (17,684,012)    (30,082,066)    (7,644,151)    (18,192,475)
FINANCING ACTIVITIES
Organization costs paid............................       --              (61,475)         (2,482)        (1,447)       (101,156)
Net proceeds from sale of common stock and Series A
  convertible preferred stock......................       --                  100      20,165,593     20,165,593         --
Net proceeds from sale of Series B exchangeable
  stock............................................       --              --              --             --           10,000,000
Contributions from partners........................        28,022       3,550,336         --
Distributions to partners..........................        (2,397)     (6,786,485)        --          (9,630,161)       (389,717)
Distribution to stockholders of the Predecessor....       --              --           (9,646,167)
Additional net investment of minority interests....     2,581,497       1,029,090       1,069,506           (294)        (70,972)
Additional borrowings under long-term debt.........       923,538     101,976,095      21,088,135      2,852,845      10,718,861
Additional borrowings from related parties.........       --              675,899         --
Financing costs paid...............................       (54,674)        --           (1,037,882)      (268,060)       (335,030)
Repayment of long-term debt........................    (1,622,028)    (76,840,388)     (4,295,472)       (53,586)        (96,381)
Dividends..........................................       --           (3,750,000)        --
Repayment of related party note payable............       --              --              (75,093)       (93,000)        (18,800)
                                                      -----------    ------------    ------------    -----------    ------------
Net cash provided by financing activities..........     1,853,958      19,793,172      27,266,138     12,971,890      19,706,805
                                                      -----------    ------------    ------------    -----------    ------------
Net increase (decrease) in cash and cash
  equivalents......................................       769,416       4,845,256      (1,520,214)     4,834,020        (338,246)
Cash and cash equivalents at beginning of year.....     2,498,699       3,268,115       8,113,371      8,113,371       6,593,157
                                                      -----------    ------------    ------------    -----------    ------------
Cash and cash equivalents at end of year...........   $ 3,268,115    $  8,113,371    $  6,593,157    $12,947,391    $  6,254,911
                                                      ===========    ============    ============    ===========    ============


                            See accompanying notes.

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993


            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND PRESENTATION

     Sunrise Assisted Living, Inc. (the "Company") does business in the assisted living segment of providing elder care services. The Company operates, manages and develops assisted living facilities. The facilities provide a residence, meals and non-medical assistance to elderly residents for a monthly fee. Agreements with residents are for a term of one year and are cancelable by residents with thirty days notice. The Company's services are generally not covered by health insurance and so the monthly fees are generally payable by the residents, their family, or another responsible party.


     The consolidated financial statements include the Company's wholly owned subsidiaries that manage (Sunrise Terrace, Inc.), own (Sunrise Assisted Living Limited Partnership), and develop (Sunrise Development, Inc.) assisted living facilities, four controlled limited partnerships and, two limited liability companies that own facilities, in each of which the Company, through its managing partnership or operating agreements, holds unilateral and perpetual control. All significant intercompany transactions and accounts have been eliminated. The Company accounts for other significant partnership investments in which it is the general partner and/or manager on the equity method, including Sunrise Homes of Towson, L.P. (13.9% ownership interest) and Sunrise of Queen Anne (33% tenancy-in-common ownership interest) because the Company is able to significantly influence both the operating and financial decisions of these facilities.



     The Company was incorporated in Delaware on December 14, 1994. On January 4, 1995, the Company issued 6,019,375 shares of Common Stock to the majority stockholders in exchange for all of the equity interests in Sunrise Entities. The equity interests were recorded at the historical cost of the majority stockholders (i.e., a reorganization of entities under common control). Simultaneously, the Company sold 2,444,444 shares of Series A Convertible Preferred Stock at $9.00 per share net of issuance costs of $1,834,403 to seven institutional investors. In addition, the Company assumed notes payable of $2,090,000 at January 4, 1995 (see Note 8). Concurrent with the January 4, 1995 transaction, Sunrise Entities distributed an aggregate $9,606,000 in cash to the majority stockholders, which was recognized as a distribution payable in Sunrise Entities' December 31, 1994 combined financial statements.



     The historical financial statements for the years ended December 31, 1994 and 1993 represent the combined historical results of operations and financial condition of Sunrise Entities. Sunrise Entities recorded their interests in the Acquired Entities of Sunrise under the equity method prior to June 8, 1994. Sunrise Entities, which prior to January 4, 1995 developed, managed and owned assisted living facilities, consist of a management company, a development company, interests in limited partnerships and limited liability companies that owned assisted living facilities and other limited partnerships used to hold equity in operating assisted living facilities or development projects. All of the operations and equity interests of Sunrise Entities were held by the majority stockholder of the Company and were transferred to the Company on January 4, 1995, in exchange for Common Stock of the Company. All significant intercompany transactions and accounts have been eliminated in the combined financial statements.



     Prior to June 8, 1994, 15 of the assisted living facilities now owned by the Company were held in separate limited partnerships partially owned by other parties. Four of the facilities were not previously controlled by the Sunrise Entities. The Sunrise Entities owned 47%, 48%, 29% and 25%, respectively of these facilities. The combined net assets of the 15 facilities consisted of $75,492,931 of total assets, including $263,008 of cash and $77,645,513 of liabilities. On June 8, 1994, a new debt facility (see Note 8) was used to finance the acquisition of all outside interests and refinance approximately $71,500,000 of existing long-term debt of the facilities. At that date the carrying value of the net operating assets of the facilities was stepped up by $12,094,910 to reflect

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993


      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

1.  ORGANIZATION AND PRESENTATION (CONTINUED)

the excess of the purchase price over the book basis of the interests acquired (i.e., the acquisition of an interest not previously earned) that was not previously owned by the Company's principal stockholders.



     Disclosures made herein with respect to the years ended December 31, 1993 and 1994 are to be read as disclosures of Sunrise Entities. All disclosures made in reference to periods subsequent to December 31, 1994, except those specifically identified as relating to transactions prior to the formation of the Company, are disclosures of the Company.


2.  SIGNIFICANT ACCOUNTING POLICIES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION


     Resident fee revenue is recognized when services are rendered and consists of daily resident fees, resident community fees and other ancillary services. Generally, resident community fees approximating sixty times the daily residence fee are received from potential residents upon occupancy. Resident community fees are ratably refundable if the prospective resident does not move into the facility or moves out of the facility within ninety days. Community fees received are recognized as income over the first ninety days of the resident's stay. Revenue from management contracts is recognized in the month in which it is earned in accordance with the terms of the management contract.


ALLOWANCES FOR DOUBTFUL ACCOUNTS

     Details of the allowance for doubtful accounts receivable are as follows:

                                                              1993        1994       1995
    Beginning balance.....................................  $  --       $  --      $ 50,000
    Bad debt expense......................................     --        123,000    185,000
    Accounts written off..................................     --        (73,000)     --
                                                            ---------   ---------  --------
    Ending balance........................................  $  --       $ 50,000   $235,000
                                                            =========   =========  ========


PROVISION FOR LOSS ACCRUALS



     During 1994, the Company recorded a loss accrual amounting to $250,000 to recognize anticipated losses on one of its management contracts. Also in 1994, the Company accrued $100,000 in anticipation of actions taken by Virginia state and local authorities regarding licensure and state building code violations. No loss accruals were recorded in 1995.


PRE-RENTAL COSTS


     Costs incurred to initially rent facilities, other than direct costs of initiating leases and overhead, are capitalized and amortized over 36 months. Initial direct lease acquisition costs are capitalized and amortized over 12 months. All other pre-rental costs are expensed as incurred.

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993


      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Pre-rental costs and accumulated amortization are as follows:

                                                                           DECEMBER 31,
                                                                        -------------------
                                                                         1994        1995
    Pre-rental costs.................................................   $42,725    $444,706
    Accumulated amortization.........................................    (1,965)    (17,819)
                                                                        -------    --------
                                                                        $40,760    $426,887
                                                                        =======    ========

PROPERTY AND EQUIPMENT


     Property and equipment are recorded at the lower of cost or net realizable value and include interest and property taxes capitalized on long-term construction projects during the construction period as well as other costs directly related to the development and construction of facilities. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method at rates intended to amortize the cost of the related assets over their estimated useful lives.



     During 1994, Sunrise Entities changed the estimated useful life of furniture and equipment from seven to ten years and of buildings from 31.5 to 40 years. The changes had the effect of reducing depreciation expense by $402,069 in 1994.


DEFERRED FINANCING COSTS

     Costs incurred in connection with obtaining permanent financing for Company-owned facilities have been deferred and are amortized over the term of the financing using the effective interest method.

     Deferred financing fees and accumulated amortization are as follows:


                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                       1994          1995
    Deferred financing...........................................   $2,233,750    $3,271,632
    Accumulated amortization.....................................     (162,393)     (448,533)
                                                                    ----------    ----------
                                                                    $2,071,357    $2,823,099
                                                                    ==========    ==========


ORGANIZATION COSTS

     Costs incurred in connection with the organization of the Company have been capitalized and are being amortized ratably over five years.

INCOME TAXES

     Income taxes are provided using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis (temporary differences).

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993


      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     All of Sunrise Entities were partnerships, limited liability corporations or were corporations that elected to be treated as an S Corporation under
Section 1362 of the Internal Revenue Code. Therefore, no provision or benefit for income taxes was included in the Predecessor's financial statements because taxable income or loss passed through pro rata to the owners of the Predecessor.


NET LOSS PER SHARE

     The Company's net loss per share calculations are based upon the weighted average number of shares of Common Stock outstanding. Pursuant to the requirements of the Securities and Exchange Commission (SEC) staff accounting bulletin No. 83, options to purchase Common Stock issued at prices below the initial public offering price during the twelve months immediately preceding the contemplated initial filing of the registration statement relating to the initial public offering ("IPO"), have been included in the computation of net loss per share as if they were outstanding for all periods presented (using the treasury method assuming repurchase of common stock at the estimated IPO price). Other shares issuable upon the exercise of stock options or conversion of redeemable convertible preferred stock have been excluded from the computation because the effect of their inclusion would be anti-dilutive. Subsequent to the Company's IPO, options under the treasury stock method will be included to the extent they are dilutive. Weighted average shares used to calculate the pro forma net loss per share for the year ended December 31, 1995 differs from the weighted average on a historical basis due to the inclusion of the shares of Common Stock resulting from the assumed conversion at the beginning of the applicable period of the Series A Preferred Stock as contemplated by the IPO.

PRO FORMA 1995 BALANCE SHEET (UNAUDITED)


     As more fully described elsewhere in the accompanying footnotes, the Series A Preferred Stock will automatically convert to 2,444,444 shares of Common Stock upon the closing of an initial public offering that meets certain conditions. As the Company is currently in registration for an initial public offering that meets the conversion criteria, the accompanying 1995 pro forma balance sheet assumes that these securities were converted as of December 31, 1995. The 1995 pro forma loss per share assumes the conversion of the Series A Preferred Stock as of January 1, 1995.


CASH AND CASH EQUIVALENTS


     The Company considers cash and cash equivalents to include currency on hand, demand deposits, and all highly liquid investments with a maturity of three months or less at the date of purchase.



NON-CASH TRANSACTION



     In 1993 the Company assumed a note payable of $8,550,000 as the primary consideration for the acquisition of the Village House facility.


STOCK-BASED COMPENSATION

     The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees and accordingly recognizes no compensation expense for the stock option grants.

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993


      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS


     In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in the first quarter of 1996 and the effect is not material to the Company's operations or financial position taken as a whole.



     In October 1995, the FASB issued Statement No. 123, Accounting for Stock-Based Compensation, which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for stock-based compensation issued to employees. The Statement allows for a fair value-based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock-based compensation arrangements under Opinion No. 25, Statement No. 123 requires disclosure of the pro forma effect on net income and earnings per share of its fair value-based accounting for those arrangements. These disclosure requirements are effective for fiscal years beginning after December 15, 1995, or upon initial adoption of the statement, if earlier. The Company adopted Statement No. 123 in the first quarter of 1996 and has elected to continue to account for stock-based compensation arrangements under APB Opinion No. 25.



INTERIM FINANCIAL STATEMENTS



     The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.


OTHER


     The Company's interest in accumulated losses of unconsolidated partnership's distributions are recorded below the Company's cost basis, which reflects the Company's obligations as the general partner. The Company has no liability for any other material commitments or contingencies of partnerships in which it is a general partner.


RECLASSIFICATIONS

     Certain 1993 and 1994 balances have been reclassified to conform with the 1995 presentation.

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993


      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

3.  NET LOSS PER COMMON SHARE

     The following table summarizes the computations of share amounts used and the computation of net loss per common share presented in the accompanying statements of operations:


                                                            DECEMBER          PRO FORMA
                                                               31,               1995
                                                              1995        (UNAUDITED-NOTE 2)
    Common and common equivalent shares:
    Weighted average number of shares of common stock
      outstanding during the period.....................     6,019,475          8,463,919
    Options to purchase common stock issued within one
      year of registration statement using the treasury
      stock method......................................       362,208            362,208
                                                             ---------           --------
    Total common and common equivalent shares of stock
      considered outstanding during the year............     6,381,683          8,826,127
                                                             =========           ========
    Net loss............................................   $10,404,164       $ 10,404,164
    Adjustment to net loss for the 9% preferred return
      of the series A convertible preferred stock.......     1,963,500          --
                                                             ---------           --------
    Equivalent net loss used in calculating net loss per
      share.............................................   $12,367,664       $ 10,404,164
                                                             =========           ========
    Net loss per common and common equivalent shares....   $     (1.94)      $      (1.18)


4.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:


                                                                  DECEMBER 31,
                                                    -----------------------------------------
                                                    ASSET LIVES       1994           1995
    Land and land improvements....................    10 yrs.     $ 11,638,789   $ 14,191,063
    Building and building improvements............    40 yrs.       82,033,939     89,236,691
    Furniture and equipment.......................    10 yrs.        8,960,081     10,860,619
                                                                    ----------    -----------
                                                                   102,632,809    114,288,373
    Less accumulated depreciation and
      amortization................................                 (12,539,785)   (15,202,158)
                                                                    ----------    -----------
                                                                    90,093,024     99,086,215
    Construction in progress......................                   5,201,705     17,984,354
                                                                    ----------    -----------
                                                                  $ 95,294,729   $117,070,569
                                                                    ==========    ===========


     Interest capitalized during 1994 and 1995 was $137,896 and $657,037, respectively.

     Construction in progress includes pre-acquisition costs and other direct costs related to acquisition, development and construction of facilities including certain direct costs of the Company's development subsidiary, Sunrise Development, Inc. If a project is abandoned, any costs previously capitalized are expensed.

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993


      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

5.  INVESTMENT

     On March 1, 1995, the Company purchased all of the outstanding mortgage revenue bonds used to finance a facility managed by the Company. The 10% Bucks County Industrial Development Authority, First Mortgage Revenue Bonds, July 1, 2019, having a face value of $12.5 million, were purchased for $5,000,000. The bonds were in financial default when purchased.

     On June 30, 1995, the bonds were restructured, at no gain or loss to the Company, to reduce their face amount to $5,750,000 (Series A and C) and provide the facility managed by the Company additional funding for renovations (Series
B). The renovation bond allows for draws up to $750,000 as construction continues at the facility. Interest only is payable until maturity. The balances outstanding at December 31, 1995 are as follows:

           DESCRIPTION             FACE AMOUNT               INTEREST RATE           MATURITY DATE
Series A.........................  $5,000,000                     11%                 July 1, 2025
Series B.........................     375,404                     11%                 July 1, 2015
Series C.........................     750,000        20% subject to available cash    July 1, 2010
Bond discount....................    (750,000)
                                    ---------
                                   $5,375,404
                                    =========


     Subsequent to June 30, 1995 all interest payments on these bonds are current. The Company recognized $443,069 in interest income during 1995 on this investment. The bond discount ($750,000 at December 31, 1995) will be recognized as income over the life of the loan. These bonds are classified as available-for-sale in accordance with SFAS 115. Management believes the net carrying cost of the bonds approximates market value at December 31, 1995.


6.  RELATED-PARTY TRANSACTIONS

SUNRISE FOUNDATION, INC.

     The majority stockholders operate a school and a day care center through a not-for-profit organization, Sunrise Foundation, Inc. ("SFI"). SFI reimburses the Company monthly for use of office facilities and support services. Reimbursements were $60,000 per year in 1993, 1994 and 1995. Such amounts are included in management services income.

GROUND LEASE


     The Company has a ninety-nine year ground lease with a stockholder and the stockholder's relative. The ground lease expires in May 2085. The basic monthly rent is adjusted annually based on the CPI. Rent expense under this lease was $241,896, $248,496 and $255,258 for the years ended December 31, 1993, 1994 and
1995, respectively. The Company subleases one-half of this ground lease to SFI. The sublease expires in May 2085 and requires payments equal to 50% of all payments made by the Company under the ground lease. Sublease rental income was $120,948, $124,248 and $127,629 for the years ended December 31, 1993, 1994 and
1995 respectively. Rent expense, included in facility operating expenses, is recorded net of the sublease income.

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993


      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

6.  RELATED PARTY TRANSACTIONS (CONTINUED)

OTHER

     The majority stockholders lease certain real property located in Fairfax County, Virginia for use as a residence pursuant to a ninety-nine year ground lease with the Company dated June 7, 1994. The rent is $1.00 per month. This property is part of a parcel, which includes a facility, that was transferred to the Company on June 8, 1994.


     A director of the Company made a capital contribution of $500,000 in exchange for a 30% membership interest in a limited liability company which operates one of the Company's facilities. The Company owns a 50% membership interest, is the managing member and manages the facility pursuant to a management contract that expires in 2003. Distributions made by the Company to the director in 1993, 1994 and 1995 aggregated $18,700, $35,616 and $40,295, respectively. The operating agreement of the facility requires the facility to repurchase the minority interests at the lessor of (i) the facility's fair market value or (ii) return of the investor's contributed capital assuming on 8% return net of distributions. The repurchase right is exercisable beginning in 2000.


7.  RECEIVABLES AND PAYABLES FROM AFFILIATES

     Included in prepaid and other current assets are net receivables from unconsolidated partnership investments of $153,592 and $176,031, as of December 31, 1994 and 1995, respectively. Included in other assets are notes receivable from officers of the Company amounting to $43,401 and $109,348 as of December 31, 1994 and 1995, respectively.

     Included in other current liabilities is $714,295 and $82,400 payable to affiliates as of December 31, 1994 and 1995, respectively. Also included in other liabilities in 1994 is $671,000 payable to minority owners, which pertains to advances for construction activities prior to obtaining a construction loan.

     Notes payable to affiliated entities consisted of the following:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                       1994         1995
    Notes to related limited partnerships, principal and interest
      due December 31, 1999. Interest accrues at 8% annually......  $1,510,231   $1,435,138
    Two notes due to an employee and an entity related to that employee of $60,000 and $40,000, respectively. Interest
      accrues at $1,890 annually, principal due June 5, 1999......     100,000      100,000
    Note payable assumed upon formation of the Company due
      December 31, 1999 bearing no interest.......................          --      200,000
                                                                    ----------   ----------
                                                                    $1,610,231   $1,735,138
                                                                     =========    =========

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993


      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

8.  LONG-TERM DEBT

     Long-term debt consists of the following:


                                                                            DECEMBER 31,
                                                                    ----------------------------
                                                                        1994            1995
Multi-Property/Participating Blanket First Mortgage (the "GECC
  Mortgage").....................................................   $ 95,000,000    $ 95,000,000
Accrued participation interest on the GECC Mortgage..............        --            8,600,000
Outstanding draws on construction notes payable..................        358,874       9,895,437
Mortgage notes payable to Housing Opportunities Commission of
  Montgomery County, Maryland (HOC)..............................      8,600,308       8,530,059
Notes payable secured by two operating facilities. Interest at varying rates based upon LIBOR (6%) and the prime rate (8.75%)
  ranged from 7.8% to 11.25%; amortizing on schedules that mature
  in two to seven years..........................................        --           11,551,677
Notes payable dated June 6, 1994 to three individual parties.....        --            1,170,544
Other notes and capital leases...................................         92,942          44,633
Line of credit...................................................      4,100,000         --
Discount on the GECC Mortgage long-term debt less amortization of
  $724,000.......................................................        --           (2,476,000)
                                                                    ------------    ------------
                                                                     108,152,124     132,316,350
     Less current portion........................................     (4,216,667)       (268,576)
                                                                    ------------    ------------
                                                                    $103,935,457    $132,047,774
                                                                    ============    ============



     The GECC Mortgage is collateralized by a blanket first mortgage on all assets of a subsidiary of the Company. Such assets had a book value of approximately $80 million at December 31, 1995. The GECC Mortgage consists of two separate debt classes. Class (A) in the amount of $65,000,000 bears a fixed interest rate of 8.56% and is interest only until the maturity date of May 31, 2001. Class (B) in the amount of $30,000,000 bears a variable interest rate of one month LIBOR rate plus 5.75% (11.75% at December 31, 1995). Class (B) is interest only until July 1, 1997 at which time principal and interest payments are due using a twenty-year amortization schedule. Effective September 30, 1996, Sunrise Assisted Living Limited Partnership is required to meet a minimum debt service coverage ratio or principal payments accelerate to the lesser of monthly net cash flow or amortization of the loan over a twenty-year period. Each month, the lender can receive additional interest based on 25% of net cash flows as specified in the loan documents, which amounted to $347,000 in 1995 and $370,000 in 1994 and has a 25% participation interest payable at maturity computed at either the date of maturity, initial public offering of securities by Sunrise Assisted Living Limited Partnership or one of its affiliates, or sale of the operating assets. The terms of the loan contain certain covenants and prepayment restrictions. Additionally, the current majority stockholders must maintain a 25% interest in the Company.



     The GECC Mortgage requires Sunrise Assisted Living Limited Partnership to maintain certain restricted cash balances. These restricted cash and cash equivalent balances consist of escrows for an operating reserve of fifteen days of total Sunrise Assisted Living Limited Partnership expenses, a capital reserve of 3% of monthly revenues of Sunrise Assisted Living Limited Partnership and a real estate tax escrow.



     A participation interest payable and a discount on the GECC Mortgage was recorded at the loan date. The cumulative amortization of the discount through December 31, 1995 of $724,000 has been included as interest expense in 1995. During 1995, the Company revised its estimate of the market value of the properties

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993


      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

8.  LONG-TERM DEBT (CONTINUED)

financed by the GECC Mortgage. Additional participation interest on the GECC Mortgage of $5.4 million was accrued and expensed through December 31, 1995 based on the increase in the properties' estimated market value during 1995.


     The construction notes have total available borrowings of $24,443,550. The notes bear interest based on various published interest rate indices. At December 31, 1995, interest rates on the notes ranged from 7.8% to 11%, remaining maturities ranged from four to seven years, and the notes were secured by four facilities under construction.


     The mortgage notes payable to HOC have monthly payments of $56,714, including interest at 7.25%, due monthly through June 2033. Additional payments of approximately $21,070 are also made monthly for taxes, insurance and replacement reserves. The notes are insured by the Maryland Housing Fund for which the Company pays an annual fee of .5% of the outstanding note balance and are collateralized by a deed of trust on the applicable facility and an assignment of rents from that facility. One of the notes, totaling $200,000, is also guaranteed by certain stockholders. The notes payable to individuals were part of the $2,090,000 and liabilities assumed upon the formation of the Company (see Note 1). The Notes are interest free and are recorded net of imputed interest at 8.56% (fixed rate of the GECC Mortgage). The principal amount is payable in 132 equal consecutive monthly installments beginning July 1, 1994. The notes are due in full on June 1, 2005.



     The HOC mortgage notes also place certain restrictions on operations including maintenance of escrow accounts for real estate taxes and property replacement reserves.


     The line of credit was due May 31, 1995. Interest accrued at a rate equal to two hundred basis points over the thirty-day LIBOR rate. Borrowing on the line was used to purchase an assisted living facility.

     Principal maturities of long-term debt as of December 31, 1995 are as follows:

    1996..................................................................   $    268,576
    1997..................................................................        955,107
    1998..................................................................      5,371,740
    1999..................................................................      5,707,691
    2000..................................................................      3,530,934
    Thereafter............................................................    116,482,302
                                                                             ------------
                                                                             $132,316,350
                                                                             ============


     Interest expense paid totaled $3,241,778, $6,220,886 and $10,291,261, in
1993, 1994 and 1995, respectively, of which $0, $17,288 and $18,000 in 1993,
1994 and 1995, respectively, is related to notes payable to related parties.



     Substantially all of the Company's property and equipment is subject to mortgages or other pledges.

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993


      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

8.  LONG-TERM DEBT (CONTINUED)

     Restricted cash and cash equivalents at December 31 consists of the following:


                                                                      1994          1995
    Under the GECC Mortgage, real estate tax escrows,
      operating and capital reserves...................            $  991,382    $1,104,664
    Under HOC mortgage, real estate tax escrows and
      resident security deposits.......................               184,028       155,805
    Other, certificates of deposit collateralizing a
      note
      payable..........................................                --           206,455
                                                                   ----------    ----------
                                                                   $1,175,410    $1,466,924
                                                                   ==========    ==========


9.  INCOME TAXES


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Prior to formation of the Company (see Note 1) Sunrise Entities were held in partnerships, limited liability companies, and subchapter S corporations, all of which passed through tax liabilities and benefits to the owners. The transfer of assets at the formation of the Company was taxable, in part to the owners. Accordingly, the tax basis of a majority of the property and equipment of the Company exceeds its respective book basis for financial reporting purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities recognized as of the date of formation of the Company and at December 31, 1995 are presented below:


                                                                 JANUARY 4,     DECEMBER 31,
                                                                    1995            1995
    Deferred tax assets:
      Property and equipment..................................   $ 6,598,370    $  6,664,396
      Participating interest..................................       --            2,480,220
      Operating loss carryforward.............................       --            1,562,860
      Deferred revenue........................................       349,269         363,442
      Bad debt allowance......................................        20,250          95,175
                                                                 -----------    ------------
    Total gross deferred tax assets...........................     6,967,889      11,166,093
    Less valuation allowance..................................    (6,967,889)    (11,166,093)
    Deferred tax liabilities..................................       --              --
                                                                 -----------    ------------
    Net deferred tax amount...................................   $   --         $    --
                                                                 ===========    ============


     At December 31, 1995, the Company had net operating loss carryforwards for income tax purposes of approximately $3,860,000 which expire in 2010. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company is in a cumulative pretax loss for the latest three years for financial reporting purposes. Recognition of deferred tax assets will require generation of future taxable income. There can be no assurance that the Company will generate any earnings or any specific level of earnings in future years. Therefore, the Company established a valuation allowance on deferred tax assets of approximately $11.2 million as of December 31, 1995.

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

9.  INCOME TAXES (CONTINUED)
     Significant components of the provision for income taxes are as follows for the year ended:

                                                                               DECEMBER
                                                                               31, 1995
    Current:
         Federal...........................................................   $   --
         State.............................................................       --
                                                                              -----------
      Total current........................................................       --
    Deferred:
         Federal...........................................................    (3,524,418)
         State.............................................................      (673,786)
         Increase in valuation allowance...................................     4,198,204
                                                                              -----------
      Total deferred.......................................................   $   --
                                                                              ===========

     The effective tax rate on income before income taxes varies from the statutory federal income tax rate for the year ended December 31, 1995 as follows:

        Statutory rate........................................................   (34)%
        State taxes, net......................................................    (6)
        Valuation allowance...................................................    40
                                                                                 ----
                                                                                   -
                                                                                   0%
                                                                                 =====

10.  STOCKHOLDERS' DEFICIT AND STOCK OPTION PLAN

     The Company effected a three-for-one stock split of the Company's Common Stock and increased the number of authorized shares of Common Stock from 20,000,000 to 60,000,000, effective July 11, 1995. Pursuant to the authorization of the Board of Directors and stockholders, the Company has effected on March 20, 1996 a one-for-three stock split. All share amounts reflected herein reflect the one-for-three stock split. Authorized shares of Common Stock remain 60,000,000. The Company has a stock option plan providing for the grant of incentive and nonqualified stock options to employees, directors, consultants and advisors. Pursuant to the Plan, 998,065 shares of Common Stock have been reserved for issuance. At December 31, 1995 the following options have been granted:

                        DATE OF GRANT                    NO. OF SHARES GRANTED    EXERCISE PRICE
        May 16, 1995..................................          257,100               $ 3.00
        November 17 ,1995.............................           63,333               $ 7.50
        December 15, 1995.............................          181,167               $ 7.50
        December 15, 1995.............................            6,666               $ 3.75

     No shares have been forfeited. Options expire ten years from date of grant and will vest 25% each year beginning on the earlier of December 31, 1999 or the effectiveness of a Registration Statement on Form S-8 following the completion of the proposed initial public offering by the Company.


     The Company also has a stock option agreement with one of its senior executives who currently is not a stockholder of the Company. The agreement, as amended, is effective as of January 4, 1995 and covers 450,000 shares of Common Stock that have been reserved for issuance at an exercise price of $8.00. No

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

10.  STOCKHOLDERS' DEFICIT AND STOCK OPTION PLAN (CONTINUED)

compensation has been attributed to the options. These options expire in ten years and are exercisable in 2001 or when the "trigger price" or per share market value of outstanding Common Shares reaches a certain value as follows:


                               SHARES EXERCISABLE                          TRIGGER PRICE
        300,000.........................................................      $ 15.75
         75,000.........................................................      $ 25.00
         75,000.........................................................      $ 30.00

     A total of 3,892,509 shares of Common Stock have been reserved for stock option plans and conversion of preferred stock (see Note 11).

     Common Stock at December 31, 1994, was comprised of the following:


    Sunrise Terrace Inc. Common Stock , $1 par value, 10,000 shares authorized
      and outstanding..........................................................   $10,000
    Sunrise Development Inc. Common Stock, $10.00 par value, 5,000 shares
      authorized, 50 outstanding...............................................       500
    Sunrise Assisted Living Inc. Common Stock, $.01 par value 60,000,000 shares
      authorized, 100 shares outstanding.......................................         1
                                                                                  -------
                                                                                  $10,501
                                                                                  =======


11.  REDEEMABLE PREFERRED STOCK

     The Company has authorized 10,000,000 shares of $0.01 par value of preferred stock, of which 2,444,444 shares have been designated Series A Convertible Preferred Stock and of which 3,199,995 shares have been designated Series B Exchangeable Preferred Stock.


     The Series A Convertible Preferred Stock (Series A Preferred Stock) has a 9% preferred return, compounded annually, payable, together with the stated value of $9 per share, upon redemption. The Series A Preferred Stock can be redeemed at the earlier of 2002, or if a qualified public offering has not occurred by December 30, 1998, or if a change in ownership of the Company has occurred by June 15, 1997. The preferred return of $1,963,500 through December 31, 1995 is forfeited upon conversion to shares of Common Stock upon completion of a qualified public offering. Series A Preferred Stock is currently convertible to 2,444,444 shares of Common Stock which have been reserved.


     The holders of Series A Preferred Stock shares are entitled to vote on all matters submitted to a vote of the stockholders of the Company and to have the number of votes equal to the number of whole shares of Common Stock into which each share of Series A Preferred Stock is then convertible. Each Series A stockholder is obligated to purchase, upon call by the Company, its pro rata portion of 1,000,000 shares of Series B exchangeable preferred stock for $10 per share, or $10,000,000. On January 19, 1996 the Company exercised the call.

     The Series B Exchangeable Preferred Stock (Series B Preferred Stock) has a 9% cumulative dividend payable quarterly and has no conversion rights. Each share of Series B may be redeemed at the option of the holder beginning in 2002 or earlier under specified circumstances. If the gross proceeds provided in an initial public offering are greater than $35,000,000, all shares of Series B Preferred Stock are required to be

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

11.  REDEEMABLE PREFERRED STOCK (CONTINUED)
redeemed at a redemption price of $10.00 per share plus an amount in cash equal to any accrued but unpaid dividends on the Series B shares.

     Shares of Series B are exchangeable, at the option of the Company, for subordinated debt bearing interest of 9% per annum. In general, Series B stockholders are not entitled to vote on any matters submitted to a vote of the stockholders of the Company.

12.  EXTRAORDINARY ITEM

     In June 1994, $3,350,000 of second-trust mortgages related to two of the predecessor limited partnerships, were prepaid for $2,500,000. The gain on prepayment has been reflected as an $850,000 extraordinary gain in the combined statements of operations.

13.  COMMITMENTS


     On June 8, 1994 the Company exchanged a minority interest in an operating facility for all of the operating assets of three related limited partnerships (the LPs). The Company does not directly own any interest in the LPs. In addition, the Company has unconditionally guaranteed that it will fund any shortfall in cash required by the three LPs, to honor the LPs' commitments in 1996 to 1998, to provide a guaranteed 9% return to the limited partners and to repurchase the limited partnership interests of the limited partners. The combined cash shortfall if the repurchase had been completed at December 31, 1995, would have been $2,129,124. The guarantees are considered to be contingent acquisition costs. The actual amount of cash shortfall of the LPs, if any, will depend on the cash distributions and residual value of the minority interest transferred to the LPs. If the Company is required to fund any cash shortfall in accordance with the guarantees, the carrying value of the net assets required in the exchange would be increased.



     The Company does not have any requirement to fund this or any other cash shortfall as of December 31, 1995.


     The Company leases its corporate office space under various leases that expire on September 30, 1996 and February 1999. The base rent increases by fixed amounts and is subject to additional annual increases based on the Consumer Price Index. The Company is also responsible for its proportionate share of annual increases in operating expense and property taxes.

     Future minimum lease payments under office and equipment leases as of December 31, 1995 are as follows:

        1996..............................................................   $202,392
        1997..............................................................     62,934
        1998..............................................................     62,934
        1999..............................................................     20,712
                                                                             --------
                                                                              348,972
        Less sublease rentals.............................................      4,604
                                                                             --------
                                                                             $344,368
                                                                             ========

     Included in general and administrative expenses is rent expense amounting to $215,688, $227,452 and $183,230 for the years ended December 31, 1993, 1994 and 1995, respectively.

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

13.  COMMITMENTS (CONTINUED)
     The Company's growth strategy is to develop at least 40 new assisted living facilities over the next three years. In conjunction with the growth strategy, at December 31, 1995, the Company had four facilities under construction. Total project costs for these four facilities is expected to be approximately $36.4 million of which $18.6 million has been incurred. In addition, the Company has entered into contracts to purchase an additional 12 property sites for future development. Total contracted purchase price of these sites amounts to $14.4 million.


     In accordance with the formation agreements of two consolidated subsidiaries, the Company is required to repurchase the minority interests in those subsidiaries. These rights can be exercised beginning 2000 and 2001 respectively for each or the two facilities and would be based upon 110% of the facilities estimated fair market value or 115% if exercised after twelve years. The aggregate carrying value of the minority interest for the two consolidated subsidiaries was $1,104,804 at December 31, 1995.


14.  PROFIT-SHARING PLAN

     The Company has a profit-sharing plan (the "Plan") under Internal Revenue Code Section 401(k). All employees of the Company are covered by the Plan. The Plan contains three elements -- employee salary contributions, matching employer contributions, and special discretionary employer contributions. All full-time employees who have twelve months of employment are eligible to participate in the Plan. Deferred salary contributions are made through pre-tax salary deferrals of between 1% and 16%.


     The Plan provides that the employer will contribute $0.25 for every dollar the employee contributes, up to 7% of the employee's compensation. Matching contributions made by the Company and the Predecessor totaled $20,711, $38,594 and $80,198 during 1993, 1994 and 1995, respectively. No discretionary profit-sharing contributions were made during 1993, 1994 or 1995.


15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosures of estimated fair value were determined by management, using available market information and valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions or estimation methodologies may have an effect on the estimated fair value amounts. The fair value of the investment is discussed in Note 5.

     Cash equivalents, accounts receivable, accounts payable and accrued expenses, investments and other current assets and liabilities are carried at amounts which reasonably approximate their fair values.

     Fixed rate debt with an aggregate carrying value of $74,900,000 has an estimated aggregate fair value of $75,200,000 at December 31, 1995. Estimated fair value of fixed rate debt is based on interest rates currently available to the Company for issuance of debt with similar terms and remaining maturities. The estimated fair value of the Company's variable rate debt is estimated to be approximately equal to its carrying value of $57,416,000 at December 31, 1995.

     Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)

15. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) for purposes of these financial statements since December 31, 1995 and current estimates of fair value may differ from the amounts presented herein.

16.  SUBSEQUENT EVENTS

INITIAL PUBLIC OFFERING


     On March 19, 1996, the board of directors authorized management of the Company to file a registration statement with the SEC permitting the Company to sell shares of its Common Stock to the public. If the initial public offering is closed under the terms presently anticipated, all of the Series A Preferred Stock outstanding will automatically convert into 2,444,444 shares of Common Stock. The Company will use a portion of the net proceeds from the offering to redeem 1,000,000 shares of Series B Preferred Exchangeable Stock issued on January 19, 1996. The redemption price will be $10.00 per share plus any accrued but unpaid dividends.


ACQUISITION

     The Company acquired a 120-unit assisted living facility in February 1996 which will be accounted for using the purchase method. The acquisition price was $8,480,000 including the assumption of the existing mortgage amounting to approximately $5,260,000. The total purchase price will be allocated to the building and other real property. The acquired facility had approximately $2.4 million of operating revenue in 1995.

CREDIT FACILITIES

     In March 1996, the Company obtained a $13.0 million unsecured credit facility to be used for development and acquisitions and working capital needs. The credit facility is for a term of five years. Advances under the facility bear interest at a rate per annum, fluctuating daily, equal to the greater of
(i) the lender's prime lending rate and (ii) the Federal funds rate plus one-half of one percent.


MODIFICATION OF GECC MORTGAGE



     On May 1, 1996, the Company entered into a Loan Modification Agreement regarding the GECC Mortgage whereby upon consummation of the Company's initial public offering, the Company will pay the lender $8.6 million as payment in full of all participation interest due and payable pursuant to the GECC Mortgage. In addition, the Company will pay the lender $8 million to be applied to repay a portion of the Class B debt. The lender will then reduce the interest rate applicable to the outstanding portion of Class B debt from LIBOR plus 5.75% to LIBOR plus 3.75%. Had the Company modified the loan documents effective January 1, 1995, GECC Mortgage interest for 1995 would have been approximately $7.8 million instead of $15.6 million.



17.  1996 STOCK OPTION GRANTS (UNAUDITED)



     On February 15, 1996 and February 29, 1996, the Company granted stock options for a total of 327,000 shares of Common Stock at an exercise price of $10.50 per share. The Company believes that these options were granted at no less than fair market value. Accordingly, no compensation expense was recorded for these options. The Company believes that events subsequent to February 29, 1996 substantially increased the value of its Common Stock. The market price for publicly traded assisted living companies increased significantly.

    SUNRISE ASSISTED LIVING, INC. AS OF AND FOR THE THREE MONTH PERIOD ENDED
             MARCH 31, 1995 AND 1996 (UNAUDITED) AND AS OF AND FOR
      THE YEAR ENDED DECEMBER 31, 1995 AND SUNRISE ENTITIES AS OF AND FOR
             EACH OF THE TWO YEARS ENDED DECEMBER 31, 1994 AND 1993

      NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS (CONTINUED)


17.  1996 STOCK OPTION GRANTS (UNAUDITED) (CONTINUED)


In addition, as discussed in Note 16, subsequent to the date of the grants, the Company commenced and completed negotiations for a loan modification with GECC. The loan modification eliminated the uncertainty and financial impact of GECC's 25% participation in cash flow and property appreciation.



     The Company believes if the stock option grants had been made after the events described above at that same exercise price, these option grants would be deemed compensatory in an amount reflecting the difference between the mid-point of the initial public offering filing range, discounted by approximately 25%, and the exercise price of the options. The Company believes that approximately a 25% discount to the mid-point of the range would be appropriate given the Company's status as a private company until completion of the Offering and, among other factors: (i) the Founders' continued ownership of 100% of the Common Stock; (ii) mandatory redemption features, dividend preferences and other rights of the Series A Investors which continue until completion of the Offering; (iii) illiquidity of the Common Stock subject to the options; (iv) option vesting and exercise conditions; (v) risk associated with completion of the Offering; and
(vi) market pricing uncertainties. Since it is the Company's policy to grant stock options at fair market value, the exercise price per share would have been substantially higher if the February 1996 stock option grants had been made subsequent to the events described above.

                          INDEPENDENT AUDITORS' REPORT

To the Partners
  Acquired Entities of Sunrise

We have audited the accompanying combined balance sheet of Acquired Entities of Sunrise as of December 31, 1993 and the related combined statements of operations and partners' deficit, and cash flows for the year then ended. These combined financial statements are the responsibility of the Acquired Entities of Sunrise's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Acquired Entities of Sunrise as of December 31, 1993 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                                                        Hoffman,
Morrison & Fitzgerald P.C.
Vienna, Virginia
March 13, 1996

                             COMBINED BALANCE SHEET
                          ACQUIRED ENTITIES OF SUNRISE


                                                                                DECEMBER 31,
                                                                                    1993
ASSETS
Current assets:
  Cash and cash equivalents..................................................   $     9,960
  Other current assets.......................................................        18,782
                                                                                ------------
          Total current assets...............................................        28,742
Property and equipment, net..................................................    24,188,751
Note receivable from affiliate...............................................       100,417
Organization, leasing costs and deferred financing costs, net of accumulated
  amortization of $956,787...................................................       137,844
                                                                                ------------
          Total assets.......................................................   $24,455,754
                                                                                ============
LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses......................................   $   133,054
  Current portion of long-term debt..........................................       317,835
                                                                                ------------
          Total current liabilities..........................................       450,889
Notes payable to affiliates..................................................       554,789
Long-term debt...............................................................    29,038,310
                                                                                ------------
          Total liabilities..................................................    30,043,988
Partners' deficit............................................................    (5,588,234)
                                                                                ------------
          Total liabilities and partners' deficit............................   $24,455,754
                                                                                ============


                            See accompanying notes.

             COMBINED STATEMENT OF OPERATIONS AND PARTNERS' DEFICIT
                          ACQUIRED ENTITIES OF SUNRISE
                      FOR THE YEAR ENDED DECEMBER 31, 1993


                                                                                 DECEMBER 31
Operating revenue:
  Resident fees...............................................................   $1,709,747
  Building rental income......................................................    2,695,096
                                                                                 -----------
                                                                                  4,404,843
Operating expenses:
  Facility operating expenses.................................................    1,161,068
  Depreciation and amortization...............................................    1,169,122
                                                                                 -----------
                                                                                  2,330,190
                                                                                 -----------
Income from operations........................................................    2,074,653
Other income (expense):
  Interest income.............................................................        7,226
  Interest expense............................................................   (2,164,925)
                                                                                 -----------
Net loss......................................................................      (83,046)
Partners' deficit, beginning of year..........................................   (4,988,647)
Partners' distributions.......................................................     (516,541)
                                                                                 -----------
Partners' deficit, end of year................................................  $(5,588,234)
                                                                                 ============


                            See accompanying notes.

                        COMBINED STATEMENT OF CASH FLOWS
                          ACQUIRED ENTITIES OF SUNRISE
                      FOR THE YEAR ENDED DECEMBER 31, 1993


                                                                                   DECEMBER
                                                                                      31,
OPERATING ACTIVITIES
Net loss.......................................................................   $   (83,046)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization................................................     1,169,122
  Increase in other current assets.............................................          (345)
  Decrease in accounts payable and accrued expenses............................        (4,337)
                                                                                  -----------
Net cash provided by operating activities......................................     1,081,394
                                                                                  -----------
INVESTING ACTIVITIES
Acquisition of property and equipment..........................................       (23,062)
                                                                                  -----------
Net cash used in investing activities..........................................       (23,062)
                                                                                  -----------
FINANCING ACTIVITIES
Payments on long-term debt.....................................................      (603,141)
Borrowings of long-term debt...................................................       114,320
Net advances to affiliates.....................................................       (10,477)
Repayment of loans to affiliates...............................................         2,547
Distributions to Founders......................................................      (516,541)
Financing costs paid...........................................................       (44,763)
                                                                                  -----------
Net cash used in financing activities..........................................    (1,058,055)
                                                                                  -----------
Net increase in cash and cash equivalents......................................           277
Cash and cash equivalents at beginning of year.................................         9,683
                                                                                  -----------
Cash and cash equivalents at end of year.......................................   $     9,960
                                                                                   ==========


                            See accompanying notes.

                          ACQUIRED ENTITIES OF SUNRISE
                               DECEMBER 31, 1993
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION

     Sunrise Assisted Living, Inc. (the "Company") does business in the assisted living segment of providing elder care services. The Company consists of entities that manage (Sunrise Terrace, Inc. or "STI"), own (Sunrise Assisted Living Limited Partnership or "SALLP"), and develop (Sunrise Development, Inc. or "SDI") assisted living facilities as well as other limited partnerships and limited liability corporations that own facilities all of which are owned or controlled by Paul and Teresa Klaassen ("the Founders"). The facilities provide a residence, meals and nonmedical assistance to elderly residents for a monthly fee. Agreements with residents are for a term of one year and are cancelable by residents with thirty days notice. These services are generally not covered by health insurance, so the monthly fees are generally payable by the residents, their family or another responsible party.

     SALLP was formed in May 1994 and began operations in June 1994. The Founders contributed their interests in fifteen independent and assisted living facilities to SALLP. At this time, SALLP used its debt facility (see Note 7) to finance the acquisition of all outside interests in the facilities. At the completion of this transaction, SALLP owned 100% of the facilities. The operating assets of the facilities were recorded at their historical value adjusted to reflect the excess of the Founders' basis in the partnerships over the book value of their proportionate interests in the partnerships contributed and the excess of the purchase price over the book basis of the minority interest acquired.

     In January 1995, a newly formed corporation, Sunrise Assisted Living Inc. (the "Company") exchanged 6,019,375 shares of common stock for the equity interests of the Founders in the various Sunrise entities. Simultaneously the Company sold 2,444,444 shares of Series A Convertible Preferred stock at $9.00 per share. The Series A Convertible Preferred Stock has a 9% preferred return, payable if the redemption rights, which commence in 2002, are exercised. The Series A Preferred Stock contains various requirements based on conversion and exercising rights.


     The accompanying combined financial statements do not include all of the Sunrise Entities, and therefore, are not intended to reflect the combined balance sheet and operations of the entire Sunrise organization. These combined financial statements include entities in which the Founders held a minority, non-controlling interest in 1993, and which were subsequently acquired by SALLP.


     The combined financial statements include the following entities (collectively referred to as the "Acquired Entities of Sunrise"):

       Mercer Sunrise Associates Limited Partnership ("Mercer")
        The Wilson Group Limited Partnership ("Wilson")
        The Fairfield Group Limited Partnership ("Fairfield")
        The Glebe Group Limited Partnership ("Glebe")

2.  PRINCIPLES OF COMBINATION

     The combined financial statements include the combined balance sheet, statements of operations and partners' deficit, and cash flows as of and for the year ended December 31, 1993, of the above entities in which the Founders held a minority, non-controlling interest ranging from 25% to 47%. Effective June 8, 1994, the Founders acquired most of the equity of these entities (see Note 7). Receivables, payables, revenues and expenses generated between the Acquired Entities of Sunrise have been eliminated in the combined financial statements.

                          ACQUIRED ENTITIES OF SUNRISE
                               DECEMBER 31, 1993
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

3.  SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION


     Resident fee revenue is recognized when services are rendered and consist of daily resident fees, resident community fees and other ancillary services. Generally, resident community fees approximating sixty times the daily residence fee are received from potential residents upon application. Resident community fees are ratably refundable if the prospective resident does not move into the facility or moves out of the facility within ninety days. Community fees received are recognized as income over the first ninety days of the resident's stay.


PROPERTY AND EQUIPMENT


     Property and equipment are stated at the lower of cost or net realizable value. Depreciation is computed using the straight-line method at rates intended to amortize the cost of the related assets over their estimated useful lives. Estimated useful life for furniture and equipment was 5-7 years and for buildings was 30 years.


ORGANIZATION, LEASING AND DEFERRED FINANCING COSTS


     Costs associated with the organization of certain of the entities are amortized using the straight-line method over sixty months. Deferred financing costs are amortized using the straight-line method over the related loan term. Certain leasing costs of the communities are amortized using the straight-line method over the one year term of the related lease.


INCOME TAXES

     All of the entities included in these financial statements are partnerships. Therefore, no provision for income taxes has been included in the accompanying combined financial statements since taxable income or loss passes through pro rata to the owners of the individual entities.

CASH EQUIVALENTS

     For purposes of the combined statement of cash flows, unrestricted cash and all highly liquid debt instruments purchased with a maturity of three months or less are considered to be cash and cash equivalents.

4.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31, 1993:

    Land...................................................................   $ 2,931,760
    Buildings and building improvements....................................    23,712,471
    Furniture and equipment................................................     2,348,942
                                                                              -----------
                                                                               28,993,173
    Less accumulated depreciation..........................................    (4,804,422)
                                                                              -----------
                                                                              $24,188,751
                                                                               ==========

5.  RELATED-PARTY TRANSACTIONS

MANAGEMENT SERVICES

     Mercer is managed by STI under a management agreement. The management agreement has a term of five years and provides for fees based on a percentage of the monthly gross receipts and a fixed fee. This

                          ACQUIRED ENTITIES OF SUNRISE
                               DECEMBER 31, 1993
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

5.  RELATED-PARTY TRANSACTIONS (CONTINUED)

agreement was terminated in June 1994 when controlling interest of Mercer was purchased by the Founders. Management fee expense for the year ended December 31, 1993 was $128,077.


LEASE COMMITMENTS

     Wilson, Glebe and Fairfield are leased to STI. All of the leases require rental payments at least equal to the total of the principal and interest payments on the underlying mortgage debt and expire at varying dates through April 1995. These leases were terminated in June 1994 when the controlling interests of the entities were purchased by the Founders.

NOTES RECEIVABLE FROM AFFILIATE

     In 1992, Glebe loaned $103,974 at an interest rate of 7% to another Sunrise controlled entity in Oakton, Virginia. The amount was fully repaid in June 1994.

6.  NOTES PAYABLE TO AFFILIATES

     Notes payable to affiliates consisted of the following at December 31, 1993:

    Mercer had two outstanding notes payable to STI at various interest rates
      from prime plus 1.5% to 12%, due 1995 through 1999......................    $522,622
    Mercer had an outstanding note payable to an affiliate, due on demand.....      32,167
                                                                                 ---------
                                                                                  $554,789
                                                                                 =========

7.  LONG-TERM DEBT


     In 1994, various mortgages and other notes payable were refinanced in conjunction with the formation of SALLP (see Note 1) and consolidated into two separate debt classes, collateralized by a blanket first mortgage on all assets of SALLP which includes the Acquired Entities of Sunrise. The GECC Mortgage is collateralized by a blanket first mortgage on all assets of SALLP. The GECC Mortgage consists of two separate debt classes. Classes (A) of $65,000,000 bears a fixed interest rate of 8.56% and is interest only until the maturity date of May 31, 2001. Class (B) of $30,000,000 bears a variable interest rate of one month LIBOR rate plus 5.75%. Class (B) is interest only until July 1, 1997 at which time principal and interest payments are due using a twenty-year amortization schedule. Effective September 30, 1996, Sunrise Assisted Living Limited Partnership is required to meet a minimum debt service coverage ratio or principal payments accelerate to the lessor of monthly net cash flow or based on net cash flows as specified in the loan documents and has a 25% participation interest payable at maturity computed at either the date of maturity, initial public offering of securities by Sunrise Assisted Living Limited Partnership or one of its affiliates, or sale of the operating assets. The terms of the loan contain certain covenants and prepayment restrictions. Additionally, the current majority stockholders must maintain a 25% interest in the Company. No contingent interest applies to 1993.



The GECC Mortgage requires Sunrise Assisted Living Limited Partnership to maintain certain restricted cash balances. These restricted cash and cash equivalent balances consist of escrows for an operating reserve of fifteen days of total Sunrise Assisted Living Limited Partnership expenses, a capital reserve of 3% of monthly revenues of Sunrise Assisted Living Limited Partnership and a real estate tax escrow.

                          ACQUIRED ENTITIES OF SUNRISE
                               DECEMBER 31, 1993
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

7.  LONG-TERM DEBT (CONTINUED)
     Principal maturities of long-term debt as of December 31, 1993, after adjusting for the refinancing, are as follows:

    1994...................................................................   $   317,835
    1995...................................................................        11,673
    1996...................................................................            --
    1997...................................................................            --
    1998...................................................................            --
    Thereafter.............................................................    29,026,637
                                                                                ---------
                                                                              $29,356,145
                                                                                =========

     A note payable with a bank was refinanced for $106,000. Interest paid during 1993 was $2,168,670.

8.  PROFIT SHARING PLAN

     The employees of Acquired Entities of Sunrise may participate in a profit sharing plan (the "Plan") under Internal Revenue Code Section 401(k) sponsored by STI. The Plan contains two elements: a salary reduction arrangement and a discretionary profit sharing plan. All full-time employees who have twelve months of employment with an affiliate are eligible to participate in the Plan. The salary reduction arrangement allows for employees to defer certain amounts of their compensation.

     The Plan provides, among other things, that the employer will contribute $0.25 for every dollar the employee contributes, up to 7% of their compensation. Employer matching contributions totaled $3,074 during 1993. No discretionary profit-sharing contribution was made during 1993.

                        [SUNRISE ASSISTED LIVING LOGO]

[PHOTO OF RESIDENT AT                      [PHOTO OF SUNRISE CO-FOUNDER
SUNRISE OF ANNAPOLIS]                      TERESA KLAASSEN VISITING WITH
                                           RESIDENTS]

                       TOP, LEFT TO RIGHT: Resident
                       relaxes in living room at
                       Sunrise of Annapolis; Sunrise
                       co-founder Teresa Klaassen
                       visits with residents.

                       CENTER, LEFT TO RIGHT: Individual
                       interests of residents are
[PHOTO OF RESIDENT]    cultivated at Sunrise; Sunrise
                       intergenerational programs
                       bring seniors and youth together.

                       BOTTOM, LEFT TO RIGHT: Sunrise
                       Assisted Living facilities in
                       California and Florida (Chanate
                       Lodge, CA (owned) and interior
                       and exterior at Sunrise of
                       Atrium, FL (owned))


                                                   [PHOTO OF INTERGENERATIONAL
                                                   PROGRAM BRINGING SENIORS AND
                                                   YOUTH TOGETHER]


[PHOTO OF EXTERIOR       [PHOTO OF INTERIOR        [PHOTO OF EXTERIOR
Of CHANATE LODGE]        OF SUNRISE OF ATRIUM]     OF SUNRISE OF ATRIUM]

- ------------------------------------------------------
- ------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                             PAGE
Prospectus Summary.........................    3
Risk Factors...............................    5
The Company and its Predecessors...........   12
Use of Proceeds............................   13
Dividend Policy............................   13
Capitalization.............................   14
Dilution...................................   15
Selected Financial Data....................   16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   18
Business...................................   27
Management.................................   41
Certain Transactions.......................   49
Principal and Selling Stockholders.........   52
Description of Capital Stock...............   54
Shares Eligible for Future Sale............   59
Underwriting...............................   60
Legal Matters..............................   62
Experts....................................   62
Change in Independent Accountants..........   62
Additional Information.....................   63
Index to Financial Statements..............  F-1


                            ------------------------

    UNTIL       , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                5,000,000 SHARES
                                [SUNRISE LOGO]
                                  COMMON STOCK
                              --------------------
                                   PROSPECTUS
                              --------------------

                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                              ALEX. BROWN & SONS
                                 INCORPORATED


                           NATWEST SECURITIES LIMITED


                                            , 1996

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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. The Company will bear all of such expenses, except that to the extent the Underwriters exercise the over-allotment option, the selling Stockholders will bear their proportionate share of the SEC registration fee and Blue Sky fees and expenses. All amounts are estimated except for the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee.

                                                                                 PAYABLE BY
                                                                                 REGISTRANT
    SEC registration fee......................................................    $37,673
    NASD filing fee...........................................................     11,425
    Nasdaq National Market entry fee..........................................       *
    Blue Sky fees and expenses................................................       *
    Accounting fees and expenses..............................................       *
    Legal fees and expenses...................................................       *
    Printing and engraving expenses...........................................       *
    Registrar and transfer agent's fees.......................................       *
    Miscellaneous fees and expenses...........................................       *
                                                                                  -------
              Total...........................................................    $  *
                                                                                  =======

- ---------------

* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law (the "Delaware Law"), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in non-derivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware Law provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for expenses the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Company's Amended and Restated Bylaws (the "Bylaws") provide for mandatory indemnification of directors and officers generally to the same extent authorized by the Delaware Law. Under the Bylaws, the Company shall advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that he or she is not entitled to indemnification. The Company has obtained directors' and officers' liability insurance.


     Prior to completion of the Offering, the Company intends to enter into separate indemnification agreements with its directors and officers. Each indemnification agreement provides for, among other things: (i) indemnification against any and all expenses, liabilities and losses (including attorneys' fees, judgments, fines, taxes, penalties and amounts paid in settlement) of any claim against an indemnified party unless it is determined, as provided in the indemnification agreement, that indemnification is not permitted under applicable law and (ii) prompt advancement of expenses to any indemnified party in connection with his or her defense against any claim.


     The Underwriting Agreement provides for indemnification by the Underwriters of the directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), under certain circumstances.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On December 19, 1994, the Company issued 100 shares of Common Stock to Paul and Teresa Klaassen (the "Founders") as part of the Company's initial capitalization. These securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

     On January 4, 1995, the Company exchanged 6,019,375 shares of Common Stock for (i) the equity interests of the Founders in the various asset partnerships and other Sunrise entities that owned or had interests in 22 facilities, (ii) 100% of the capital stock of Sunrise Terrace Inc., the Company's management subsidiary, and (iii) 100% of the capital stock of Sunrise Development Inc., the Company's development subsidiary (collectively, the "Contribution Transaction"). In connection with the Contribution Transaction, the Sunrise entities made distributions aggregating $9.6 million to, and the Company assumed $2.1 million of indebtedness of, the Founders. These securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

     On January 4, 1995, the Company issued an aggregate of 2,444,444 shares of Series A Convertible Preferred Stock to three institutional investors and certain affiliates thereof (the "Series A Investors") for $21,999,996. These securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

     On January 19, 1996, the Company issued an aggregate of 1,000,000 shares of Series B Exchangeable Preferred Stock to the Series A Investors for $10,000,000. These securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

     On March 19, 1996, the Company issued warrants covering 50,000 shares of Common Stock to a lender. The warrants have a per share exercise price equal to 85% of the initial public offering price. These securities were issued without registration under the Securities Act, in reliance upon the exemption in Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


       EXHIBIT
       NUMBER                                          DESCRIPTION
        **1        Form of Underwriting Agreement
        **3.1      Form of Restated Certificate of Incorporation of the Company
        **3.2      Form of Amended and Restated By-laws of the Company
        **4.1      Form of Common Stock certificate
        **4.2      Form of Stockholder Rights Agreement
        **5        Opinion of Hogan & Hartson L.L.P. regarding legality of shares being registered
        *10.1      Assignment and Contribution Agreement, effective as of January 4, 1995, by and between Paul and Teresa Klaassen and the Company
        *10.2      Series A and Series B Preferred Stock Purchase Agreement, dated as of December 19,
                   1994, by and between the Company and the purchasers listed therein
        *10.3      Registration Agreement, dated January 4, 1995, by and among the Company, the
                   Investors (as defined therein) and Paul and Teresa Klaassen
        *10.4      Promissory Note, dated June 8, 1994, executed by Sunrise Assisted Living Limited
                   Partnership in favor of General Electric Capital Corporation

       EXHIBIT
       NUMBER                                          DESCRIPTION
        10.4.1     Indemnity Agreement dated as of June 8, 1994 by Paul J. Klaassen and Teresa M.
                   Klaassen to and for the benefit of General Electric Capital Corporation
        10.4.2     First Loan Modification Agreement dated as of February 15, 1996 by and between
                   General Electric Capital Corporation and Sunrise Assisted Living Limited Partnership
        10.4.3     Second Loan Modification Agreement dated as of May 1, 1996 by and between General
                   Electric Capital Corporation and Sunrise Assisted Living Limited Partnership
        10.4.4     Letter Agreement dated as of May 1, 1996 by and between General Electric Capital
                   Corporation and Sunrise Assisted Living Limited Partnership
        *10.5      Credit Line Deed of Trust and Security Agreement, Assignment of Leases and Rents,
                   Fixture Filing and Financing Statement, dated as of June 8, 1994 (Arlington,
                   Bluemont Park, and Falls Church)
        *10.6      Credit Line Deed of Trust and Security Agreement, Assignment of Leases and Rents,
                   Fixture Filing and Financing Statement, dated as of June 8, 1994 (Gunston and
                   Oakton)
        *10.7      Credit Line Deed of Trust and Security Agreement, Assignment of Leases and Rents,
                   Fixture Filing and Financing Statement, dated as of June 8, 1994 (Fairfax Leasehold)
        *10.8      Credit Line Deed of Trust and Security Agreement, Assignment of Leases and Rents,
                   Fixture Filing and Financing Statement, dated as of June 8, 1994 (Warrenton)
        *10.9      Credit Line Deed of Trust and Security Agreement, Assignment of Leases and Rents,
                   Fixture Filing and Financing Statement, dated as of June 8, 1994 (Countryside and
                   Leesburg)
        *10.10     First Mortgage and Security Agreement, Assignment of Leases and Rents, Fixture
                   Filing and Financing Statement, dated as of June 8, 1994 (Boca Raton)
        *10.11     First Deed of Trust and Security Agreement, Assignment of Leases and Rents, Fixture
                   Filing and Financing Statement, dated as of June 8, 1994 (Frederick)
        *10.12     First Deed of Trust and Security Agreement, Assignment of Leases and Rents, Fixture
                   Filing and Financing Statement, dated as of June 8, 1994 (Mercer Island)
       **10.13     Stock Option Plan, as amended*
        *10.14     Stock Option Agreement, entered into, effective as of January 4, 1995, by and between the Company and David W. Faeder
        *10.15     Amended and Restated Lease Agreement and Assignment of Leasehold Right, dated June
                   6, 1994, by and among Barbara M. Volentine and Teresa M. Klaassen, the Executor of
                   the Estate of Eldon J. Merritt, Sunrise Assisted Living Limited Partnership,
                   Assisted Living Group--Fairfax Associates, and Sunrise Foundation, Inc.
        *10.16     Ground Lease, dated June 7, 1994, by and between Sunrise Assisted Living Limited
                   Partnership and Paul J. Klaassen and Teresa M. Klaassen
        *10.17     Amended and Restated Agreement of Sublease, Indemnification and Easements dated
                   February 5, 1995 by and between Assisted Living Group -- Fairfax Associates and
                   Sunrise Foundation, as amended
        *10.18     Sunrise Village House LLC Operating Agreement, dated as of April 15, 1993, by and between Paul J. Klaassen and Teresa M. Klaassen and Thomas Donohue and Elizabeth
                   Donohue, as amended
        *10.19     Letter Agreement, dated January 4, 1995, from Paul J. Klaassen and Teresa M.
                   Klaassen to the Series A Preferred Stockholders regarding cash distributions from
                   Sunrise Retirement Investments, Inc., Sunrise Terrace of Gunston, Inc., Sunrise
                   Terrace of Countryside, Inc. and Sunrise Atrium, Inc.
        *10.20     Loan Agreement, dated as of March 19, 1996, between the Company and Creditanstalt-
                   Bankverein
        *10.21     Warrant Agreement, dated as of March 19, 1996, between the Company and
                   Creditanstalt-Bankverein
         10.22     Commitment Letter for $80,000,000 syndicated line of credit for Construction/Interim
                   Loans from NationsBank, N.A. to an entity to be formed by Sunrise Assisted Living,
                   Inc.
         16        Letter re change in Certifying Accountant
       **21        Subsidiaries of the Company
         23.1      Consent of Ernst & Young LLP
         23.2      Consent of Hoffman, Morrison & Fitzgerald P.C.

       EXHIBIT
       NUMBER                                          DESCRIPTION
       **23.3      Consent of Hogan & Hartson L.L.P. (included in Exhibit 5)
        *24        Power of attorney from officers and directors of the Company signing by an attorney in fact (included on Signature Page)
         27        Financial Data Schedule


- ---------------

 * Previously filed.



** To be filed by amendment.


     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Company hereby further undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia, on the 7th day of May, 1996.


                                          SUNRISE ASSISTED LIVING, INC.


                                          By                  *

                                            ------------------------------------
                                             Paul J. Klaassen
                                            Chairman of the Board of Directors,
                                             President
                                            and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 7, 1996 by the following persons in the capacities indicated.



            SIGNATURES                                        TITLE
                 *
- -----------------------------------
         PAUL J. KLAASSEN            Chairman of the Board of Directors, President and Chief
                                     Executive Officer (Principal Executive Officer)

- -----------------------------------
        TERESA M. KLAASSEN           Executive Vice President and Director

     /s/       DAVID W. FAEDER
- -----------------------------------
          DAVID W. FAEDER            Executive Vice President, Chief Financial Officer and
                                     Director (Principal Financial Officer)

     /s/        LARRY E. HULSE
- -----------------------------------
          LARRY E. HULSE             Controller (Principal Accounting Officer)

                 *
- -----------------------------------
       RONALD V. APRAHAMIAN          Director

                 *
- -----------------------------------
         THOMAS J. DONOHUE           Director

                 *
- -----------------------------------
        RICHARD A. DOPPELT           Director

                 *
- -----------------------------------
          SCOTT F. MEADOW            Director

                 *
- -----------------------------------
          DARCY J. MOORE             Director


- ---------------


* David W. Faeder, by signing his name hereto, does sign this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.



     /s/       DAVID W. FAEDER
- -----------------------------------
         ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT                                                                             SEQUENTIALLY
NUMBER                                  DESCRIPTION                                NUMBERED PAGE
 **1       Form of Underwriting Agreement.......................................
 **3.1     Form of Restated Certificate of Incorporation of the Company.........
 **3.2     Form of Amended and Restated By-laws of the Company..................
 **4.1     Form of Common Stock certificate.....................................
 **4.2     Form of Stockholder Rights Agreement.................................
 **5       Opinion of Hogan & Hartson L.L.P. regarding legality of shares being registered...........................................................
 *10.1     Assignment and Contribution Agreement, effective as of January 4,
           1995, by and between Paul and Teresa Klaassen and the Company........
 *10.2     Series A and Series B Preferred Stock Purchase Agreement, dated as of
           December 19, 1994, by and between the Company and the purchasers listed therein.......................................................
 *10.3     Registration Agreement, dated January 4, 1995, by and among the
           Company, the Investors (as defined therein) and Paul and Teresa
           Klaassen.............................................................
 *10.4     Promissory Note, dated June 8, 1994, executed by Sunrise Assisted
           Living Limited Partnership in favor of General Electric Capital
           Corporation..........................................................
 10.4.1    Indemnity Agreement dated as of June 8, 1994 by Paul J. Klaassen and
           Teresa M. Klaassen to and for the benefit of General Electric Capital
           Corporation..........................................................
 10.4.2    First Loan Modification Agreement dated as of February 15, 1996 by and between General Electric Capital Corporation and Sunrise Assisted
           Living Limited Partnership...........................................
 10.4.3    Second Loan Modification Agreement dated as of May 1, 1996 by and between General Electric Capital Corporation and Sunrise Assisted
           Living Limited Partnership...........................................
 10.4.4    Letter Agreement dated as of May 1, 1996 by and between General
           Electric Capital Corporation and Sunrise Assisted Living Limited
           Partnership..........................................................
 *10.5     Credit Line Deed of Trust and Security Agreement, Assignment of
           Leases and Rents, Fixture Filing and Financing Statement, dated as of
           June 8, 1994 (Arlington, Bluemont Park, and Falls Church)............
 *10.6     Credit Line Deed of Trust and Security Agreement, Assignment of
           Leases and Rents, Fixture Filing and Financing Statement, dated as of
           June 8, 1994 (Gunston and Oakton)....................................
 *10.7     Credit Line Deed of Trust and Security Agreement, Assignment of
           Leases and Rents, Fixture Filing and Financing Statement, dated as of
           June 8, 1994 (Fairfax Leasehold).....................................
 *10.8     Credit Line Deed of Trust and Security Agreement, Assignment of
           Leases and Rents, Fixture Filing and Financing Statement, dated as of
           June 8, 1994 (Warrenton).............................................
 *10.9     Credit Line Deed of Trust and Security Agreement, Assignment of
           Leases and Rents, Fixture Filing and Financing Statement, dated as of
           June 8, 1994 (Countryside and Leesburg)..............................
 *10.10    First Mortgage and Security Agreement, Assignment of Leases and
           Rents, Fixture Filing and Financing Statement, dated as of June 8,
           1994 (Boca Raton)....................................................
 *10.11    First Deed of Trust and Security Agreement, Assignment of Leases and
           Rents, Fixture Filing and Financing Statement, dated as of June 8,
           1994 (Frederick).....................................................
 *10.12    First Deed of Trust and Security Agreement, Assignment of Leases and
           Rents, Fixture Filing and Financing Statement, dated as of June 8,
           1994 (Mercer Island).................................................
**10.13    Stock Option Plan, as amended*.......................................

EXHIBIT                                                                             SEQUENTIALLY
NUMBER                                  DESCRIPTION                                NUMBERED PAGE
 *10.14    Stock Option Agreement, entered into, effective as of January 4,
           1995, by and between the Company and David W. Faeder.................
 *10.15    Amended and Restated Lease Agreement and Assignment of Leasehold
           Right, dated June 6, 1994, by and among Barbara M. Volentine and
           Teresa M. Klaassen, the Executor of the Estate of Eldon J. Merritt,
           Sunrise Assisted Living Limited Partnership, Assisted Living
           Group--Fairfax Associates, and Sunrise Foundation, Inc...............
 *10.16    Ground Lease, dated June 7, 1994, by and between Sunrise Assisted
           Living Limited Partnership and Paul J. Klaassen and Teresa M.
           Klaassen.............................................................
 *10.17    Amended and Restated Agreement of Sublease, Indemnification and
           Easements dated February 5, 1995 by and between Assisted Living
           Group -- Fairfax Associates and Sunrise Foundation, as amended.......
 *10.18    Sunrise Village House LLC Operating Agreement, dated as of April 15,
           1993, by and between Paul J. Klaassen and Teresa M. Klaassen and
           Thomas Donohue and Elizabeth Donohue, as amended.....................
 *10.19    Letter Agreement, dated January 4, 1995, from Paul J. Klaassen and
           Teresa M. Klaassen to the Series A Preferred Stockholders regarding cash distributions from Sunrise Retirement Investments, Inc., Sunrise
           Terrace of Gunston, Inc., Sunrise Terrace of Countryside, Inc. and
           Sunrise Atrium, Inc..................................................
 *10.20    Loan Agreement, dated as of March 19, 1996, between the Company and
           Creditanstalt-Bankverein.............................................
 *10.21    Warrant Agreement, dated as of March 19, 1996, between the Company and Creditanstalt-Bankverein.........................................
  10.22    Commitment Letter for $80,000,000 syndicated line of credit for
           Construction/ Interim Loans from NationsBank, N.A. to an entity to be formed by Sunrise Assisted Living, Inc...............................
  16       Letter re change in Certifying Accountant............................
**21       Subsidiaries of the Company..........................................
  23.1     Consent of Ernst & Young LLP.........................................
  23.2     Consent of Hoffman, Morrison & Fitzgerald P.C........................
**23.3     Consent of Hogan & Hartson L.L.P. (included in Exhibit 5)............
 *24       Power of attorney from officers and directors of the Company signing by an attorney in fact (included on Signature Page)..................
  27       Financial Data Schedule..............................................


- ---------------

 * Previously filed.



** To be filed by amendment.